     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         ------------------------------

                            GENERAL ELECTRIC COMPANY
             (Exact name of registrant as specified in its charter)

                         ------------------------------

               NEW YORK                                  3724                                 14-0689340
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                Identification Number)

                              3135 EASTON TURNPIKE
                       FAIRFIELD, CONNECTICUT 06431-0001
                                 (203) 373-2243
   (Address and telephone number of registrant's principal executive offices)

                               ROBERT E. HEALING
                              3135 EASTON TURNPIKE
                       FAIRFIELD, CONNECTICUT 06431-0001
                                 (203) 373-2243
           (Name, address, and telephone number of agent for service)

                         ------------------------------

                                   COPIES TO:

                 STEVEN R. SHOEMATE, ESQ.                                      STEVEN SUTHERLAND, ESQ.
                GIBSON, DUNN & CRUTCHER LLP                                        SIDLEY & AUSTIN
                      200 PARK AVENUE                                              BANK ONE PLAZA
               NEW YORK, NEW YORK 10166-0193                                    10 S. DEARBORN STREET
                      (212) 351-4000                                           CHICAGO, ILLINOIS 60603
                                                                                   (312) 853-7000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of Topaz Merger Corp., a wholly-owned subsidiary of the Registrant, with and into Lunar Corporation, as described herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED             PROPOSED
                                                AMOUNT               MAXIMUM              MAXIMUM             AMOUNT OF
         TITLE OF EACH CLASS OF                  TO BE           OFFERING PRICE          AGGREGATE          REGISTRATION
      SECURITIES TO BE REGISTERED             REGISTERED            PER UNIT         OFFERING PRICE(2)         FEE(3)
Common Stock, $.06 par value............          (1)            Not Applicable        $166,679,231          $44,004(3)

(1) Omitted in reliance on Rule 457(o).

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f)(1) thereunder on the basis of the market value of the Lunar common stock to be exchanged in the Merger, which was computed in accordance with 457(c), as the product of (i) $16.46875 (the average of the high and low prices per share of Lunar common stock on June 21, 2000 as reported by the Nasdaq National Market) and
    (ii) 10,120,940, the aggregate number of shares of Lunar common stock outstanding on June 21, 2000 and issuable pursuant to outstanding stock options.

(3) Pursuant to Rule 457(b), the registration fee has been reduced by the $33,273 paid on June 19, 2000 upon the filing under the Securities Exchange Act of 1934 of preliminary copies of Lunar's proxy materials included herein. Therefore, the registration fee payable upon the filing of this Registration Statement is $10,731.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               LUNAR CORPORATION
                          PRELIMINARY PROXY MATERIALS

              LUNAR CORPORATION                          GENERAL ELECTRIC COMPANY
       SPECIAL MEETING OF SHAREHOLDERS                          PROSPECTUS
               MERGER PROPOSED
         YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

    The Lunar board of directors is soliciting your proxy and seeking your approval of Lunar's merger with General Electric Company which will result in:

    - Lunar becoming a wholly-owned subsidiary of GE; and

    - each outstanding share of Lunar common stock being converted into the right to receive $17.00 payable in shares of GE common stock based on the average of the daily volume-weighted trading prices of GE common stock on the NYSE for the ten consecutive trading day period ending five calendar days prior to the closing of the merger.

    On June 2, 2000, there were 8,713,755 shares of Lunar common stock outstanding and 1,407,185 shares of Lunar common stock issuable upon the exercise of outstanding stock options.

    The shares of Lunar common stock trade on the Nasdaq National Market under the symbol "LUNR." The shares of GE common stock are principally listed on the New York Stock Exchange under the symbol "GE."

                            Richard B. Mazess, Ph.D.
                Chairman, President and Chief Executive Officer

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF GE COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This proxy statement/prospectus is dated [DATE], 2000 and is first being mailed to shareholders of Lunar on or about [DATE], 2000.

                               LUNAR CORPORATION
                          PRELIMINARY PROXY MATERIALS

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 8, 2000

                                                                          , 2000

To our shareholders:

    A special meeting of shareholders of Lunar Corporation, a Wisconsin corporation, will be held at Lunar's executive offices located at 726 Heartland Trail, Madison, Wisconsin 53717, on August 8, 2000 at 9:00 a.m., local time, for the purpose of voting on the following proposals:

         1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 2, 2000, by and among Lunar, General Electric Company, a New York corporation, and Topaz Merger Corp., a wholly-owned Wisconsin subsidiary of GE, that provides for, among other things, a merger that will result in Lunar becoming a wholly-owned subsidiary of GE and Lunar shareholders becoming GE stockholders. In the merger, each share of Lunar common stock will be converted into the right to receive $17.00 payable in shares of GE common stock based on the average of the daily volume-weighted trading prices of GE common stock on the NYSE for the ten consecutive trading day period ending five calendar days prior to the closing of the merger, plus cash in lieu of fractional shares.

         2. To consider and vote upon any other matters properly presented for action at the special meeting, including the postponement and adjournment of the special meeting in order to solicit additional votes to approve the merger agreement if the secretary of the special meeting determines that there are not sufficient votes to approve the merger agreement.

    The close of business on June 23, 2000 has been fixed as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Therefore, only shareholders of record on June 23, 2000 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

                       By Order of the Board of Directors
                            Richard B. Mazess, Ph.D.
                Chairman, President and Chief Executive Officer

    The accompanying proxy statement/prospectus describes the terms and conditions of the merger agreement and includes, as Annex A, the complete text of the merger agreement. We urge you to read the enclosed materials carefully for a complete description of the merger. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, which requires no postage if mailed in the United States. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARDS AT THIS TIME. Do not send in your stock certificates until you receive a letter of transmittal.

    The merger agreement must be approved by the holders of a majority of the outstanding shares of Lunar common stock. YOUR VOTE IS VERY IMPORTANT. We urge you to review the enclosed materials and return your proxy card promptly. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1
REFERENCES TO ADDITIONAL INFORMATION........................      3
SUMMARY.....................................................      4
  The Companies.............................................      4
  What You Will Receive in the Merger.......................      5
  The Special Meeting.......................................      5
  Shareholder Agreement.....................................      5
  Lunar's Reasons for the Merger............................      5
  Interests of Certain Persons in the Merger................      6
  Regulatory Approvals......................................      6
  Conditions to the Merger..................................      7
  Termination of the Merger Agreement.......................      7
  Termination Fees..........................................      7
  No Solicitation of Competing Transactions.................      7
  Stock Option Agreement....................................      7
  Appraisal Rights..........................................      8
  Material United States Federal Income Tax Consequences....      8
  Comparison of Rights of Lunar Shareholders and GE
    Stockholders............................................      8
  Forward-Looking Statements May Prove Inaccurate...........      8
  Summary Selected Financial Data...........................     10
  Selected Historical Financial Data of Lunar...............     11
  Selected Historical Financial Data of GE..................     12
  Significant Factors Affecting Operating Results...........     12
  Comparative Per Share Data................................     13
  Comparative Market Price Data.............................     14
THE SPECIAL MEETING.........................................     16
  General...................................................     16
  Purpose of the Special Meeting............................     16
  Recommendation of the Lunar Board.........................     16
  Required Vote.............................................     16
  Record Date...............................................     16
  Quorum....................................................     17
  Proxies...................................................     17
  Revocation................................................     17
  Solicitation of Proxies...................................     18
THE MERGER..................................................     19
  General...................................................     19
  Background of the Merger..................................     19
  Recommendation of the Lunar Board of Directors, Reasons
    for the Merger..........................................     21
  Opinion of Donaldson, Lufkin & Jenrette Securities
    Corporation.............................................     22
  Interests of Certain Persons in the Merger; Conflicts of
    Interest................................................     27
  Procedures for Exchange of Lunar Common Stock
    Certificates............................................     29
  Anticipated Accounting Treatment..........................     30
  Changes in Stock Rights...................................     30
  Forward-Looking Statements May Prove Inaccurate...........     30
  Material United States Federal Income Tax Consequences....     31
  Appraisal Rights..........................................     32

                                                                PAGE
                                                              --------
THE MERGER AGREEMENT........................................     33
  Form of the Merger........................................     33
  Merger Consideration......................................     33
  Effective Time............................................     34
  Representations and Warranties............................     34
  Covenants and Agreements..................................     36
  Conditions Precedent to the Merger........................     38
  Termination of the Merger Agreement.......................     39
  Amendment; Waiver.........................................     42
THE STOCK OPTION AGREEMENT..................................     43
  Exercisability............................................     43
  Put Right.................................................     44
  Repurchase Right..........................................     44
  Registration Rights.......................................     44
  Termination...............................................     44
  Maximum Amount Realizable by GE...........................     44
  Effect of the Stock Option Agreement......................     45
THE SHAREHOLDER AGREEMENT...................................     46
  Shares Subject to the Shareholder Agreement...............     46
  Covenants.................................................     46
  Liquidated Damages........................................     47
  Termination...............................................     47
REGULATORY MATTERS..........................................     48
SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS..................     48
COMPARISON OF RIGHTS OF LUNAR SHAREHOLDERS AND GE
  STOCKHOLDERS..............................................     49
  Authorized Capital Stock..................................     49
  Shareholder Voting Rights.................................     49
  Special Meetings of Shareholders; Consent to Actions of
    Shareholders in Lieu of Meeting.........................     50
  Business Combinations.....................................     51
  Business Conducted at Shareholders' Meetings..............     52
  Dividends.................................................     52
  Dissenters' Appraisal Rights..............................     53
  Warrants or Options.......................................     53
  Number and Term of Directors..............................     53
  Election of Directors.....................................     54
  Classification of the Board of Directors..................     54
  Removal of Directors......................................     54
  Statutory Shareholder Liability...........................     55
  Indemnification...........................................     55
  Transactions with Interested Directors....................     56
DESCRIPTION OF GE'S CAPITAL STOCK...........................     57
LEGAL MATTERS...............................................     57
EXPERTS.....................................................     57
WHERE YOU CAN FIND MORE INFORMATION.........................     58

ANNEX A                 AGREEMENT AND PLAN OF MERGER................................    A-1
ANNEX B                 OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES
                          CORPORATION...............................................    B-1
ANNEX C                 STOCK OPTION AGREEMENT......................................    C-1
ANNEX D                 SHAREHOLDER AGREEMENT.......................................    D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.  WHAT IS THE PROPOSED TRANSACTION FOR WHICH I AM BEING ASKED TO VOTE?

A. Lunar proposes to be acquired by GE pursuant to the terms of a merger agreement. In the merger, Topaz Merger Corp., a wholly-owned subsidiary of GE, will merge into Lunar with Lunar surviving the merger. As a result, Lunar will become a wholly-owned subsidiary of GE.

Q.  WHAT EFFECT WILL THE MERGER HAVE ON MY LUNAR SHARES?

A. Each share of your Lunar common stock will be exchanged for a fraction of a share of GE common stock having a market value of approximately $17.00, plus cash in lieu of fractional shares. The actual number of GE shares that you receive will be determined based on the average of the daily volume-weighted trading prices of GE common stock on the NYSE for the 10 consecutive trading-day period ending five calendar days prior to the closing of the merger.

For example, if the average per share price of GE stock for the valuation period
were $      (which was the closing price of GE common stock on       , 2000) a
Lunar shareholder holding 100 shares of Lunar common stock would receive
shares of GE common stock, plus $      in cash instead of fractional shares.

Q.  HOW WILL SHAREHOLDERS KNOW WHAT THE ACTUAL EXCHANGE RATIO IS?

A. We will issue a press release prior to the special meeting that will disclose the exchange ratio assuming that the closing of the merger occurs on the same day as the shareholders meeting. If the closing of the merger is delayed for any reason, then the exchange ratio could change. The exchange ratio is the fraction of a share of GE common stock that you would receive in the merger for each share of Lunar common stock you own. Additionally, you can call
(800) 250-7979 to receive information about the exchange ratio as of the week of your call.

Q. WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER ON LUNAR SHAREHOLDERS?

A. The consummation of the merger is conditioned upon the receipt by GE and Lunar of legal opinions from their respective tax counsel to the effect that the merger will qualify as a tax-free reorganization under the Internal Revenue Code. Assuming that the Merger so qualifies, you will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of your Lunar shares for GE shares in the merger except for any gain or loss attributable to cash received instead of fractional GE shares. The tax consequences to you of the transaction will depend on your particular facts and circumstances. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q.  AM I ENTITLED TO APPRAISAL RIGHTS?

A. No. Under Wisconsin law, which governs Lunar and the rights of Lunar shareholders in the merger, you are not entitled to appraisal rights.

Q.  WHEN AND WHERE IS THE SPECIAL MEETING?

A. The Lunar special meeting is scheduled to take place on August 8, 2000 at 9:00 a.m., local time, at Lunar's executive offices located at 726 Heartland Trail, Madison, Wisconsin 53717.

Q.  WHAT WILL I VOTE ON AT THE SPECIAL MEETING?

A. At the special meeting you will be asked to vote to approve the merger agreement and the merger.

Q.  WHAT VOTE IS REQUIRED FOR APPROVAL?

A. The merger agreement and the merger must be approved by a majority of the outstanding shares of Lunar common stock.

Q.  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We expect to complete the merger promptly after we receive the Lunar shareholder approval at the special meeting and after we receive all necessary regulatory approvals.

Q.  WHAT DO I NEED TO DO NOW?

A. After carefully reading and considering the information contained in this document, please fill out and sign the proxy card, and then mail your signed proxy card in the enclosed envelope as soon as possible so that your shares may be voted at the special meeting. Your proxy card will instruct the persons named on the card to vote your shares at the special meeting as you direct on the card. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted FOR the adoption of the merger agreement. If you do not vote or you abstain, the effect will be a vote against the merger. YOUR VOTE IS VERY IMPORTANT.

Q.  MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. You may change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can send a written notice stating that you want to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to:

Lunar Corporation
726 Heartland Trail
Madison, Wisconsin 53717-1915
Attention: Corporate Secretary

Third, you can attend the Lunar special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q.  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, you will receive written instructions for exchanging your stock certificates.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will only vote your shares if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares. You cannot vote shares held in "street name" by returning a proxy card to us.

Q.  WHAT DOES LUNAR'S BOARD OF DIRECTORS RECOMMEND?

A. Lunar's board of directors has determined that the proposed merger is advisable and fair to and in the best interests of Lunar and its shareholders and unanimously recommends that you vote FOR the proposal to approve the merger agreement and the merger.

                      REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates important business and financial information about our companies from documents we have filed with the Securities and Exchange Commission but have not included or delivered with this document. If you call or write us, we will send you these documents, excluding exhibits, without charge. You can contact us at:

General Electric Company               Lunar Corporation
3135 Easton Turnpike                   726 Heartland Trail
Fairfield, Connecticut 06431-0001      Madison, Wisconsin 53717-1915
Attention: GE Corporate Investor       Attention: Corporate Secretary
  Communications
(203) 373-2816                         (608) 828-2663

    PLEASE REQUEST DOCUMENTS FROM EITHER COMPANY NOT LATER THAN AUGUST 1, 2000. IF YOU REQUEST ANY DOCUMENTS, WE WILL MAIL THE DOCUMENTS TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, BY THE NEXT BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

    See "Where You Can Find More Information" on page 58 for more information about the documents referred to in this document.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE
58. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO MORE COMPLETE DESCRIPTIONS OF THE TOPICS PRESENTED IN THIS SUMMARY.

    THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER. THE EXACT LANGUAGE OF THE MERGER AGREEMENT WILL PREVAIL OVER THE MORE GENERAL, ABBREVIATED DESCRIPTION IN THIS PROXY STATEMENT/PROSPECTUS.

THE COMPANIES
LUNAR CORPORATION
726 Heartland Trail
Madison, Wisconsin, 53717-1915
(800) 445-8627

    Lunar is a leading developer and manufacturer of innovative technology for the assessment of osteoporosis and metabolic bone disease and orthopedic surgery. Lunar's technology includes x-ray and ultrasound bone densitometers for the diagnosis and monitoring of osteoporosis and other metabolic bone diseases. These diseases are generally associated with aging and characterized by excessive loss of bone mineral, resulting in decreased bone density over time.

    Lunar also develops and sells medical imaging equipment used by orthopedists and radiologists for imaging extremities. Lunar's diagnostic products include x-ray densitometry systems, ultrasound densitometry systems, orthopedic imaging systems, magnetic resonance imaging systems and fluoroscopic c-arm imaging systems. Lunar's products are sold to hospitals, clinics and pharmaceutical companies active in the field of bone mineral metabolism and orthopedic clinics.

GENERAL ELECTRIC COMPANY
3135 Easton Turnpike
Fairfield, Connecticut 06431-0001
(203) 373-2211

    GE is one of the world's largest and most diversified industrial corporations. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies or services that have broadened considerably the scope of its activities.

    GE's products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds.

    GE's services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides cable programming and distribution services. Through another affiliate, General Electric Capital Services, Inc., GE offers a broad array of financial and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, specialty insurance and reinsurance, and satellite communications.

TOPAZ MERGER CORP.
3135 Easton Turnpike
Fairfield, Connecticut 06431-0001
(203) 373-2211

    Topaz Merger Corp. is a company formed by GE on May 25, 2000 solely for use in the merger.

WHAT YOU WILL RECEIVE IN THE MERGER
(PAGE 33)

    If the merger is completed, for each share of Lunar common stock you own immediately prior to the merger, you will be entitled to approximately $17.00 worth of GE common stock. You will receive cash instead of fractional shares of GE common stock. The number of shares of GE common stock to which you will be entitled for each Lunar share will be determined by dividing $17.00 by the average of the daily volume-weighted sales prices per share of GE common stock on the NYSE for the 10 consecutive trading days ending on the trading day which is five calendar days prior to the date on which the merger occurs and then rounding to the nearest thousandth. The price of GE common stock at the time of completion of the merger may be higher or lower than the average GE price on which the merger exchange ratio is based. As a result, the value of the shares of GE common stock to which you become entitled on the date the merger closes may be more or less than $17.00 per share of Lunar common stock.

    EXAMPLE: If you own 100 shares of Lunar common stock when the merger is consummated and if the average GE price on which the exchange ratio is based
    is $      (using the closing price of GE common stock on             , 2000
    for purposes of this example), then after the merger you would be entitled
    to receive       shares of GE common stock, plus $      in cash instead of
    fractional shares.

    You may call, toll-free, (800) 250-7979 for information concerning the estimated number of shares of GE common stock that will be issued in exchange for your Lunar common stock as of the week you call.

THE SPECIAL MEETING
(PAGE 16)

    At the special meeting, the holders of Lunar common stock will be asked to approve and adopt the merger agreement. The close of business on June 23, 2000 is the record date for determining if you are entitled to vote at the special meeting. On that date, there were approximately 8,725,705 shares of Lunar common stock outstanding. Each share of Lunar common stock is entitled to one vote at the special meeting. A majority of the outstanding shares is required to approve and adopt the merger agreement. On the record date, directors and executive officers of Lunar owned and had the right to vote 3,309,394 shares of Lunar common stock (approximately 38% of the shares of Lunar common stock then outstanding). Richard B. Mazess, Ph.D. and his spouse have agreed to cause 2,854,845 shares owned or controlled by them to be voted in favor of the merger.

SHAREHOLDER AGREEMENT
(PAGE 46)

    To induce GE to enter into the merger agreement, Dr. Mazess and his spouse entered into a shareholder agreement with GE. They have agreed, without any additional consideration being paid to them, to vote 2,854,845 shares of Lunar common stock owned by them, which represent approximately 33% of the outstanding shares of Lunar common stock, in favor of the merger.

LUNAR'S REASONS FOR THE MERGER
(PAGE 21)

    The Lunar board has approved the merger agreement and recommends that you vote to approve and adopt the merger agreement and to approve the merger. The Lunar board believes that the merger is in the best interests of Lunar and its shareholders. In reaching its decision, the Lunar board considered a number of factors, including the following (to which no relative weights were assigned):

- the strategic and other benefits of the merger including the complementary product lines between the businesses of Lunar and GE Medical Systems and the access that Lunar will have to the substantial resources of GE Medical Systems and its distribution channels to enhance the growth and profitability of Lunar's business;

- information and presentations with respect to the financial condition, results of operations and prospects for Lunar and the combined companies, on both a historical and prospective basis;

- current industry, economic, market and other conditions, including the strategic alternatives available to Lunar;

- the presentations from and discussions with Donaldson, Lufkin & Jenrette Securities Corporation or DLJ, Lunar's financial advisor, and the opinion of DLJ (a copy of which is attached as Annex B to this proxy statement/ prospectus) that as of the date thereof and based on and subject to the assumptions, limitations and qualifications included in the written opinion, the consideration to be received by the shareholders of Lunar pursuant to the merger agreement was fair to such shareholders from a financial point of view;

- the structure of the merger, which is intended to permit Lunar shareholders to exchange their Lunar common stock for GE common stock on a tax-free basis, except to the extent they receive cash for fractional interests;

- the trading prices of Lunar common stock and the trading volume of Lunar common stock compared to the trading volume of GE common stock and the additional possibility for increased liquidity represented thereby;

- the opportunity for Lunar shareholders to become shareholders of GE, which the Lunar board views as a large, diversified and well managed company;

- the relative certainty of receiving consideration valued at $17.00 per share of Lunar common stock, regardless of stock market fluctuations prior to the closing of the merger;

- the terms and conditions of the merger agreement and the merger; and

- the interests of constituencies other than the Lunar shareholders, such as employees, customers and suppliers.

    To review Lunar's reasons for the merger in greater detail, see "The Merger--Recommendation of the Lunar Board of Directors; Reasons for the Merger" on page 21.

INTERESTS OF CERTAIN PERSONS IN THE MERGER
(PAGE 27)

    In considering the recommendation of the Lunar board regarding the merger, you should be aware of the interests which executive officers and directors of Lunar have in the merger that are different from your interests as shareholders.

    On June 2, 2000, an aggregate of approximately 566,500 shares of Lunar common stock were subject to options granted to executive officers and directors of Lunar under the Amended and Restated Stock Option Plan.

    After consultation with GE, Lunar agreed to enter into retention agreements, to be effective only if the merger is consummated, with four executive officers of Lunar. These agreements provide for bonuses of 50% of the employee's salary to be paid to the employee if the employee continues to be employed full-time by Lunar or GE Medical Systems for one year after the closing of the merger, and another bonus of 50% to be paid to the employee if the employee continues to be so employed two years after the closing of the merger.

    The Lunar board recognized all the interests described above and concluded that these interests did not detract from the fairness of the merger to the holders of Lunar common stock who are not executive officers or directors of Lunar. Please refer to page 28 for more information concerning the retention agreements and other arrangements for Lunar's executive officers and directors.

REGULATORY APPROVALS
(PAGE 48)

    In order to complete the merger, we must obtain the approval of federal and foreign regulatory authorities. We have filed, or soon will file, all of the required applications or notices with these regulatory authorities. The initial filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 were made effective June 20, 2000. As of the date of this proxy statement/prospectus, we have not yet received all of the required approvals. Although we expect to obtain the necessary approvals, we cannot be certain we will obtain them.

CONDITIONS TO THE MERGER
(PAGE 38)

    GE and Lunar will not complete the merger unless a number of conditions are satisfied or waived by them, the most significant of which are:

- the holders of a majority of the shares of Lunar common stock must approve and adopt the merger agreement and the merger;

- the GE registration statement with respect to the GE common stock to be issued to Lunar shareholders must be declared effective by the SEC and all necessary authorizations imposed by state securities laws must have been received;

- the parties must have received legal opinions from their respective tax counsel to the effect that the merger will qualify as a tax-free reorganization under the Internal Revenue Code, and that each of GE, Lunar and Topaz Merger Corp. will be parties to that reorganization within the meaning of the Internal Revenue Code;

- there must be no law, injunction or order that prohibits the merger;

- the representations and warranties of each of GE and Lunar contained in the merger agreement must be true and correct in all material respects as of the time given and as of the closing; and

- there must have been no material adverse change with respect to Lunar.

    The party entitled to the benefit of some of these conditions may waive these conditions.

TERMINATION OF THE MERGER AGREEMENT
(PAGE 39)

    Lunar and GE can agree at any time to terminate the merger agreement without completing the merger, and the merger agreement may be terminated by either party if any of the following events occur:

- the other party materially breaches any of its representations, warranties or obligations under the merger agreement and does not cure the breach within five business days after receiving notice of the breach;

- the merger is not completed by March 31, 2001;

- a court or other governmental authority permanently prohibits the merger;

- the holders of Lunar common stock do not approve the merger agreement; or

- Lunar enters into an agreement to effect a more favorable business combination (subject to various conditions).

    In addition, GE may terminate the merger agreement if the Lunar board changes its recommendation in favor of the merger, recommends in favor of a business combination other than the merger with GE or fails to recommend against the acceptance of any tender offer or exchange offer for Lunar common stock.

TERMINATION FEES
(PAGE 40)

    To compensate GE if the merger is not consummated, the merger agreement provides for termination fees plus expenses under a variety of circumstances. Such fees shall not exceed a total of $6.5 million, including amounts received by GE pursuant to the stock option agreement between GE and Lunar in connection with Lunar's completion of a transaction with a party other than GE.

NO SOLICITATION OF COMPETING TRANSACTIONS
(PAGE 36)

    The merger agreement imposes conditions on Lunar's ability to solicit, encourage or participate in discussions with respect to any alternative acquisition transactions with third parties beyond what is required by the Lunar board's fiduciary duties. Lunar must promptly notify GE if it receives offers or proposals for any such alternative transactions.

STOCK OPTION AGREEMENT
(PAGE 43)

    Also as a condition to GE's entering into the merger agreement, GE and Lunar entered into a stock option agreement, whereby Lunar has granted to GE an option to purchase up to 2,014,067 shares (approximately 19.9% of Lunar's outstanding shares of common stock) of Lunar common stock at an exercise price of $17.00 per share, payable in cash. The option becomes exercisable by GE only if specified events occur. The stock option agreement and the termination fees may discourage persons from making a competing offer for Lunar common stock.

APPRAISAL RIGHTS
(PAGE 32)

    Under Wisconsin law, Lunar shareholders have no right to an appraisal of the value of their shares of Lunar common stock in connection with the merger. This is because the Lunar shares are listed on the Nasdaq National Market System.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
(PAGE 31)

    The consummation of the Merger is conditioned upon the receipt by Lunar and GE of legal opinions from their respective tax counsel, to the effect that the merger will constitute a reorganization for federal income tax purposes. Accordingly, among other things, no gain or loss will be recognized by the shareholders of Lunar on the exchange of their shares of Lunar common stock for shares of GE common stock pursuant to the merger, except to the extent of any gain or loss attributable to cash received instead of fractional shares of GE stock.

    The tax consequences of the merger to you will depend on your particular facts and circumstances. We urge you to consult your tax advisor to understand fully the tax consequences of the merger to you. See "The Merger--Material United States Federal Income Tax Consequences" on page 31.

COMPARISON OF RIGHTS OF LUNAR SHAREHOLDERS AND GE STOCKHOLDERS
(PAGE 49)

    After the merger, Lunar shareholders will become GE stockholders and their rights as stockholders will be governed by the certificate of incorporation and bylaws of GE and the New York corporate law. There are a number of differences between the articles of incorporation and bylaws of GE and the New York corporate law and the certificate of incorporation and bylaws of Lunar and the Wisconsin corporate law. These differences are discussed under "Comparison of Rights of Lunar Shareholders and GE Stockholders."

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
(PAGE 30)

    GE and Lunar have made forward-looking statements in this document and in documents to which we have referred you. These statements are subject to risks and uncertainties, and we cannot assure you that these statements will prove to be correct. Forward-looking statements include assumptions as to how GE and Lunar may perform in the future. You will find many of these statements in the following sections:

- "The Merger--Recommendation of the Lunar Board of Directors; Reasons for the Merger" on page 21; and

- "The Merger--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation" on page 22.

    Also, when we use words like "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For those statements, GE and Lunar claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future results of GE and Lunar and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include:

- the ability to timely and fully realize the expected cost savings and revenues;

- material adverse changes in economic conditions and in the markets served by GE and Lunar;

- regulatory, legal, economic and other changes in the healthcare industry generally;

- a significant delay in the expected completion of the merger;

- competitive pressures;

- GE's and Lunar's ability to attract and retain key personnel;

- changes in the financial condition of major Lunar customers;

- variability of quarterly results;

- uncertainty of entrance into new markets; and

- integration of the acquired business.

                        SUMMARY SELECTED FINANCIAL DATA

    Lunar and GE are providing the following financial information to help you in your analysis of the financial aspects of the merger. The annual selected historical financial data presented below have been derived from the audited consolidated financial statements of each company. The interim selected historical financial data presented below have been derived from the unaudited consolidated financial statements of each company. As this information is only a summary, you should read it in conjunction with the historical financial statements and related notes of GE contained in the annual reports and other information that GE has filed with the SEC. See "Where You Can Find More Information" on page 58. You should also read this in conjunction with the historical financial statements and related notes of Lunar contained in the annual reports and other information that Lunar has filed with the SEC.

    Lunar and GE report quarterly and annual earnings results using methods required by generally accepted accounting principles. GE prepares its financial statements on the basis of a fiscal year beginning on January 1 and ending on December 31. Lunar prepares its financial statements on the basis of a fiscal year beginning on July 1 and ending on June 30.

                  SELECTED HISTORICAL FINANCIAL DATA OF LUNAR
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    LUNAR CORPORATION AND SUBSIDIARIES

                                                                                                      NINE
                                                                                                  MONTHS ENDED
                                                    FISCAL YEARS ENDED JUNE 30,                     MARCH 31,
                                        ----------------------------------------------------   -------------------
                                          1999       1998       1997       1996       1995       2000       1999
                                        --------   --------   --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
Revenues..............................  $88,062    $79,177    $80,891    $66,426    $44,349    $68,686    $65,984
Operating expenses....................   86,711     69,689     62,912     54,591     37,137     62,227     65,434
Income from operations................    1,351      9,488     17,979     11,835      7,212      6,459        550
Interest income.......................    1,600      1,813      1,533      1,549      1,312      1,522      1,136
Income before income taxes............    3,031     10,186     21,527     13,146      8,852      8,781      1,477
Net income............................    2,355      6,862     14,286      9,236      6,701      6,146      1,066
Basic earnings per share..............  $   .27    $  0.78    $  1.66    $  1.13    $  0.85    $  0.72    $  0.12
Diluted earnings per share............  $   .27    $  0.75    $  1.57    $  1.04    $  0.76    $  0.70    $  0.12
Weighted average number of common
  shares..............................    8,617      8,774      8,615      8,195      7,905      8,594      8,624
Weighted average number of common and
  dilutive potential common shares....    8,779      9,112      9,106      8,908      8,824      8,778      8,793
Cash dividends declared per common
  share...............................       --         --         --         --         --         --         --
Working capital.......................  $44,810    $40,606    $45,535    $38,987    $33,140    $45,498    $45,908
Total assets..........................   96,164     90,060     83,269     62,860     56,700     99,811     91,028
Long-term liabilities.................       --         --         --         --         --         --         --
Shareholders' equity..................   76,345     75,557     70,229     52,393     48,096     82,308     75,239

                    SELECTED HISTORICAL FINANCIAL DATA OF GE
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES

                                                                                             THREE MONTHS
                                                                                            ENDED MARCH 31
                                                                                         ---------------------
                             1999         1998        1997        1996         1995        2000        1999
                          ----------   ----------   ---------   ---------   ----------   ---------   ---------
                                                                                              (UNAUDITED)
Revenues................  $  111,630   $  100,469   $  90,840   $  79,179   $   70,028   $  29,996   $  24,165
Earnings from continuing
  operations............      10,717        9,296       8,203       7,280        6,573       2,592       2,155
Net earnings............      10,717        9,296       8,203       7,280        6,573       2,592       2,155
Dividends declared......       4,786        4,081       3,535       3,138        2,838       1,347       1,146
Earned on average share
  owner's equity........        26.8%        25.7%       25.0%       24.0%        23.5%        6.0%        5.5%
Per Share
Earnings from continuing
  operations basic
  (post-split)..........  $     1.09   $      .95   $     .83   $     .73   $      .65   $     .26   $     .22
Net earnings basic
  (post-split)..........        1.09          .95         .83         .73          .65         .26         .22
Net earnings diluted
  (post-split)..........        1.07          .93         .82         .72          .64         .26         .22
Dividends declared
  (post-split)..........     .48 2/3      .41 2/3         .36     .31 2/3      .28 1/6     .13 2/3     .11 2/3
Total assets of
  continuing
  operations............     405,200      355,935     304,012     272,402      228,035     421,637     361,736
Long-term borrowings....      71,427       59,663      46,603      49,246       51,027      73,413      60,502
Shares outstanding
  average (in thousands)
  (post-split)..........   9,833,478    9,806,955   9,824,075   9,922,182   10,102,871   9,870,345   9,816,728

SIGNIFICANT FACTORS AFFECTING OPERATING RESULTS

    Sometimes financial results reported in accordance with GAAP include unusual or infrequent events and factors which are not expected to occur regularly in the future. Examples of these events and factors include gains or losses on the sale of businesses, the costs of completing major acquisitions and of other business development activities, and the costs of business restructurings. Certain unusual or infrequent events and transactions, as well as other significant factors and trends, which may be helpful in understanding the past performance and future prospects of Lunar and GE, are described briefly below. The following discussion should be read with the "Summary Selected Financial Data" of Lunar and GE included on the previous pages and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Lunar contained in the annual reports and other information that Lunar has filed with the SEC, and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of GE contained in the annual reports and other information that GE has filed with the SEC. See "Where You Can Find More Information" on page 58.

    In considering the Selected Historical Financial Data of GE, you should be aware that:

    - the consolidated financial statements represent the combined results of all companies that GE directly or indirectly controls;

    - results of associated companies--generally companies that are 20% to 50% owned by GE and over which GE, directly or indirectly, has significant influence--are included in the financial statements on a "one-line" basis; and

    - the consolidated financial statements have been restated to reflect a two-for-one stock split, which took effect on April 28, 1997, and a three-for-one stock split, which took effect on April 27, 2000.

COMPARATIVE PER SHARE DATA

    The following tables present historical per share data of Lunar and GE. The data presented below should be read in conjunction with the historical financial statements of GE and Lunar incorporated by reference in this document. Only the earnings per share data are calculated using the diluted weighted average of shares outstanding. Because the number of shares of GE common stock to be issued in the merger will not be known until five calendar days prior to the completion of the merger, Lunar equivalent per share data cannot be computed at this time. That information will be available via telephone, toll-free, at (800) 250-7979. Hypothetical Lunar equivalent per share data is presented below using the
closing sale price of a share of GE common stock on June   , 2000 which was
$      and a resulting hypothetical exchange ratio of       . The hypothetical
Lunar equivalent per share data was calculated by multiplying the actual GE per
share data by the hypothetical exchange ratio of       .

                                                     NINE MONTHS      FISCAL YEAR
                                                        ENDED            ENDED
                                                    MARCH 31, 2000   JUNE 30, 1999
                                                    --------------   -------------
LUNAR HISTORICAL:
Earnings per share, diluted.......................      $0.70            $0.27
Dividends per share, net..........................         --               --
Book value per share..............................      $9.55            $8.88

                                                                        FISCAL YEAR
                                                     THREE MONTHS          ENDED
                                                         ENDED         DECEMBER 31,
                                                    MARCH 31, 2000         1999
                                                    ---------------   ---------------
GE HISTORICAL:
Earnings per share, diluted.......................  $       0.26      $       1.07
Dividends per share, net..........................  $      0.13 2/3   $       .48 2/3
Book value per share..............................  $       4.50      $       4.33

HYPOTHETICAL LUNAR EQUIVALENT:
Earnings per share, diluted.......................
Dividends per share, net..........................
Book value per share..............................

COMPARATIVE MARKET PRICE DATA

    The following tables present certain historical trading and dividend declaration information for the Lunar common stock and GE common stock. No dividends have been paid on shares of Lunar common stock.

                                                                 LUNAR COMMON
                                                                     STOCK
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
                                                                    (IN $)
FISCAL 2000
  Third Quarter.............................................   12.00       6.25
  Second Quarter............................................    7.63       5.63
  First Quarter.............................................    9.25       6.88
FISCAL 1999
  Fourth Quarter............................................    8.44       5.38
  Third Quarter.............................................   10.75       6.38
  Second Quarter............................................   11.81       9.25
  First Quarter.............................................   18.00      10.69
FISCAL 1998
  Fourth Quarter............................................   20.00      16.25
  Third Quarter.............................................   24.50      19.75
  Second Quarter............................................   22.88      18.50
  First Quarter.............................................   24.50      19.00
FISCAL 1997
  Fourth Quarter............................................   34.50      15.00

                                                                       GE COMMON STOCK
                                                              ---------------------------------
                                                                HIGH       LOW          DIV
                                                              --------   --------   -----------
                                                                          (IN $)(1)
2000
  First Quarter.............................................   54.96      41.67     .13 2/3
1999
  Fourth Quarter............................................   53.17      38.21     .13 2/3
  Third Quarter.............................................   40.83      34.19     .11 2/3
  Second Quarter............................................   39.15      33.27     .11 2/3
  First Quarter.............................................   38.06      31.42     .11 2/3
1998
  Fourth Quarter............................................   34.65      23.00     .11 2/3
  Third Quarter.............................................   32.29      24.21     .10
  Second Quarter............................................   30.67      26.90     .10
  First Quarter.............................................   29.21      23.42     .10
1997
  Fourth Quarter............................................   25.52      19.67     .10
  Third Quarter.............................................   24.87      20.44     .08 2/3
  Second Quarter............................................   22.75      16.19     .08 2/3

------------------------

1.  Reflects a three-for-one stock split effective April 27, 2000.

    GE common stock is principally traded in the United States on the NYSE under the symbol "GE." Lunar common stock is currently traded on the Nasdaq National Market under the symbol "LUNR."

    GE declared dividends of $4.786 billion in 1999, or approximately 44.7% of GE's 1999 consolidated earnings. Per share dividends declared of $.48 2/3 in fiscal year 1999 increased 17% from 1998, its 24th consecutive annual increase. Following the merger, payment of cash dividends by GE in respect of GE common stock will depend on GE's financial condition, results of operations and any other factor GE's board of directors may consider relevant.

    At year-end 1999, GE had purchased and placed into treasury a total of 304 million shares having an aggregate cost of $15.440 billion under a share repurchase program begun in December 1994. In December 1999, GE's board of directors increased the authorization to repurchase GE common stock to $22 billion and authorized the program to continue through 2002. Such shares are from time to time reissued upon the exercise of employee stock options, conversion of convertible securities and for other corporate purposes. GE intends to continue repurchases of shares in the ordinary course under its ongoing repurchase program between the date of this document and the merger, and during the valuation period for the merger.

    Set forth below are the last reported sale prices of GE common stock and Lunar common stock on June 1, 2000, the last trading day prior to the public
announcement of the execution of the merger agreement, and on             ,
2000, the last trading day prior to the date of this proxy statement/ prospectus. The GE common stock price is as reported on the NYSE, and the Lunar common stock price is as reported by the Nasdaq National Market.

                                                       JUNE 1, 2000    , 2000
                                                       ------------   ---------
GE common stock......................................    $52.375
Lunar common stock...................................    $11.125

                              THE SPECIAL MEETING

GENERAL

    We are sending you this proxy statement/prospectus as part of a solicitation of proxies by the board of directors of Lunar for use at the special meeting of Lunar shareholders. We are first mailing this proxy statement/prospectus, including a notice of the special meeting and a form of proxy, on or about
              , 2000.

    The special meeting is scheduled to be held on:

                                 August 8, 2000
                             9:00 a.m., local time
                         at the Lunar Executive Offices
                              726 Heartland Trail
                         Madison, Wisconsin 53717-1915

PURPOSE OF THE SPECIAL MEETING

    The purpose of the special meeting is to vote on a proposal to approve and adopt the merger agreement. As a result of the merger, each share of Lunar's outstanding common stock will be converted into a fraction of a share of GE common stock, and Lunar will become a wholly-owned subsidiary of GE.

    We know of no other matters to be brought before the special meeting. However, if any other matters are properly presented for action at the Lunar special meeting, including a motion to adjourn the meeting to another time or place, the persons named in the enclosed proxy card will have the discretion, unless otherwise noted on any proxy form, to vote on those matters, subject to applicable law. No proxy card that is voted against the merger will be voted in favor of any adjournment or postponement.

RECOMMENDATION OF THE LUNAR BOARD

    Lunar's board of directors has unanimously approved the merger agreement. LUNAR'S BOARD HAS DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF LUNAR AND ITS SHAREHOLDERS AND RECOMMENDS THAT LUNAR'S SHAREHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT. See "The Merger--Reasons for the Merger; Recommendation of the Lunar Board of Directors."

REQUIRED VOTE

    Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Lunar common stock entitled to vote at the special meeting. Each share of outstanding Lunar common stock entitles its holder to one vote.

RECORD DATE

    Lunar's board of directors has fixed the close of business on June 23, 2000 as the record date for the special meeting. At that date, there were 8,725,705 shares of Lunar common stock outstanding. Only shareholders of record on the record date will receive notice of and be entitled to vote at the meeting. No other voting securities of Lunar are outstanding.

    As of the record date, directors and executive officers of Lunar beneficially owned and had the right to vote 3,309,394 shares of Lunar common stock entitling them to exercise approximately 38% of the voting power of the Lunar common stock

    Additionally, as a condition to GE's willingness to enter into the merger agreement, Richard B. Mazess, Ph.D. and his spouse have entered into a shareholder agreement which requires them, among other things, to vote 2,854,845 of the shares of Lunar common stock owned or controlled by them (representing approximately 33% of the outstanding shares on the record date) in favor of approving and adopting the merger agreement at the special meeting.

QUORUM

    A majority of the shares of Lunar common stock entitled to vote must be present at the special meeting, either in person, or by proxy, in order for there to be a quorum at the special meeting. There must be a quorum in order for the vote on the merger agreement to be held.

    We will count the following shares of Lunar common stock as present at the special meeting for purposes of determining whether or not there is a quorum:

    - shares held by persons who attend or are represented at the Lunar special meeting whether or not the shares are voted;

    - shares for which Lunar received properly executed proxies; and

    - shares held by brokers in nominee or street name for beneficial owners who have not given their brokers specific instructions on how to vote shares.

PROXIES

    You should complete and return the accompanying proxy card whether or not you plan to attend the special meeting in person. All properly executed proxies received by Lunar before the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, FOR approval of the merger agreement. Properly executed proxies also will be voted for any adjournment or postponement of the Lunar special meeting for the purpose of soliciting additional votes to approve the merger agreement, if necessary.

    Proxies marked "Abstain" will not be voted at the special meeting. In addition, under Nasdaq rules, your broker cannot vote Lunar common shares without specific instructions from you. You should follow the directions your broker provides to you regarding how to instruct your broker to vote your shares. Abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement. Accordingly, Lunar's board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope.

REVOCATION

    Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the special meeting. To revoke your proxy, either:

    - deliver a signed notice of revocation or properly executed new proxy bearing a later date to:

                                  Lunar Corporation
                                 726 Heartland Trail
                            Madison, Wisconsin 53717-1915
                           Attention: Corporate Secretary

    - attend the Lunar special meeting and vote your shares in person.

SOLICITATION OF PROXIES

    GE and Lunar will share equally all expenses related to printing and filing the proxy statement/ prospectus and all the regulatory filing fees incurred in connection with the proxy statement/prospectus. See "The Merger Agreement Termination of the Merger Agreement--FEES AND EXPENSES--EXPENSES." In addition to soliciting proxies by mail, officers, directors and employees of Lunar, without receiving additional compensation, may solicit proxies by telephone, telegraph, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Lunar common stock held of record by those persons, and GE and Lunar will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur. MacKenzie Partners, Inc., a proxy solicitation firm, will assist Lunar in soliciting proxies and will be paid a fee of approximately $4,000 plus out-of-pocket expenses.

                                   THE MERGER

GENERAL

    The Lunar board of directors has approved the merger agreement, which provides for the acquisition by GE of Lunar through a merger that will result in Lunar becoming a wholly-owned subsidiary of GE and you becoming a GE stockholder. Upon completion of the merger, each share of your Lunar stock will be converted into a fraction of a share of GE common stock, plus cash in lieu of fractional shares. The conversion will be based on a conversion ratio determined by dividing $17.00 by the average of the daily volume-weighted sales prices per share of GE common stock on the NYSE for the 10 consecutive trading days ending on the trading day which is 5 calendar days prior to the date on which the merger occurs and then rounding to the nearest thousandth. The result of this equation is the fractional share of GE common stock to be exchanged for each share of Lunar common stock. You will have your shares aggregated and will receive whole shares of GE common stock plus cash instead of fractional shares, if any.

BACKGROUND OF THE MERGER

    From time to time over the years Lunar and GE Medical Systems, a division of GE, have discussed the possibility of forming strategic alliances or otherwise engaging in corporate transactions. In early 1998, at the direction of Lunar and its board of directors, representatives of Donaldson, Lufkin & Jenrette Securities Corporation or DLJ, Lunar's financial advisor, had discussions with representatives of GE Medical Systems regarding a possible strategic combination between the companies. In addition, at that time Richard B. Mazess, Ph.D., the Chairman, President and Chief Executive Officer of Lunar (who also owns or controls shares of Lunar common stock representing approximately 33% of the total outstanding shares), and Robert A. Beckman, the Vice President of Finance of Lunar, met with Jeffrey R. Immelt, CEO of GE Medical Systems, Adam T. Miller, Manager of Business Development--GE Medical Systems and Michael A. Jones, General Manager, Global Business Development, of GE Medical Systems. At that meeting, Dr. Mazess and Mr. Beckman gave a presentation regarding Lunar's businesses. GE subsequently informed the representatives of DLJ that GE was not prepared at that time to proceed with a business combination or other strategic transaction.

    In mid-year 1998, representatives of GE had conversations with representatives of Lunar with respect to a distribution arrangement between Lunar and GE. GE proposed the terms on which it would be willing to distribute certain of Lunar's products. At a meeting of the board of directors of Lunar held on July 29, 1998, the board considered the proposal and decided not to proceed with the proposal. Dr. Mazess subsequently informed GE of the board's determination.

    From time to time Mr. Immelt and Dr. Mazess had conversations on a variety of topics including potential business alliances between the companies. On November 4, 1999, Dr. Mazess and Messrs. Beckman, Immelt and Jones met to update GE with respect to Lunar's business and to discuss Lunar's interest in a potential transaction with GE. Dr. Mazess informed GE that the Lunar board was not at that time interested in such a transaction.

    In early April 2000, Mr. Immelt telephoned Dr. Mazess and asked to meet with Dr. Mazess to further explore the possibility of a business combination between GE and Lunar. On April 28, 2000, Dr. Mazess and Mr. Beckman met with
Messrs. Immelt and Jones. They discussed in general Lunar's businesses and the overall market and industry conditions in the densitometry and orthopedic businesses. Mr. Immelt expressed an interest in pursuing a possible business combination with Lunar. Dr. Mazess told Mr. Immelt that he would present GE's expression of interest to the Lunar board, but that, although the preliminary price indicated by GE represented a premium over the then current market price of Lunar's common stock, Dr. Mazess' view was that it was unlikely that a transaction would proceed at that level. Mr. Jones also described GE's recent business combinations with other medical equipment manufacturers, and indicated that GE would expect that any transaction with Lunar would be structured along similar lines. Mr. Jones subsequently supplied to Dr. Mazess copies of publicly available documents relating to those prior transactions. Dr. Mazess subsequently informed each of the Lunar board members of GE's indication of interest.

    On May 9, 2000, Mr. Immelt telephoned Dr. Mazess and indicated that GE continued to be interested in a business combination with Lunar and indicated that if Lunar were willing to proceed, GE would be prepared to pay as much as $17.00 per share in GE common stock for each share of common stock of Lunar.
Dr. Mazess indicated that he would support a transaction at that level and would recommend the transaction to Lunar's board. Mr. Immelt and Dr. Mazess discussed the basis on which they would proceed further.

    On May 10, 2000, Mr. Jones telephoned Dr. Mazess and Mr. Beckman to discuss how to proceed with the consideration of a transaction and GE's due diligence review of Lunar. Mr. Jones indicated that GE would provide to Lunar an outline of information that GE and its representatives would need to review as part of that investigation, which Mr. Jones provided on May 15, 2000. Dr. Mazess subsequently updated the Lunar board members on the conversations with GE, and subsequently met with representatives of DLJ and counsel for Lunar.

    At a meeting of the board of directors of Lunar held on May 18, 2000, the board considered, with the assistance of financial and legal advisors, the indication of interest from GE. Members of management updated the board as to the status of discussions with GE. Counsel to Lunar advised the board as to the board's duties if a business combination were to be considered. In addition, counsel reviewed with the board the structure and terms of prior acquisitions by GE of other medical equipment manufacturers. Representatives of DLJ reviewed with the board their prior discussions with representatives of GE. The board authorized the retention of DLJ as the financial advisor to Lunar in connection with a possible transaction. Dr. Mazess reviewed with the board a proposed timetable for further discussions and for GE's due diligence review of Lunar. The board authorized management to continue discussions with GE.

    On May 22, 2000, counsel for GE and counsel for Lunar exchanged drafts of a proposed confidentiality agreement between Lunar and GE. On May 22 and 23 the parties negotiated the terms of the proposed confidentiality agreement and entered into a confidentiality agreement. Thereafter, representatives of GE began their due diligence review of Lunar and on May 23, 2000 counsel for GE presented to Lunar and its counsel drafts of the merger agreement, the stock option agreement and the shareholder agreement.

    Commencing on May 23, 2000, Lunar made available to GE and its counsel a data room of confidential information with respect to Lunar. On May 24, 2000 through May 26, 2000, members of management of Lunar and representatives of DLJ and counsel for Lunar met with representatives of GE and its counsel and presented to and discussed with those representatives certain business, personnel, legal and financial information relating to Lunar.

    The board of directors of Lunar met again on May 24, 2000 to review the indication of interest. Dr. Mazess updated the board on the discussions and the board reviewed the terms of the confidentiality agreement as well as a proposed modification to the confidentiality agreement. The board ratified the execution of the confidentiality agreement and authorized the execution of the modified confidentiality agreement (which was subsequently executed by GE and Lunar on May 24, 2000). Representatives of DLJ made a preliminary financial presentation to the board regarding GE and Lunar, other selected publicly traded medical imaging companies, comparable merger and acquisition transactions and a discounted cash flow analysis. Counsel for Lunar reviewed the terms of the draft agreements that had been prepared by counsel for GE.

    Over the holiday weekend of May 27 through May 29, 2000, representatives of GE visited certain facilities of Lunar and due diligence continued during that period through June 1, 2000. In addition, between May 27 and June 1, 2000, representatives of GE and Lunar and their respective counsel negotiated the terms of the merger agreement and the stock option agreement. Between May 31 and June 1, 2000 representatives of GE and its counsel negotiated the terms of shareholder agreement with Dr. Mazess and his counsel. The Acquisition Committee of GE's Board of Directors approved the transaction on June 1, 2000.

    On June 1, 2000, the board of directors of Lunar met again to consider the proposed transaction. Lunar's counsel reviewed the terms of the proposed merger agreement, stock option agreement and shareholder agreement, including changes to those agreements since the drafts sent to the board in advance of the meeting. Counsel described the remaining unresolved issues with respect to agreements, primarily the shareholder agreement. Dr. Mazess indicated that he believed that the remaining issues with respect to the shareholder agreement could be resolved to his satisfaction. Representatives of DLJ made a presentation regarding the proposed financial terms of the merger, as well as a financial presentation regarding DLJ's valuation analysis of Lunar, including an analysis of other selected publicly traded medical imaging companies, comparable merger and acquisition transactions and a discounted cash flow analysis. DLJ delivered its oral opinion (which was subsequently confirmed in writing) that as of that date and based on and subject to the assumptions, limitations and qualifications set forth in the written opinion, the consideration to be received by the shareholders of Lunar pursuant to the merger agreement was fair to such shareholders from a financial point of view. Accordingly, upon management's recommendation, the board unanimously approved the merger agreement and the stock option agreement in the form presented to the board subject to such final revisions as management might approve and subject to GE and Dr. Mazess resolving the remaining issues with respect to the shareholder agreement. The board also authorized the transaction for purposes of
Section 180.1141 of the Wisconsin business corporation law and authorized management to take certain actions in furtherance of the transaction.

    Following the meeting, during the evening of June 1, 2000 and early morning of June 2, 2000 representatives of GE, Lunar and Dr. Mazess satisfactorily resolved all remaining issues and Lunar, GE and Topaz Merger Corp. executed the merger agreement, Lunar and GE executed the stock option agreement and GE and Dr. Mazess, his wife and entities controlled by them executed the shareholder agreement. The proposed merger was publicly announced prior to the opening of trading on June 2, 2000.

RECOMMENDATION OF THE LUNAR BOARD OF DIRECTORS; REASONS FOR THE MERGER

    At a meeting held on June 1, 2000, the board of directors of Lunar unanimously approved and adopted the merger agreement, approved the merger and determined that the merger is advisable and fair to and in the best interests of Lunar and its shareholders. The Lunar board unanimously recommends adoption of the merger agreement by Lunar shareholders.

    The recommendation of the Lunar board is based on a number of factors including the following:

    - the strategic and other benefits of the merger including the complementary product lines between the businesses of Lunar and GE Medical Systems and the access that Lunar will have to the substantial resources of GE Medical Systems and its distribution channels to enhance the growth and profitability of Lunar's business;

    - information and presentations with respect to the financial condition, results of operations and prospects for Lunar and the combined companies, on both a historical and prospective basis;

    - current industry, economic, market and other conditions, including the strategic alternatives available to Lunar;

    - the presentations from and discussions with DLJ, Lunar's financial advisor, and the written opinion of DLJ (a copy of which is attached as Annex B to this proxy statement/prospectus) that as of the date thereof and based on and subject to the assumptions, limitations and qualifications included in the written opinion the consideration to be received by the shareholders of Lunar pursuant to the merger agreement was fair to such shareholders from a financial point of view;

    - the structure of the merger, which is intended to permit Lunar shareholders to exchange their Lunar common stock for GE common stock on a tax-free basis, except to the extent they receive cash for fractional interests;

    - the trading prices of Lunar common stock and the trading volume of Lunar common stock compared to the trading volume of GE common stock and the additional possibility for increased liquidity represented thereby;

    - the opportunity for Lunar shareholders to become shareholders of GE, which the Lunar board views as a large, diversified and well managed company;

    - the relative certainty of receiving consideration valued at $17.00 per share of Lunar common stock, regardless of stock market fluctuations prior to the closing of the merger;

    - the terms and conditions of the merger agreement and the merger; and

    - the interests of constituencies other than the Lunar shareholders, such as employees, customers and suppliers.

    The Lunar board did not find it necessary to and did not quantify or otherwise assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Lunar board views its recommendation as being based on the totality of the information presented to and considered by it.

OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

    A COPY OF THE DLJ OPINION IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS. YOU ARE URGED TO READ THE DLJ OPINION CAREFULLY IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY DLJ IN CONNECTION WITH ITS OPINION.

    Lunar asked DLJ, in its role as financial advisor to Lunar, to render an opinion to the Lunar board of directors as to the fairness to the Lunar stockholders, from a financial point of view, of the consideration to be received by such stockholders in the merger. On June 1, 2000, DLJ delivered to the Lunar board of directors its oral opinion, subsequently confirmed in writing on June 2, 2000, to the effect that, as of that date, and based on and subject to the assumptions, limitations and qualifications included in the written opinion, the consideration to be received by the stockholders of Lunar in the merger was fair to such stockholders from a financial point of view. The full text of DLJ's opinion is attached as Annex B to this proxy statement/prospectus.

    Lunar selected DLJ as its financial advisor because DLJ is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. DLJ was not retained as an advisor or agent to the stockholders of Lunar or any other person. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In arriving at its opinion, DLJ:

    - reviewed the draft dated May 23, 2000 of the merger agreement and the exhibits thereto which DLJ assumed would not differ materially from the final merger agreement;

    - reviewed financial and other information that was publicly available or furnished to it by Lunar, including information provided during discussions with its management. Included in the information provided during discussions with the Lunar management were certain financial projections of Lunar for the period beginning April 1, 2000 and ending June 30, 2005, prepared by the management of Lunar;

    - compared certain financial and securities data of Lunar with various other companies whose securities are traded in public markets;

    - reviewed the historical stock prices and trading volumes of Lunar common stock and GE common stock;

    - reviewed prices in certain other business combinations;

    - conducted other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion; and

    - reviewed financial and other information that was publicly available to it regarding GE.

    DLJ was not requested to, nor did DLJ, solicit the interest of any other party in acquiring Lunar. In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that Lunar or its representatives provided it, or that DLJ otherwise reviewed. With respect to the financial projections supplied to DLJ, DLJ relied on representations that the projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Lunar as to the future operating and financial performance of Lunar. DLJ expressed no opinion with respect to these projections or the assumptions upon which they were based. DLJ did not assume responsibility for making any independent evaluation of the assets or liabilities, or for making any independent verification of the information reviewed by DLJ. DLJ relied as to certain legal matters on advice of counsel to Lunar, such as to the tax free status of the transaction including that the merger will be free of federal tax to Lunar.

    DLJ's opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of its opinion. DLJ states in its opinion that, although subsequent developments may affect the conclusions reached in its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion. DLJ expressed no opinion as to the prices at which GE common stock would actually trade at any time. DLJ's opinion did not address the relative merits of the merger and the other business strategies considered by the Lunar board of directors nor did it address the Lunar board of directors' decision to proceed with the merger. The consideration to be received by the stockholders of Lunar was determined in arm's length negotiations between Lunar and GE, in which DLJ advised Lunar.

    SUMMARY OF FINANCIAL ANALYSES PERFORMED BY DLJ

    The following is a summary of the financial analyses presented by DLJ to the Lunar board of directors on June 1, 2000 in connection with the preparation of DLJ's opinion. No company or transaction used in the analyses described below is directly comparable to Lunar or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. The information summarized in the tables which follow should be read in conjunction with the accompanying text.

    COMMON STOCK TRADING HISTORY. DLJ examined the historical closing prices of Lunar common stock from May 28, 1999 to May 30, 2000. During this time period, Lunar common stock reached a high of $14.63 per share, a low of $5.63 per share and averaged $8.66. DLJ also examined the historical closing prices of GE common stock from May 28, 1999 to May 30, 2000. During this time period, GE common stock reached a high of $55.33 per share, a low of $33.67 per share and averaged $44.05 per share.

    COMPARABLE PUBLICLY TRADED COMPANY ANALYSIS. DLJ analyzed the market values and trading multiples of selected publicly traded medical imaging companies that DLJ believed were reasonably comparable to Lunar. These comparable companies consisted of:

    - Acuson Corporation

    - ADAC Laboratories

    - Analogic Corporation

    - Hologic, Inc.

    - Trex Medical Corporation

    In examining each comparable company, DLJ analyzed:

    - the stock price, equity value and enterprise value as of May 31, 2000, where the enterprise value is defined as diluted equity value plus debt, preferred stock and minority interest, if any, minus cash and the value of certain other equity investments in other entities;

    - the enterprise value as a multiple of (i) revenue, (ii) earnings before interest expense, taxes, depreciation and amortization, or EBITDA, and
      (iii) earnings before interest expense and taxes, or EBIT, for the last twelve-month period for which financial data for the company at issue has been reported, or LTM; and

    - the stock price as a multiple of estimated earnings per share, or EPS, for the calendar years 2000 and 2001, where the earnings per share estimates were based upon First Call Research Network consensus research analyst estimates.

    DLJ's analysis of enterprise value as a multiple of LTM revenue of comparable medical imaging companies yielded a range of multiples of 0.3x to 1.4x with an average of 0.8x. Based on LTM EBITDA, the comparable companies yielded a range of multiples of 2.2x to 18.4x with an average of 9.2x. Based on LTM EBIT, the comparable companies yielded a range of multiples of 2.9x to 80.1x with an average of 27.9x.

    DLJ's analysis of stock price as a multiple of calendar year 2000 EPS of comparable medical imaging companies yielded a range of multiples of 18.6x to 30.2x with an average of 24.4x. Based on calendar year 2001 EPS, the comparable companies yielded a range of multiples of 11.1x to 28.5x with an average of 19.0x.

    DLJ then applied to Lunar's LTM revenue, LTM EBITDA, LTM EBIT, calendar year 2000 EPS and calendar year 2001 EPS a range of selected multiples, or reference range, which DLJ derived by comparing the growth characteristics of Lunar to the comparable medical imaging companies. DLJ's analysis of the enterprise value and stock price multiples of the comparable companies yielded the following reference ranges of enterprise value multiples and stock price multiples, and from such multiples, DLJ derived the following implied per share equity value range:

                                                                         IMPLIED EQUITY
                                                                              VALUE
                                                  REFERENCE RANGE      PER SHARE FOR LUNAR
                                                -------------------   ---------------------
Enterprise value as a multiple of:
  LTM revenue.................................  0.5x- 0.8x            $         8.51-$11.51
  LTM EBITDA..................................  7.0x-10.0x            $        10.97-$14.17
  LTM EBIT....................................  11.0x-15.0x           $        12.31-$15.52

Stock price as a multiple of:
  Calendar year 2000 EPS......................  18.0x-22.0x           $        19.62-$23.98
  Calendar year 2001 EPS......................  11.0x-15.0x           $        13.17-$17.96

    Based on an analysis of this data and Lunar's projected results for comparable periods, DLJ estimated a value per share of Lunar common stock ranging from $11.00 to $16.00, compared to the consideration to be received by the stockholders of Lunar of $17.00 per share.

    PRECEDENT MERGER AND ACQUISITION TRANSACTION ANALYSIS. DLJ reviewed selected acquisitions involving companies in the medical imaging industry that DLJ believed are reasonably comparable to the merger. These transactions consisted of:

                                Target/Acquiror
              Thermo Trex Corporation/Thermo Electron Corporation
                    Vivid Technologies Inc./PerkinElmer Inc.
                    Circon Corporation/Maxxim Medical, Inc.
                  OEC Medical Systems Inc./GE Medical Systems
                        Elscint Ltd./GE Medical Systems
                  Marquette Medical Systems/GE Medical Systems
               ATL Ultrasound, Inc./Royal Philips Electronics NV
              Trophy Radiologie (UK) Ltd./Trex Medical Corporation
                Diasonics Vingmed Ultrasound/GE Medical Systems

    In examining each acquisition, DLJ analyzed:

    - the equity purchase price and implied enterprise value at the date of announcement;

    - the implied enterprise value as a multiple of (i) revenue, (ii) EBITDA, and (iii) EBIT, for the last twelve-month period for which financial data for the target company at issue has been reported prior to announcement of a transaction, or LTM; and

    - the equity purchase price as a multiple of LTM net income.

    DLJ's analysis of the implied enterprise value as a multiple of LTM revenue of comparable acquisitions in the medical imaging industry yielded a range of multiples of 0.5x to 2.3x with an average of 1.4x and a median of 1.6x. Based on LTM EBITDA, the comparable acquisitions yielded a range of multiples of 9.1x to 16.9x with an average of 13.3x and a median of 13.5x. Based on LTM EBIT, the comparable acquisitions yielded a range of multiples of 17.6x to 27.2x with an average of 19.6x and a median of 19.1x.

    DLJ's analysis of the equity purchase price as a multiple of LTM net income of comparable acquisitions in the medical imaging industry yielded a range of multiples of 27.2x to 47.5x with an average of 30.8x and a median of 31.0x.

    DLJ then applied to Lunar's LTM revenue, LTM EBITDA, LTM EBIT and LTM net income a reference range, which DLJ derived by comparing the growth characteristics of Lunar to those of the target companies of the comparable acquisitions in the medical imaging industry. DLJ's analysis of the implied enterprise value and equity purchase multiples of these comparable acquisitions yielded the following reference ranges of enterprise value multiples and equity purchase price multiples, and from such multiples, DLJ derived the following implied per share equity value range:

                                                                         IMPLIED EQUITY
                                                                              VALUE
                                                  REFERENCE RANGE      PER SHARE FOR LUNAR
                                                -------------------   ---------------------
Implied enterprise value as a multiple of:
  LTM revenue.................................      0.5x- 1.4x        $         8.51-$17.52
  LTM EBITDA..................................      9.0 -14.0x        $        13.10-$18.44
  LTM EBIT....................................      17.0x-22.0x       $        17.12-$21.12

Equity purchase price as a multiple of:
  LTM Net Income..............................      20.0x-25.0x       $        16.29-$20.36

    Based on an analysis of this data and Lunar's historical and projected operating results, DLJ estimated a value per share of Lunar common stock ranging from $13.00 to $19.00, compared to the consideration to be received by the stockholders of Lunar of $17.00 per share.

    DISCOUNTED CASH FLOW ANALYSIS. DLJ performed a discounted cash flow, or DCF, analysis of the projected cash flows of Lunar for the fiscal years ending June 30, 2001 through June 30, 2005, using projections and assumptions provided by the management of Lunar. The DCFs for Lunar were estimated using discount rates ranging from 13.0% to 15.0%, based on estimates related to the weighted average costs of capital of Lunar, and terminal multiples of estimated EBITDA for Lunar's fiscal year ending June 30, 2005 ranging from 7.0x to 10.0x. DLJ's analysis of the projected cash flow of Lunar yielded an implied equity value per share range from $12.94 to $16.68. Based on an analysis of this data and Lunar's historical and projected operating results, DLJ estimated a value per share of Lunar common stock ranging from $13.00 to $16.50, compared to the consideration to be received by the stockholders of Lunar of $17.00 per share.

    The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation made by DLJ to the Lunar board of directors on June 1, 2000 in connection with the preparation of DLJ's fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Lunar that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

    ENGAGEMENT LETTER

    Lunar selected DLJ as its financial advisor because DLJ is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. DLJ was not retained as an advisor or agent to the stockholders of Lunar or any other person in connection with the merger. Pursuant to the terms of an engagement agreement dated May 26, 2000, Lunar has agreed to pay a fee that is customary in transactions of this nature, a substantial portion of which is contingent upon the consummation of the merger. In addition, Lunar agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement thereunder and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. DLJ and Lunar negotiated the terms of the fee arrangement.

    OTHER RELATIONSHIPS

    In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of Lunar and GE for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in Lunar or GE securities. DLJ has performed investment banking and other services for GE in the past and has received usual and customary compensation for such services.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

    In considering the merger, you should be aware of the interests executive officers and directors of Lunar have in the merger that are different from your interests as shareholders. In this regard, you should consider, among other things, the stock option modifications and the agreements described below.

    STOCK OPTIONS. When the merger occurs, each employee stock option and each director stock option whether or not currently exercisable will become a right to receive shares of GE common stock. Each Lunar stock option outstanding immediately prior to the merger will become a right to receive the number of shares of GE common stock (with cash in lieu of fractional shares) determined by multiplying the number of shares of Lunar common stock subject to such Lunar stock option immediately prior to the merger by an amount equal to the product of (A) a fraction, the numerator of which is $17.00 minus the sum of (i) the exercise or purchase price of the Lunar stock option per share and (ii) all taxes required to be held in connection with the stock option per share, and the denominator of which is $17.00, and (B) the amount determined by dividing $17.00 by the average of the daily volume-weighted sales prices per share of GE common stock on the NYSE for the ten consecutive trading days ending on the trading day which is five calendar days prior to the closing of the merger.

    The following table indicates for each person who is one of Lunar's current executive officers or directors and who holds stock options:

    - the number of shares of Lunar's common stock subject to those options that were vested as of June 9, 2000;

    - the number of shares of Lunar's common stock subject to those options that were not vested as of June 9, 2000; and

    - the aggregate value, net of the exercise price, for vested options based on a per share price of $17.00.

                                                                                          VALUE OF GE
                                                                                             COMMON
                                                                            NET VALUE        STOCK
                                                                            OF VESTED    TO BE RECEIVED
                                                      VESTED    UNVESTED     OPTIONS         IN THE
NAME                                                 OPTIONS    OPTIONS     AT $17.00      MERGER(1)
----                                                 --------   --------   -----------   --------------
Richard B. Mazess, Ph.D............................        0          0    $         0
Chairman, President and Chief Executive Officer

Samuel E. Bradt....................................    5,500     20,000    $    42,625
Director

John W. Brown......................................   33,000     21,000    $   250,215
Director

J. Reed Coleman....................................   33,000     21,000    $   305,363
Director

Gary E. Nei........................................        0     19,000    $         0
Director

James W. Nellen, II................................    3,667     16,333    $    28,417
Director

Robert A. Beckman..................................        0     88,000    $         0
Vice President of Finance

John Comerford.....................................   10,000     55,000    $    96,900
Corporate General Counsel and Secretary

James A. Hanson....................................   47,500     18,000    $   735,705
Vice President of Marketing

Peter Peemans......................................   25,900     64,600    $   246,190
Vice President of International Operations

James V. Pietropaolo...............................   14,000     71,000    $   127,900
Vice President of Domestic Sales

------------------------

(1) The value of GE shares in this column is estimated based on a GE per share
    price of $      which was the closing price of GE common stock on June   ,
    2000.

    RETENTION AGREEMENTS. After consultation with GE and after the execution of the merger agreement but before the closing, Lunar plans to enter into retention agreements with the following executive officers of Lunar: Messrs. Beckman, Comerford, Pietropaolo and Peemans. These agreements become effective when the merger occurs, but if the merger agreement is terminated, the retention agreements will terminate. These agreements are intended to induce these executives to remain employed by Lunar. The executive officers entered into substantially similar retention agreements. These agreements are summarized below.

    RETENTION AGREEMENTS FOR EXECUTIVE OFFICERS. Under these retention agreements, if the employee remains continuously employed by Lunar or by an organization within GE's medical systems business on a full-time basis for one year following the merger, Lunar will pay to him a retention bonus of 50% of his total annual compensation in effect at the time of the merger. If the employee remains employed for two years following the merger, Lunar will pay to him an additional retention bonus of 50% of his total annual compensation in effect at the time of the merger. If his employment is terminated within the first year following the merger (i) by the Employee upon the occurrence of (A) an involuntary and substantial diminution in the nature or scope of the Employee's authority or duties as existed at the time of the merger or (B) the relocation of the employee's office more than 50 miles from the location of the employee's office immediately prior to the merger, or (ii) by Lunar without "cause" (as defined below) or for death or disability, Lunar will pay him a termination payment equal to his total annual compensation in effect at the time of the merger. Additionally, under these retention agreements if the employee is terminated for any of the reasons set forth in the preceding sentence after the first year following the merger but before the second year following the merger, Lunar will pay to the employee a termination payment equal to 50% of his total annual compensation at the time of the merger.

    For purposes of these retention agreements, "cause" means conviction of a criminal offense, theft, fraud, breach of trust, willful violation of GE's integrity policies, or refusal to perform services reasonably assigned following notice and an opportunity to cure.

    Under each of these retention agreements, the executives agreed to be subject to certain prohibitions on competition with the business of Lunar or GE's Medical Systems business until the later of one year from the merger, or, if the employee is terminated by Lunar without cause or for by him for good reason within the first two years following completion of the merger, one year after the date of termination. In addition, each executive has agreed not to disclose confidential information of Lunar or GE and, as of the date of termination of employment, to release any claims he may then have against Lunar or GE. Payment to the employee of any severance amounts under these agreements is conditioned on the employee executing such a release.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The merger agreement provides that, after the merger, GE will, as permitted by law, indemnify persons who were Lunar's directors or officers before the merger who suffer liabilities or losses from any threatened or actual claim or proceeding based on the merger agreement or on the fact that the person was a Lunar director or officer. The merger agreement further requires that GE provide coverage under a director and officer liability insurance policy for the people who were Lunar officers and directors immediately prior to the merger.

PROCEDURES FOR EXCHANGE OF LUNAR COMMON STOCK CERTIFICATES

    GE will deposit with its exchange agent, certificates representing the shares of GE common stock and cash instead of any fractional shares that would otherwise be issued to shareholders under the merger agreement in exchange for the outstanding shares of Lunar common stock.

    As soon as practicable after the merger occurs, the exchange agent will mail to Lunar shareholders a letter of transmittal. The letter of transmittal will contain instructions for the surrender of certificates representing Lunar common stock.

    PLEASE DO NOT RETURN LUNAR COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY AND DO NOT FORWARD YOUR CERTIFICATES TO THE EXCHANGE AGENT UNLESS AND UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL FOLLOWING THE MERGER.

    Upon surrender of the certificates representing Lunar common stock after the merger, you will be paid cash instead of any fractional shares of GE common stock you would otherwise receive. The amount of cash you receive instead of a fractional share will be equal to:

    - the fraction of a share you would otherwise receive, multiplied by

    - the average of daily volume weighted prices per share of GE common stock sold during the ten-day trading period which ends on the trading day five calendar days prior to the close of the merger.

    GE will pay dividends or other distributions declared on GE common stock only after the merger has occurred and after you have surrendered your Lunar certificates.

    If a certificate for Lunar common stock has been lost, stolen or destroyed, the exchange agent will issue your shares of GE common stock and any cash instead of a fractional share only after you have delivered an affidavit as to the loss, theft or destruction of the certificate and as to your ownership of the certificate. Lunar or the exchange agent may require you to post a bond in an amount as GE or the exchange agent may determine is necessary as an indemnity against any claim that may be made against GE with respect to the lost, stolen or destroyed certificate.

ANTICIPATED ACCOUNTING TREATMENT

    GE will account for the merger under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the total merger consideration paid by GE in connection with the merger, together with the direct costs of the merger, will be allocated to Lunar's assets and liabilities based on their fair market values with any excess being treated as goodwill. The assets and liabilities and results of operations of Lunar will be consolidated into the assets and liabilities and results of operations of GE after the merger.

CHANGES IN STOCK RIGHTS

    If we complete the merger, Lunar common stock will stop trading on the Nasdaq National Market. In addition, Lunar will deregister the Lunar common stock under the Securities Exchange Act of 1934, and, accordingly, will no longer file periodic reports.

    After the merger, shareholders of Lunar will become stockholders of GE. After the merger, the rights of all former shareholders of Lunar will be governed by applicable New York law (instead of the Wisconsin corporate law), including the New York corporate law, and by the certificate of incorporation and bylaws of GE. For a description of the differences between the rights of GE and Lunar shareholders, see "Comparison of Rights of Lunar Shareholders and GE Stockholders."

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    GE and Lunar have made forward-looking statements in this proxy statement/prospectus and the documents to which we have referred you that are subject to risks and uncertainties. These forward-looking statements represent expectations or beliefs of GE and Lunar concerning future events, and we cannot assure you that the results described will be achieved. Forward-looking statements include information concerning possible or assumed future results of operations of GE and Lunar set forth under "Reasons for the Merger; Recommendation of the Lunar Board of Directors" and "Opinion of Donaldson, Lufkin & Jenrette Securities Corporation." Forward-looking statements can generally be identified by the use of the words "believes," "expects," "anticipates," "projects," "foresee," "will," or similar expressions.

    GE and Lunar caution you that these forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control. Our actual results may therefore differ from those forward-looking statements. Such risks and uncertainties include, among other things:

    - material adverse changes in economic conditions and in the markets served by GE and Lunar;

    - regulatory, legal, economic and other changes in the healthcare industry generally;

    - a significant delay in the expected completion of the merger;

    - competitive pressures;

    - GE's and Lunar's ability to attract and retain key personnel;

    - changes in the financial condition of major Lunar customers;

    - variability of quarterly results;

    - uncertainty of entrance into new markets; and

    - integration of the acquired business.

    Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. You are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this proxy statement/prospectus, and we do not have any intention or obligation to revise or update forward-looking statements, even if new information, future events, or other circumstances have made them incorrect or misleading.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a summary of material income tax consequences of the merger. This discussion is based on the Internal Revenue Code, the related Treasury regulations promulgated thereunder, existing administrating interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed herein and the tax consequences of the merger to GE, Lunar and Topaz Merger Corp. This discussion also assumes that Lunar shareholders hold their shares of Lunar common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are:

    - dealers in securities;

    - financial institutions;

    - insurance companies;

    - tax-exempt organizations;

    - holders of shares of Lunar stock as part of a position in a "straddle" or as part of a "hedging" transaction;

    - holders who have a "functional currency" other than the U.S. dollar;

    - holders who are foreign persons; and

    - holders who acquired their shares of Lunar stock through stock option or stock purchase programs or otherwise as compensation.

    In addition, we are not addressing any consequences arising under the laws of any state, local or foreign jurisdiction. LUNAR SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

    The obligations of Lunar and GE to complete the merger are conditioned upon the delivery of opinions to GE from Gibson, Dunn & Crutcher LLP and to Lunar from Sidley & Austin, in each case substantially to the effect that, for federal income tax purposes, the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and Lunar, Topaz Merger Corp. and GE will each be a party to that reorganization within the meaning of
Section 368(b)
of the Internal Revenue Code. These opinions of counsel will be given in reliance on representations and covenants including those contained in certificates executed by officers of Lunar, GE and others. These opinions are not binding on the courts or the Internal Revenue Service, nor do they preclude the Internal Revenue Service from adopting a position contrary to that expressed in the opinions. No assurance can be given that contrary positions will not successfully be asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. Neither of Lunar and GE intends to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the merger.

    Assuming that the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, the following material federal income tax consequences will result from the Merger:

    - none of GE, Topaz Merger Corp. or Lunar will recognize any gain or loss solely as a result of the merger;

    - the shareholders of Lunar will not recognize any gain or loss upon the exchange of their shares of Lunar common stock for shares of GE common stock pursuant to the merger, except with respect to any gain or loss attributable to cash received instead of fractional shares of GE common stock;

    - the aggregate tax basis of the shares of GE common stock received in exchange for shares of Lunar common stock pursuant to the merger (including a fractional share of GE common stock for which cash is paid) will be the same as the aggregate tax basis of the shares of Lunar common stock surrendered in the merger;

    - the holding period for shares of GE common stock received in exchange for shares of Lunar common stock pursuant to the merger will include the holding period for the Lunar common stock surrendered in exchange therefor; and

    - cash payments received by Lunar shareholders instead of a fractional share of GE common stock will be treated as received in exchange for that fractional share interest, and gain or loss will be recognized for federal income tax purposes on receipt of the cash payment, measured by the difference between the amount of cash received and the portion of the basis of the Lunar common stock allocable to the fractional share interest. The gain or loss will be long term capital gain or loss if the Lunar common stock is considered to have been held for more than one year at the time of the merger.

    If the Internal Revenue Service determines successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Code, Lunar shareholders would be required to recognize gain or loss with respect to each share of Lunar stock surrendered in the merger in an amount equal to the difference between the tax basis in that share of stock and the fair market value of the GE common stock received in exchange therefor. In such event, a Lunar shareholder's aggregate tax basis in the GE common stock received in the merger would equal its fair market value, and the shareholder's holding period for the GE common stock would begin the day after the merger.

APPRAISAL RIGHTS

    Wisconsin corporate law provides that in some mergers, shareholders who oppose a proposed merger or do not vote in favor of the merger and who comply with a series of statutory requirements can request a court to order a fair valuation of the merger consideration. Under the terms of the merger and in accordance with Wisconsin corporate law, however, the Lunar shareholders are not entitled to these rights, called appraisal or dissenters' rights.

    No appraisal or dissenters' rights are available under the merger because the Lunar common stock is listed on the Nasdaq National Market.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF SOME OF THE PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED BY REFERENCE IN ITS ENTIRETY AND ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX A. WE URGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

FORM OF THE MERGER

    If the holders of Lunar common stock approve and adopt the merger agreement and all other conditions to the merger are satisfied or waived, Lunar will be merged with a subsidiary of GE, with Lunar surviving the merger and becoming a wholly-owned subsidiary of GE. GE and Lunar anticipate that the closing of the merger will occur as promptly as practicable after the approval of the Lunar shareholders at the special meeting.

MERGER CONSIDERATION

    As a result of the merger, each share of Lunar common stock will automatically be converted into the right to receive from GE a fraction of a share of GE common stock. The exact fraction of a GE common share to be exchanged will be equal to $17.00 divided by the average of the daily volume-weighted sales prices per share of GE common stock on the NYSE for the ten consecutive trading days ending on the trading day which is five calendar days prior to the closing of the merger. Shareholders will receive shares of GE common stock plus cash instead of fractional shares of GE common stock.

    The merger consideration generally is intended to provide shares of GE common stock valued at $17.00, based upon the average GE share price during the ten-day valuation period, and, therefore, a higher average GE share price would result in fewer shares of GE common stock constituting the merger consideration, and a lower average GE share price would result in more shares of GE common stock constituting the merger consideration. For example, if the average GE
share price during the ten-day valuation period were equal to $      per share,
one Lunar share would become       shares of GE common stock. An average GE
share price during the ten-day valuation period greater than $      would result
in fewer than       shares of GE common stock constituting the merger
consideration and an average GE share price less than $      would result in
more than       shares of GE common stock constituting the merger consideration.

    The merger agreement provides that the ten-day valuation period will end on the trading day which is five calendar days prior to the date of the merger. As a result, the number of shares of GE common stock constituting the merger consideration will be fixed five calendar days before the merger. Because the market price of GE common stock fluctuates, the value of GE common stock that Lunar shareholders will receive in the merger may increase or decrease during the five-day period between the end of the valuation period and the date of the merger. You may call, toll-free, (800) 250-7979 for information concerning the estimated number of shares of GE common stock that will be issued in exchange for each share of Lunar common stock as of the date you call. As part of its ongoing stock repurchase program, GE may reacquire shares of its common stock during the valuation period. For additional information see "Summary Selected Financial Data--Comparative Market Price Data."

    Shares of Lunar common stock held by GE and all treasury shares will be cancelled in the merger.

    If, between the date of the merger agreement and the merger, the outstanding shares of GE common stock have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the merger agreement provides that the merger consideration will be correspondingly adjusted to the extent appropriate to reflect such changes.

EFFECTIVE TIME

    The merger will become effective when articles of merger are received by the Wisconsin Department of Financial Institutions. GE and Lunar anticipate that the certificate of merger will be filed immediately after the closing. The closing will occur after all the conditions to the merger have been waived or satisfied.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains representations and warranties by Lunar relating to a number of matters, including the following:

    - organization, valid existence, good standing and qualification to do business of Lunar and its subsidiaries;

    - the capital structure of Lunar;

    - the authorization, execution, delivery and enforceability of the merger agreement, the stock option agreement and related matters;

    - the absence of any conflict with Lunar's or its subsidiaries' charters and bylaws, with any agreement of Lunar or its subsidiaries, except as disclosed, or under any governmental order or law as a result of the execution of the merger agreement and related matters;

    - subject to exceptions set forth in the merger agreement, no governmental filings and approvals will be necessary to complete the merger;

    - the filing of documents and financial statements by Lunar with the SEC and the accuracy of information contained therein;

    - the accuracy of information supplied by Lunar for the registration statement and this proxy statement/prospectus;

    - the absence of certain changes or events in Lunar's business or condition, except as disclosed;

    - Lunar's possession of all material permits and regulatory approvals necessary to conduct its business;

    - the lack of violations by Lunar or its subsidiaries under its charter and bylaws, under applicable laws and regulations and under orders of governmental entities;

    - the absence of defaults under certain agreements;

    - tax matters and the payment of taxes;

    - the absence of material pending or threatened litigation;

    - compensation agreements, distribution contracts and other significant contracts of Lunar;

    - the absence of changes to, and the qualification, operation and liability under, employee benefit plans;

    - the compliance with worker safety laws;

    - product development and the absence of certain liabilities;

    - labor matters;

    - ownership and validity of intellectual property rights;

    - the receipt of the opinion of Lunar's financial advisor as to the fairness, from a financial point of view, of the merger consideration to Lunar's shareholders;

    - the inapplicability of Sections 180.1140 through 108.1144 of the Wisconsin corporate law to the transactions contemplated by the merger agreement;

    - the vote required for approval of the merger agreement by shareholders of Lunar;

    - the absence of actions that would prevent the merger from constituting a reorganization qualifying under Section 368(a) of the Internal Revenue Code;

    - accounts receivable;

    - the quality of inventories;

    - environmental matters;

    - relations with suppliers and distributors;

    - insurance policies maintained and the absence of defaults under those policies;

    - interested party transactions;

    - title to and sufficiency of Lunar's assets;

    - brokers and finders;

    - Year 2000 compliance; and

    - the inapplicability of certain hospital-physician gainsharing restrictions.

    The merger agreement also contains representations and warranties by GE and Topaz Merger Corp. relating to a number of matters, including:

    - organization, valid existence and good standing of GE and Topaz Merger Corp.;

    - the authorization, execution, delivery and enforceability of the merger agreement by GE and Topaz Merger Corp., and the stock option agreement and the shareholder agreement by GE, and related matters;

    - the absence of any conflict with GE's or its subsidiaries' charters and bylaws, with any agreement of GE or its subsidiaries or under any governmental order or law as a result of the execution of the merger agreement and related matters;

    - subject to exceptions set forth in the merger agreement, no governmental filings and approvals will be necessary to effect the merger;

    - that the GE common stock to be issued in the merger will be duly authorized, fully paid, non-assessable, validly issued and free of preemptive rights;

    - the filing of documents and financial statements by GE with the SEC and the accuracy of information contained therein;

    - the accuracy of information supplied by GE for the registration statement and this proxy statement/prospectus;

    - the absence of certain changes or events in GE's business or condition;

    - the absence of actions that would prevent the merger from constituting a reorganization qualifying under Section 368(a) of the Internal Revenue Code;

    - the absence of operations of Topaz Merger Corp;

    - brokers and finders; and

    - the ownership by GE and its affiliates of Lunar common stock.

COVENANTS AND AGREEMENTS

    CONDUCT OF BUSINESS OF LUNAR. Lunar has agreed that, between the date of the merger agreement and the closing of the merger, it will carry on its business in the ordinary course and use its reasonable best efforts to maintain its current business organizations, retain its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it. In addition, the merger agreement limits Lunar's ability, without GE's prior written consent, to:

    - pay any dividends or otherwise make any payments to its shareholders; effect a stock split, combination or reclassification or authorize the issuance of any other securities in respect of shares of its capital stock; or acquire any shares of its capital stock or any rights to acquire any such shares;

    - subject to exceptions set forth in the merger agreement, issue, sell or otherwise encumber capital stock or any related warrants or options;

    - amend its charter or bylaws;

    - acquire, merge or consolidate with, or purchase a substantial portion of the assets of, any other business organization or otherwise acquire, outside of the ordinary course of business, any material assets of any business organization;

    - sell, lease or otherwise dispose of any of its material assets, other than sales of inventory in the ordinary course of business consistent with past practice;

    - incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices and indebtedness between Lunar and any of its wholly-owned subsidiaries or between any wholly-owned subsidiaries;

    - alter the corporate structure or ownership of Lunar or any subsidiary;

    - subject to exceptions set forth in the merger agreement, enter into or amend any severance plan, employment agreement or consulting agreement outside of the ordinary course of business;

    - subject to exceptions set forth in the merger agreement, increase the compensation payable to its directors, officers or employees or enter into or amend any employment agreement or collective bargaining agreement;

    - knowingly violate any applicable material law;

    - make any change to accounting policies or procedures;

    - take any position with respect to taxes that is inconsistent with positions taken in prior periods;

    - make any tax election or settle any material income tax liability;

    - commence any litigation or settle any material claims or litigation;

    - subject to exceptions set forth in the merger agreement, enter into or amend any material agreement or contract, purchase any real property or agree to make any new capital expenditure in excess of an aggregate of $5 million;

    - discharge liabilities and obligations outside of the ordinary course of business; or

    - authorize any of the foregoing.

    NO SOLICITATION. The merger agreement prohibits Lunar, its subsidiaries, officers, directors, employees, financial advisors or attorneys or other advisor or representative of Lunar from soliciting, initiating or encouraging the submission of a takeover proposal, entering into any agreement with respect to or approve or recommend any takeover proposal, or providing information to (other than referring a third party to this covenant in the agreement or providing them with a copy of this covenant) or having discussions or negotiations with anyone other than GE for any takeover proposal, unless:

    - done in compliance with Rule 14e-2 of the Securities Exchange Act of 1934 with regard to a tender or exchange offer; or

    - Lunar's board reasonably determines the takeover proposal constitutes a superior proposal, in which case Lunar may, to the extent required by the fiduciary obligations of Lunar's board, as determined in good faith by a majority of the board after consultation with independent counsel, furnish non-public information and participate in discussions or negotiations regarding the superior proposal and enter into an agreement with respect to or approve or recommend to its shareholders a superior proposal.

    Under the merger agreement, a takeover proposal is defined as any proposal for a merger, tender offer, or other business combination involving Lunar or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of Lunar or any of its subsidiaries, other than the merger with GE. Under the merger agreement, a superior proposal is defined as a bona fide proposal made by a third party to acquire Lunar pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise on terms which a majority of the disinterested members of the board of directors of Lunar determines at a duly constituted meeting of the board of directors or by unanimous written consent, in its reasonable good faith judgment, after consultation with its financial advisor, to be more favorable to the Lunar shareholders than the merger with GE and for which financing, to the extent required, is then committed or reasonably capable of being obtained.

    Lunar has agreed to advise GE orally and in writing within twenty-four hours of

    - its receipt of any takeover proposal, expression of interest or inquiry regarding a potential takeover proposal received by any officer or director of Lunar or, to the knowledge of Lunar, any financial advisor, attorney or other advisor or representative of Lunar;

    - the material terms of such takeover proposal, including a copy of any written proposal; and

    - the identity of the person making any such takeover proposal or inquiry.

    If Lunar intends to participate in discussions with or furnish any information to another party with respect to any inquiry or takeover proposal, Lunar will advise GE in writing of such intention not less than forty-eight hours in advance of providing such information.

    THIRD PARTY STANDSTILL AGREEMENTS. From the date of the merger agreement through the closing of the merger, Lunar has agreed not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which Lunar is a party, except those involving GE, and to enforce those agreements to the fullest extent permitted by law.

    REORGANIZATION. From the date of the merger agreement through the closing of the merger, all the parties to the merger have agreed not to take or fail to take any action with actual knowledge that such action would jeopardize the qualification of the merger as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. Additionally, the parties have further agreed to use all reasonable best efforts to refrain from taking any action or failing to take any action which would cause, or would be reasonably likely to cause, the merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    STOCK OPTION PLANS. The parties have agreed that at the effective time of the merger, each Lunar stock option outstanding immediately prior to the merger will become a right to receive the number of shares of GE common stock (with cash in lieu for fractional shares) determined by multiplying the number of shares of Lunar common stock subject to such Lunar stock option immediately prior to the merger by an amount equal to the product of (A) a fraction, the numerator of which is $17.00 minus the sum of (i) the exercise or purchase price of the Lunar stock option per share and (ii) all taxes required to be held in connection with the stock option per share, and the denominator of which is $17.00 and (B) the amount determined by dividing $17.00 by the average of the daily volume-weighted sales prices per share of GE common stock on the NYSE for the ten consecutive trading days ending on the trading day which is five calendar days prior to the closing of the merger.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. After the merger, GE has agreed to cause the surviving corporation to indemnify and hold harmless all past and present officers and directors of Lunar to the same extent they were indemnified as of the date of the merger agreement by Lunar pursuant to the Wisconsin corporate law, the Lunar charter or the Lunar bylaws for acts or omissions occurring at or before the merger.

    GE has also agreed to cause the surviving corporation to provide, for three years after the merger, Lunar's current directors and officers a directors and officers insurance and indemnification policy that provides coverage for events occurring prior to the merger that is substantially similar to Lunar's policy before the merger. GE will not be required to pay an annual premium for this insurance policy in excess of $232,500.

    GE also agrees that, after the merger, it will guarantee the obligations of the surviving corporation under the preceding two paragraphs.

    EMPLOYEE BENEFIT PLANS. The merger agreement provides that for the first year following the closing of the merger, while employed by Lunar, employees of Lunar will receive base wages and salaries at rates not less favorable to those employees than the rates of wages and salaries paid by Lunar on the date of the merger agreement. For a period of one year following the closing of the merger, GE shall or shall cause Lunar to maintain in effect employee benefit plans and arrangements which provide benefits which have a value which is substantially comparable, in the aggregate, to the benefits provided by Lunar's U.S. benefit plans not taking into account the value of any plans which are equity based. For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant, Lunar employees will receive service credit for service with Lunar and its subsidiaries to the same extent that credit was granted under Lunar's benefit plans, subject to offsets for previously accrued benefits and no duplication of benefits.

CONDITIONS PRECEDENT TO THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of GE and Lunar to complete the merger depend on the following conditions being fulfilled:

    - Lunar shareholders have approved the merger agreement;

    - the GE stock to be issued in the merger and in respect of Lunar options has been listed on the NYSE;

    - the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act has expired or terminated and all other necessary material government consents have been obtained;

    - the GE registration statement has been declared effective and no stop order has been given; and

    - no act, rule or order has been made or entered that would prohibit the merger.

    CONDITIONS TO OBLIGATION OF LUNAR TO EFFECT THE MERGER. The obligation of Lunar to complete the merger depends on the following additional conditions being fulfilled:

    - GE and Topaz Merger Corp. have performed in all material respects all their covenants in the merger agreement, and their representations and warranties remain true in all material respects on the closing date;

    - Lunar has received an opinion of Sidley & Austin, counsel to Lunar, stating that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and Lunar, Topaz Merger Corp. and GE will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

    - there has been no material adverse change with respect to GE; and

    - GE has taken all action required to implement the provisions described under "--Covenants and Agreements--STOCK OPTION PLANS" above.

    CONDITIONS TO OBLIGATIONS OF GE AND TOPAZ MERGER CORP. TO EFFECT THE MERGER. The obligations of GE and Topaz Merger Corp. to complete the merger depend on the following additional conditions being fulfilled:

    - Lunar has performed in all material respects all its covenants in the merger agreement, and its representations and warranties remain true in all material respects on the closing date;

    - GE has received an opinion of Gibson, Dunn & Crutcher LLP, special counsel to GE, stating that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Lunar, Topaz Merger Corp. and GE will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

    - Lunar has obtained all required material consents or approvals;

    - GE has received a signed agreement from each of Lunar's affiliates intended to ensure the affiliate's compliance with the Securities Act of 1933;

    - there has been no material adverse change with regard to Lunar;

    - Lunar has taken all action required to be taken by it to implement the provisions described under "--Covenants and Agreements--STOCK OPTION PLANS" above; and

    - all of the directors of Lunar and all officers of Lunar designated by GE shall have provided their written resignations to GE.

TERMINATION OF THE MERGER AGREEMENT

    TERMINATION. The merger agreement may be terminated at any time prior to the merger, whether before or after approval by the Lunar shareholders:

    - by the mutual written consent of GE and Lunar;

    - by either GE or Lunar if: the other party has failed to comply in any material respect with its covenants or agreements contained in the merger agreement and the failure to comply has not been cured within five business days after receiving written notice of the failure to comply; there has been a breach by the other party of any representation or warranty which has the effect of making such representation or warranty not true and correct in all material respects and the breach has not been cured within five business days after receiving written notice of the breach; the merger has not closed on or prior to the close of business on March 31, 2001 or the date that is 75 days after the Hart-Scott-Rodino waiting period has expired unless the terminating party caused the delay; any court or other governmental entity having jurisdiction over a party to the merger agreement has issued an order, decree or ruling or taken any other action prohibiting the merger; the Lunar shareholders do not approve the merger agreement at the special meeting or at any adjournment or postponement of the special meeting; or Lunar enters into a merger, acquisition or other agreement with another party that qualifies as a superior proposal, or the board resolves to do so; except that Lunar may not terminate the merger agreement for this reason unless: Lunar has delivered to GE a written notice of Lunar's intent to enter into such an agreement; forty-eight hours have elapsed following delivery to GE of such written notice by Lunar; and during that period, Lunar has fully cooperated with GE, including informing GE of the terms and conditions of the takeover proposal and the identity of the person making the takeover proposal, with the intent of enabling GE to agree to a modification of the terms and conditions of the merger agreement so that the transactions contemplated thereby may be effected; and Lunar may not terminate the merger agreement unless at the end of the forty-eight hour period the Lunar board still reasonably believes that the takeover proposal is a superior proposal when compared to the GE merger, taking into account any such modification as may be proposed by GE, and concurrently with such termination Lunar pays to GE the amounts specified under "FEES AND EXPENSES" below.

    - by GE if: the Lunar board has not recommended, or has resolved not to recommend, or has qualified, modified or withdrawn its recommendation of the merger or its declaration that the merger is advisable and fair to and in the best interest of Lunar and its shareholders, or has resolved to do so; the Lunar board has recommended to the Lunar shareholders any takeover proposal or has resolved to do so; or a tender offer or exchange offer for 20% or more of the outstanding shares of Lunar common stock is made by a third party that is not an affiliate of GE, and the Lunar board does not recommend against acceptance of such tender offer or exchange offer by its shareholders.

    - by either GE or Lunar if the Hart-Scott-Rodino waiting period has not expired or been terminated by March 31, 2001.

    EFFECT OF TERMINATION. If the merger agreement is terminated as described above, the agreement will be null and void, and there will be no liability for any party or its officers and directors except as to confidentiality and fees and expenses.

FEES AND EXPENSES

    TERMINATION FEE. Lunar has agreed to pay GE a termination fee of up to $4 million if the merger agreement is terminated because Lunar enters into a merger, acquisition or other agreement related to a superior proposal, or:

    - by Lunar due to the failure of the merger to close by March 31, 2001 after receipt by Lunar of a superior proposal;

    - due to Lunar's failure to comply in any material respect with the covenants of the merger agreement;

    - due to the failure by the Lunar board of directors to recommend the merger agreement, its approval of another takeover proposal, or its failure to recommend against a tender or exchange offer as described above in "--TERMINATION";

    - due to Lunar's material breach of a representation or warranty after the receipt of a superior proposal; or

    - due to the failure of the Lunar shareholders to approve the merger at the special meeting or any adjournment or postponement, after the receipt of a superior proposal or after the failure by the Lunar board of directors to recommend the merger agreement, its approval of another takeover proposal, or its failure to recommend against a tender or exchange offer as described above in "--TERMINATION"; and

    within twelve months of the termination of the merger agreement for one of these reasons, one of the following events occurs:

    - any person, entity or group acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Lunar common stock;

    - any group is formed which beneficially owns 20% or more of the outstanding shares of Lunar common stock;

    - Lunar enters into, or announces that it proposes to enter into, any agreement providing for a merger or other business combination involving Lunar or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Lunar, other than the transaction contemplated in the merger agreement;

    - any person, entity or group is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Lunar common stock which, together with all shares of Lunar common stock beneficially owned by that person, entity or group, results or would result in such person being the beneficial owner of 20% or more of the outstanding shares of Lunar common stock; or

    - there is a public announcement with respect to a plan or intention by Lunar to effect any of the foregoing transactions.

    The $4,000,000 termination fee will be reduced by the amount realized or realizable by GE under the stock option agreement in excess of $2,500,000. In addition, the total of the termination fee and the net amount actually realized by GE under the stock option agreement (after netting out the exercise price) will not exceed $6,500,000.

    EXPENSES. Whether the merger is completed, all costs and expenses incurred in connection with the merger agreement, including the costs of counsel, financial advisors and accountants, will be paid by the party incurring those costs and expenses. Printing expenses and all filing fees, including filing fees under the Securities Act of 1933, the Securities Exchange Act of 1934 and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, will be divided equally between GE and Lunar. However, Lunar has agreed to pay GE's costs and expenses up to a maximum of $2 million if the merger agreement is terminated:

    - by Lunar due to the failure of the merger to close by March 31, 2001 after receipt by Lunar of a superior proposal;

    - due to Lunar's failure to comply in any material respect with the covenants of the merger agreement;

    - due to Lunar's material breach of a representation or warranty;

    - due to the failure by the Lunar board of directors to recommend the merger agreement, its approval of another takeover proposal, or its failure to recommend against a tender or exchange offer as described above in "--TERMINATION";

    - due to the failure of the Lunar shareholders to approve the merger at the special meeting after a superior proposal is made by a third party or after the failure by the Lunar board of directors to recommend the merger agreement, its approval of another takeover proposal, or its failure to recommend against a tender or exchange offer as described above in "--TERMINATION"; or

    - due to Lunar's agreement to a merger, acquisition or other agreement to effect a superior proposal.

    GE has agreed to pay Lunar's costs and expenses up to a maximum of $2 million if Lunar terminates the merger agreement due to:

    - GE's failure to comply in any material respect with the covenants of the merger agreement; or

    - GE's material breach of a representation or warranty.

AMENDMENT; WAIVER

    AMENDMENT. The merger agreement may be changed by GE and Lunar at any time prior to the approval of the merger agreement by the Lunar shareholders. Any change made after the approval of the merger agreement by the Lunar shareholders by law must be approved by the Lunar shareholders. The merger agreement may only be amended in a writing signed by GE, Lunar and Topaz Merger Corp.

    WAIVER.  At any time prior to the merger, GE and Lunar may agree to:

    - extend the time for the performance of any obligation or other act of the other party;

    - waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered under the terms of the merger agreement; and

    - waive compliance with any agreement or condition contained in the merger agreement which may be legally waived.

    Any extension or waiver will be valid only if made in writing and signed on behalf of the waiving party.

                           THE STOCK OPTION AGREEMENT

    THE FOLLOWING IS A SUMMARY OF SOME OF THE PROVISIONS OF THE STOCK OPTION AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCK OPTION AGREEMENT, WHICH IS INCORPORATED BY REFERENCE IN ITS ENTIRETY AND ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX C. WE URGE YOU TO READ THE STOCK OPTION AGREEMENT IN ITS ENTIRETY.

    Concurrently with the execution of the merger agreement, GE and Lunar entered into the stock option agreement pursuant to which Lunar granted to GE an option to purchase up to 2,014,067 shares of Lunar common stock. These shares represent approximately 19.9% of the Lunar common stock on a fully diluted basis after issuance based on the Lunar common stock outstanding on May 31, 2000. The option has an exercise price of $17.00 per share, payable in cash.

EXERCISABILITY

    The option is exercisable only if one or more of the following events occurs:

    - any person, entity or group acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Lunar common stock;

    - any group is formed which beneficially owns 20% or more of the outstanding shares of Lunar common stock;

    - any person, entity or group commences a tender or exchange offer for 20% or more of the outstanding Lunar common stock or publicly proposes any merger, consolidation or acquisition of all or substantially all the assets of Lunar or other business combination involving Lunar;

    - Lunar enters into, or announces that it proposes to enter into, any agreement providing for a merger or other business combination involving Lunar or any significant subsidiary of Lunar or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Lunar or a significant subsidiary of Lunar, other than the transactions contemplated in the merger agreement;

    - any person, entity or group is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Lunar common stock which, together with all shares of Lunar common stock beneficially owned by that person, entity or group, results or would result in such person, entity or group being the beneficial owner of 20% or more of the outstanding shares of Lunar common stock; or

    - there is a public announcement with respect to a plan or intention by Lunar to effect any of the foregoing transactions.

    Additionally, GE may not exercise the option if:

    - GE or Topaz Merger Corp. has breached any of its material obligations under the merger agreement;

    - an injunction or other order issued by any federal or state court which invalidates the grant or prohibits the exercise of the option is in effect;

    - the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has not expired or been terminated; or

    - the purchase of the shares will violate Rule 10b-13 promulgated under the Securities Exchange Act of 1934.

PUT RIGHT

    At any time before the termination of the option, under the circumstances described below, GE has the right to require Lunar to purchase the option from GE at a cash purchase price equal to the product determined by multiplying
(A) the number of shares as to which the option has not yet been exercised by
(B) the per share cash value of the option as determined in accordance with the stock option agreement.

    GE can require Lunar to purchase the option if any of the following events occur:

    - any person, entity or group other than GE acquires or becomes the beneficial owner of 50% or more of the outstanding shares of Lunar common stock; or

    - Lunar consummates a merger or other business combination with a third party.

REPURCHASE RIGHT

    For 90 days after the termination of the option, Lunar has the right to repurchase from GE all of the optioned shares acquired by GE, and with respect to which GE then has beneficial ownership, at a price per share equal to the greater of:

    - the average of the daily volume-weighted quoted on Nasdaq National Market of Lunar common stock during the five trading days immediately before Lunar provides written notice of its intent to repurchase; and

    - $17.00, plus interest at a rate per annum equal to the costs of funds to GE at the time of the repurchase.

REGISTRATION RIGHTS

    If GE exercises the option, it will have the following registration rights with respect to the option shares:

    - subject to certain restrictions set forth in the stock option agreement, piggy-back registration rights which allow GE to participate in any registration of Lunar shares initiated by Lunar so long as GE is requesting participation with respect to at least 20% of the option shares; and

    - subject to certain restrictions set forth in the stock option agreement, demand registration rights which allow GE to request that Lunar register GE's shares so long as GE is demanding registration of at least 20% of the option shares.

TERMINATION

    The stock option agreement and the option terminate upon the earlier of:

    - the closing of the merger; and

    - the termination of the merger agreement in accordance with its terms.

However, the option will not terminate until 12 months after a termination under certain circumstances related to a third party acquisition attempt, and, in such case, Lunar's repurchase right will not terminate until 90 days after the termination of GE's option.

MAXIMUM AMOUNT REALIZABLE BY GE

    If GE exercises the option and then sells the stock received by GE under the option or if GE exercises its put right, GE may be required to give some of the money it makes on that sale to Lunar. If the sum of the gross proceeds from the sale of the option shares or the exercise of the put right and the amount of the termination fee received by GE exceeds the sum of $6,500,000, GE must pay to Lunar the amount in excess of $6,500,000 less the exercise price and the cost of discounts and commissions.

EFFECT OF THE STOCK OPTION AGREEMENT

    The option might increase the likelihood of closing the merger by discouraging competing offers to acquire Lunar. Lunar entered into the stock option agreement to induce GE to enter into the merger agreement. The stock option agreement may discourage persons who may be interested in acquiring all of or a significant interest in Lunar from considering or proposing an acquisition, even if they were prepared to offer to pay a higher price than $17.00 per share.

                           THE SHAREHOLDER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF SOME OF THE PROVISIONS OF THE SHAREHOLDER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SHAREHOLDER AGREEMENT, WHICH IS INCORPORATED BY REFERENCE IN ITS ENTIRETY AND ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX D. WE URGE YOU TO READ THE SHAREHOLDER AGREEMENT IN ITS ENTIRETY.

    Concurrently with the execution of the merger agreement, in order to induce GE to enter into the merger agreement, certain shareholders entered into the shareholder agreement with GE.

SHARES SUBJECT TO THE SHAREHOLDER AGREEMENT

    The following shareholders entered into the shareholder agreement with respect to the number of shares next to their names:

Richard B Mazess, Ph.D. ....................................    913,010
Richard B. Mazess, Ph.D. and Marilyn Mazess
  as joint tenants with right of survivorship...............  1,334,335
Richard B. Mazess, Ph.D.
  as custodian for his minor children.......................    607,500

COVENANTS

    The shareholder agreement provides, among other things, that the shareholders subject to the agreement:

    - will attend the special meeting in person or by proxy, and vote the shares subject to the agreement in favor of the approval and adoption of the merger agreement and each of the other transactions contemplated by the merger agreement;

    - will vote the shares subject to the agreement against: any merger agreement or merger other than the GE merger or other business combination or any other takeover proposal, or any amendment of the Lunar certificate of incorporation or the bylaws or other proposal or transaction which would in any manner impede, frustrate, prevent or nullify the GE merger, the merger agreement or any of the other transactions contemplated by the merger agreement;

    - will not, with certain exceptions, sell, transfer, pledge, assign or otherwise dispose of or enter into any arrangement to transfer the shares subject to the agreement, or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the shares subject to the agreement;

    - will not directly or through a representative solicit, initiate or encourage a third party to make a takeover proposal to Lunar, or take any action to facilitate any third party takeover proposal, except in their capacity as representatives or agents of Lunar in accordance with the terms of the merger agreement;

    - will use their reasonable best efforts to take all actions and to do all things necessary, proper or advisable to support and to close the merger, except in their capacity as representatives and agents of Lunar in accordance with the terms of the merger agreement;

    - will notify GE in writing of the nature and amount of any acquisition by them of any voting securities of Lunar acquired by them after the date of the shareholder agreement;

    - will not knowingly take or fail to take any action which would cause the merger not to qualify as a reorganization within the meaning of
      Section 368(a) of the Internal Revenue Code; and

    - will revoke any and all prior proxies or powers of attorney in respect to any shares subject to the agreement.

LIQUIDATED DAMAGES

    If one or more of the shareholders subject to the shareholder agreement breach the agreement, the shareholders subject to the agreement shall be obligated to pay to GE $2,000,000. Furthermore, on the occurrence of certain triggering events, the shareholders shall be required to pay to GE an amount equal to the product of the excess of the market price for Lunar stock over $17.00 multiplied by the number of shares subject to the agreement minus the sum of (A) the amount of taxes actually payable by the shareholders subject to the agreement related to the sale of those shares in connection with the related triggering event and (B) $2,000,000. The events which trigger this additional payment are:

    - any person, entity or group acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Lunar common stock;

    - any group is formed which beneficially owns 20% or more of the outstanding shares of Lunar common stock;

    - any person, entity or group commences a tender or exchange offer for 20% or more of the outstanding Lunar common stock or publicly proposes any merger, consolidation or acquisition of all or substantially all the assets of Lunar or other business combination involving Lunar and any shareholder tenders the shares subject to the shareholder agreement in response to that offer or breaches their obligations to vote against that public proposal;

    - Lunar enters into, or announces that it proposes to enter into, any agreement providing for a merger or other business combination involving Lunar or any significant subsidiary of Lunar or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Lunar or a significant subsidiary of Lunar, other than the transactions contemplated in the merger agreement;

    - any person, entity or group is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Lunar common stock which, together with all shares of Lunar common stock beneficially owned by that person, entity or group, results or would result in such person, entity or group being the beneficial owner of 20% or more of the outstanding shares of Lunar common stock; or

    - there is a public announcement with respect to a plan or intention by Lunar to effect any of the foregoing transactions.

TERMINATION

    The shareholder agreement terminates on the earlier of

    - nine months after the termination of the merger agreement; and

    - the effective time of the merger.

    However, if the merger agreement is terminated by Lunar because of a breach by GE of a covenant in the merger agreement, a material breach of a representation or warranty, or the failure of the merger to close by March 31, 2001 unless it follows receipt of a superior proposal, then the shareholder agreement terminates immediately upon the termination of the merger agreement.

                               REGULATORY MATTERS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules of the Federal Trade Commission, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. GE and Lunar each filed notification and report forms with the FTC and the Department of Justice effective June 20, 2000.

    GE and Lunar have also made, or expect to make, filings with regulatory authorities pursuant to antitrust laws in countries where such filing is required. It is currently anticipated that necessary clearances under these laws will be obtained prior to the special meeting.

    GE and Lunar are not aware of any material governmental or regulatory approvals required to be obtained in order to consummate the merger, other than compliance with the Hart-Scott-Rodino Antitrust Improvements Act, mentioned above and applicable federal and state securities and corporate laws.

                   SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

    Due to the contemplated closing of the merger, Lunar does not currently expect to hold a 2000 annual meeting of shareholders because, following the merger, Lunar will not be a publicly-traded company. If the merger is not consummated and the meeting is held, to be eligible for inclusion in Lunar's proxy statement and form of proxy relating to the meeting, shareholders' proposals must be delivered to the Secretary of the Corporation at the principal executive offices not less than 90 nor more than 120 calendar days in advance of the anniversary date of the preceding year's annual meeting of shareholders.

         COMPARISON OF RIGHTS OF LUNAR SHAREHOLDERS AND GE STOCKHOLDERS

    THE STATEMENTS SET FORTH UNDER THIS HEADING WITH RESPECT TO THE WISCONSIN BUSINESS CORPORATION LAW, LUNAR'S ARTICLES OF INCORPORATION, LUNAR'S BYLAWS, NEW YORK CORPORATE LAW, GE'S CERTIFICATE OF INCORPORATION, AND GE'S BYLAWS, AS AMENDED, ARE BRIEF SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS IN THIS SECTION ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO AND ARE SUBJECT TO THE DETAILED PROVISIONS OF THE NEW YORK BUSINESS CORPORATION LAW, WISCONSIN BUSINESS CORPORATION LAW, THE LUNAR ARTICLES OF INCORPORATION, THE LUNAR BYLAWS, THE GE CERTIFICATE OF INCORPORATION AND THE GE BYLAWS.

    After the merger, shareholders of Lunar will become stockholders of GE. Since GE is a New York corporation, the rights of the stockholders of GE are governed by the applicable laws of the State of New York, including the New York Business Corporation Law, and by the GE charter and the GE bylaws. Since Lunar is a Wisconsin corporation, the rights of the shareholders of Lunar are governed by the applicable laws of the State of Wisconsin, including the Wisconsin Business Corporation Law, and by the Lunar articles of incorporation and the Lunar bylaws.

    While there are similarities between the New York corporate law and the Wisconsin corporate law as well as between the charters and bylaws of GE and Lunar, a number of differences exist. The following is a summary of some of these differences between the current rights of GE stockholders and Lunar shareholders under the New York corporate law and the Wisconsin corporate law, and under the charters and bylaws of GE and Lunar.

AUTHORIZED CAPITAL STOCK

    GE. The authorized capital stock of GE currently consists of 13,250,000,000 shares of capital stock, consisting of (i) 13,200,000,000 shares of GE common stock, par value $0.06 per share, and (ii) 50,000,000 shares of preferred stock, par value $1.00 per share.

    LUNAR. The authorized capital stock of Lunar currently consists of 25,000,000 shares of capital stock, consisting of (i) 25,000,000 shares of common stock, par value $0.01 per share and (ii) no shares of preferred stock.

SHAREHOLDER VOTING RIGHTS

    Under the New York and Wisconsin corporate laws, with respect to matters other than the election of directors, unless a greater number of affirmative votes is required by statute, the certificate of incorporation or bylaws, if a quorum exists, action on any matter generally is approved by the stockholders if the votes cast favoring the action exceed the votes cast opposing the action. Under both Wisconsin and New York corporate laws, unless otherwise provided in the certificate or articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote at which a quorum is present.

    Neither GE common stock nor Lunar common stock is divided into classes and each entitles holders to one vote for each share on each matter upon which shareholders have the right to vote.

    The New York corporate law requires that, for corporations in existence on February 22, 1998 whose certificates of incorporation do not expressly provide otherwise, the affirmative vote of two-thirds of a corporation's outstanding shares entitled to vote is required in order to authorize a merger, consolidation, dissolution or disposition of all or substantially all of the corporation's assets. The GE charter does not expressly provide otherwise.

    The Wisconsin corporate law, unless a greater number of affirmative votes is required by statute, the articles of incorporation or bylaws, requires the affirmative vote of a majority of the outstanding shares entitled to vote to authorize a merger or share exchange, except that, unless required by the articles of incorporation, no authorizing shareholder vote is required of a corporation surviving a merger if:

    - the corporation's articles of incorporation is not amended by the merger and each shareholder will continue to hold the same number of shares,

    - each share of stock of the corporation will be an identical share of the surviving corporation after the merger and each shareholder will continue to hold the same number of shares,

    - the number of voting shares outstanding immediately after the merger, plus the voting shares issuable as a result of the merger will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately prior to the merger, and

    - the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed by more than 20% the number of participating shares of the surviving corporation outstanding immediately prior to the merger.

    The New York corporate law requires that any amendment to the certificate of incorporation specifying a higher vote requirement than that required by law for the transaction of specified items of business must be authorized by a two-thirds vote of all outstanding shares entitled to vote thereon and present at a meeting.

    The GE charter may be amended if the amendment is approved by a majority vote of the board of directors of GE and the affirmative vote of at least a majority of outstanding shares of GE common stock. The GE charter confers upon the GE board the power to amend or repeal the GE bylaws, except that the GE board does not have the authority to amend or repeal any bylaw which is adopted by the GE stockholders after April 20, 1948, unless such authority is granted to the GE board by the specific provisions of a bylaw adopted by the GE stockholders. The GE bylaws also may be altered, amended or repealed, at any time, in the manner provided in the GE charter.

    The Lunar articles of incorporation may be amended in any manner permitted under Wisconsin law. Under the Wisconsin corporate law and the Lunar articles of incorporation, the Lunar bylaws may be altered, amended or repealed or new bylaws may be adopted by the Lunar board or by the affirmative vote of a majority of the outstanding shares at any annual or special meeting of the shareholders, if notice of such alteration, amendment, repeal or adoption is contained in the notice of such meeting or waiver of notice. Bylaws adopted by the Lunar board may be amended or repealed by the shareholders of Lunar.

SPECIAL MEETINGS OF SHAREHOLDERS; CONSENT TO ACTIONS OF SHAREHOLDERS IN LIEU OF
  MEETING

    SPECIAL MEETINGS. Under the New York corporate law, a special meeting of stockholders may be called by the board of directors or by any person authorized to do so in the certificate or articles of incorporation or bylaws. Under Wisconsin corporate law, a special meeting of the shareholders may be called by the board of directors or any person authorized by the articles or incorporation or bylaws, or any holder of 10% of the outstanding shares.

    The GE bylaws provide that special meetings of stockholders may be called by the GE board, or by the written request of stockholders holding 40% of the then issued stock of GE.

    The Lunar bylaws provide that special meetings of the shareholders of Lunar may be called at any time by a majority of the board, the chairman of the board, the president, at the written request of holders of not less than 10% of all outstanding shares of Lunar, and that shareholders are entitled to not less than 10 and no more than 50 days notice of any special meeting.

    CONSENT OF SHAREHOLDERS IN LIEU OF MEETING. The New York corporate law requires the unanimous consent in writing of the holders of all outstanding shares entitled to vote thereon for any action requiring a vote of stockholders, if such action is taken without a meeting, unless otherwise provided in the corporation's charter or bylaws. Neither the GE charter nor the GE bylaws contains any provision with respect to actions by stockholders by written consent.

    Under the Wisconsin corporate law, any action required or permitted to be taken by shareholders at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all of the holders of outstanding stock, or, if the articles of incorporation so provide, by the holders of not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voting.

    The Lunar bylaws provide that the Lunar shareholders may act by consent, in writing, setting forth the action to be taken and signed by all of the holders of outstanding stock.

BUSINESS COMBINATIONS

    The New York corporate law generally prohibits a resident domestic corporation (as that term is defined in the New York Business Corporation Law) from engaging in a business combination with an "interested stockholder" (the beneficial owner of 20% or more of the corporation's stock) for a period of five years from the time the stockholder acquired the stock in such resident domestic corporation, unless certain conditions are met.

    The resident domestic corporation may engage in a business combination with the interested stockholder within the five-year period if the interested stockholder's stock purchase was approved by the corporation's board of directors prior to the purchase. The business combination is also permitted if any of the following criteria are met:

    - the business combination was approved by the board of directors prior to the interested stockholder's stock acquisition date;

    - the combination was approved by the majority of disinterested stockholders at a meeting called no earlier than five years after the interested stockholder's stock acquisition date; or

    - the price paid to all the stockholders meets statutory criteria establishing a formula price. The formula price is the higher of the price paid by the interested stockholder or the market value of the stock, computed as the higher of the value when acquired or when the announcement of the business combination was made.

    The Wisconsin corporate law regulates a broad range of business combinations between a corporation and an interested shareholder. Business combinations are generally defined to include a merger or a share exchange, an asset sale, the issuance of stock or rights to purchase stock and certain related party transactions, in each case involving an interested shareholder. An interested shareholder is a person who beneficially owns, directly or indirectly, 10% or more of the outstanding voting stock of a resident domestic corporation (as defined in the Wisconsin Business Corporation Law), or a person who is an affiliate or associate of the corporation and has beneficially owned 10% or more of the voting stock within the last three years. The Wisconsin corporate law generally prohibits a corporation from engaging in a business combination with an interested shareholder for a period of three years following the date on which the interested shareholder first acquired 10% or more of the outstanding voting stock unless the board of directors approved the business combination or the acquisition of stock prior to the date that person first acquired 10% or more of the voting stock. After three years from that date, the Wisconsin corporate law continues to generally prohibit a business combination with an interested shareholder unless:

    - the board of directors approved the business combination or the acquisition of stock prior to the stock acquisition date (as that term is defined in the Wisconsin Business Corporation Law),

    - the business combination is approved by a majority of the outstanding voting stock not owned by the interested shareholder,

    - the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount, or

    - the business combination is of a type specifically excluded from the coverage of the statute.

    While a takeover offer is being made, or after a take over offer (as that term is defined in the Wisconsin Business Corporation Law) has been publicly announced and before it is concluded, the Wisconsin corporate law requires the approval of the holders of a majority of shares entitled to vote before a public corporation may acquire more than 5% of its voting shares at a price above market value from a person who holds more than 3% of its voting shares and has held such shares for less than two years, unless at least an "equal" offer is made to acquire all voting shares and all securities which may be converted into voting shares. Similar approval is required before a public corporation may sell or option assets which amount to at least 10% of its market value unless the corporation has at least three directors who are not either officers or employees of the corporation and a majority of the directors who are not either officers or employees vote not to be governed by this provision.

    The Wisconsin corporate law provides that in certain circumstances the voting rights of shares of a resident public corporation held by any person in excess of 20% of the voting power of such corporation is limited to 10% of the full voting power of such excess shares. Full voting power may be restored if a majority of the voting power of shares represented at a meeting, are voted in favor of such restoration.

BUSINESS CONDUCTED AT SHAREHOLDERS' MEETINGS

    Under both the New York corporate law and the Wisconsin corporate law, the business permitted to be conducted at any special meeting of shareholders is limited to the matters stated in the notice of meeting of shareholders.

DIVIDENDS

    Under the New York corporate law, a corporation may pay dividends out of surplus. Under Wisconsin corporate law, no distribution may be made if, after the distribution of dividends, either of the following would occur:

    - the corporation would not be able to pay its debts as they become due in the usual course of business, or

    - the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy any preferential rights upon dissolution that would need to be first satisfied.

DISSENTERS' APPRAISAL RIGHTS

    The New York corporate law provides that, upon strict compliance with the applicable statutory requirements and procedures, a dissenting stockholder has the right to receive payment of the fair value of such stockholder's shares if such stockholder objects to:

    - mergers;

    - consolidations;

    - dispositions of assets requiring stockholder approval;

    - specified share exchanges; or

    - amendments to the certificate of incorporation which adversely affect the rights of such stockholder.

    Under Wisconsin corporate law, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's stock if such shareholder dissents from a proposed merger or stock exchange or sale or exchange of all or substantially all of the property and assets of the corporation. However, except for business combinations involving significant shareholders (as discussed above), dissenters' rights are not available to holders of shares that are registered on a national securities exchange or quoted on Nasdaq. Currently, Lunar common stock is quoted on Nasdaq.

WARRANTS OR OPTIONS

    The New York corporate law requires the approval of the holders of a majority of the votes cast for the issuance of any rights or options to directors, officers or other employees or for a plan to issue such rights or options.

    Wisconsin corporate law does not specifically limit or require special approval procedures in connection with the issuance of rights or options to directors, officers or other employees of a corporation.

NUMBER AND TERM OF DIRECTORS

    Under the New York corporate law, the number of directors may be fixed by the bylaws or by action of the shareholders or of the board of directors under the specific provisions of a bylaw adopted by the shareholders. The number of directors may be increased or decreased by amendment of the bylaws or by action of the shareholders or of the board of directors under the specific provisions of a bylaw adopted by the shareholders; provided that, if the board of directors is authorized by the bylaws to change the number of directors, whether by amending the bylaws or by taking action under the specific provisions of a bylaw adopted by the shareholders, such amendment or action will require the vote of a majority of the entire board of directors.

    Under Wisconsin corporate law, the authorized number of directors constituting the board of directors is specified in, or fixed in accordance with, the articles of incorporation or by-laws and may be increased or decreased by amendment to, or in a manner provided in, the articles of incorporation or the by-laws.

    The GE charter provides that the GE board may not consist of less than 10 directors, the exact number to be determined pursuant to the procedures set forth in the GE bylaws. The GE bylaws provide that the exact number of directors will be determined by a vote of the majority of the entire GE board, except that the number of directors for any year will be fixed by the stockholders of GE at any annual statutory meeting of the stockholders by a majority vote of the outstanding shares entitled to vote thereon. Directors of GE hold office until the next statutory meeting of the stockholders and until their successors are duly elected and have qualified. The number of directors of GE is currently fixed at fifteen.

    Under the Lunar articles of incorporation, the number of directors shall be between six and twelve. Under the Lunar bylaws, the number of directors is currently fixed at six. Lunar's board of directors is divided into three classes. Directors of Lunar hold office until the third succeeding annual meeting and until their successors are elected and qualified.

ELECTION OF DIRECTORS

    Under both the New York and Wisconsin corporate law, except as otherwise provided in the certificate of incorporation, directors are elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election.

    The GE bylaws provide that directors of GE shall be elected each year at the annual statutory meeting of the stockholders of GE, and that any vacancy occurring in the GE board may be filled for the unexpired term by the GE board. Neither the GE charter nor the GE bylaws allows cumulative voting for the election of directors.

    The Lunar charter provides that directors of Lunar hold office until his or her successor has been elected and qualified. Any vacancy may be filled, until the next succeeding annual meeting of shareholders, by the Lunar board by the affirmative vote of the majority of the directors then in office, even if less than a quorum, provided that in the case of a vacancy created by the removal of a director by vote of the shareholders, the shareholders shall have the right to fill such vacancy at the same meeting by the affirmative vote of 80% of the outstanding shares entitled to vote for the election of such directors. Neither the Lunar articles of incorporation nor the Lunar bylaws provides for cumulative voting in the election of directors.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    The New York corporate law provides that a corporation's certificate of incorporation or bylaws may provide that the directors be divided into either two, three or four classes; as long as all classes will be as nearly equal in number as possible, and no class may include less than three directors. The Wisconsin corporate law provides that a corporation's board of directors may be divided into two or three classes with staggered terms of office if the corporation's articles of incorporation provide for it. The GE charter does not contain a classified board provision. The Lunar articles of incorporation provides that the board of directors shall be divided into three classes of not less than two directors with staggered three-year terms of office.

REMOVAL OF DIRECTORS

    The New York corporate law provides that any or all of the directors of a corporation may be removed for cause and, if the certificate of incorporation or bylaws of the corporation provide, without cause by vote of the stockholders.

    Under Wisconsin corporate law, a director may generally be removed by the shareholders, with or without cause, if the number of votes cast to remove the director exceeds the number of votes cast not to remove him or her, unless the articles of incorporation, or by-laws provide for a greater voting requirement or provide that directors may only be removed for cause.

    Under Wisconsin corporate law, the circuit court for the county where a corporation's principal office or registered office is located may remove a director of the corporation from office in a proceeding brought either by the corporation or by shareholders holding at least 10% of the outstanding shares of any class, if the court finds that the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to the corporation and that removal is in the best interests of the corporation.

    Neither the GE charter nor the GE bylaws provides for removal of GE directors. Consequently, GE directors may be removed only for cause by vote of the stockholders of GE.

    The Lunar bylaws provide that directors of Lunar may be removed with or without cause upon the vote of 80% of the outstanding shares entitled to vote at an election of directors.

STATUTORY SHAREHOLDER LIABILITY

    The Wisconsin corporate law provides that the shareholders of a Wisconsin corporation are personally liable in certain circumstances for debts to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any case. The New York corporate law does not have a similar provision.

INDEMNIFICATION

    The New York corporate law allow a corporation to indemnify a director or officer for certain expenses, liabilities and other amounts incurred by such person in connection with legal proceedings. The statute requires that, prior to making any such indemnification, either a quorum of disinterested directors, an independent legal counsel or the company's shareholders must determine that such person has met the applicable statutory standard of conduct. The New York corporate law limits the corporation's ability to provide indemnification in connection with legal proceedings brought by or in the right of the corporation. New York also allows for the advance payment of expenses prior to the final disposition of an action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the company. The New York corporate law refers to indemnification of attorneys' fees only in the context of indemnification by court action.

    The GE charter provides that a person who is or was a director of GE will have no personal liability to GE or its stockholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the New York corporate law. The GE bylaws provide that GE shall, to the fullest extent permitted by applicable law, indemnify any person who is or was or has agreed to become a director of GE against damages; provided that no indemnification may be provided to any person if a judgment or other final adjudication adverse to the director establishes that

    - his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or

    - he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

    The Wisconsin corporate law provides that a director is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as director, unless the breach or failure to perform resulted from:

    - willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

    - a violation of criminal law, unless the director had reasonable cause to believe that the conduct was lawful or no reasonable cause to believe that the conduct was unlawful;

    - a transaction from which the director derived an improper personal profit; or

    - willful misconduct.

    Although Wisconsin law permits a corporation to limit the statutory immunity from director liability in its articles of incorporation, the Lunar charter and bylaws do not contain such a limitation.

    The Wisconsin corporate law provides that a corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because of his or her status as a director or officer. Additionally, a corporation shall indemnify a director or officer against liability incurred by a director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless the liability arose from a breach or failure to perform of the duties discussed above. Further, a court of law may order that the corporation provide indemnification to a director or officer if it finds that the director or officer is entitled thereto under the applicable statutory provision or is fairly and reasonably entitled to such indemnification.

    Wisconsin corporate law permits a corporation to provide additional rights to indemnification under its articles of incorporation or by-laws, by written agreement, by resolution of its board of directors or by a vote of the holders of a majority of its outstanding shares, so long as a corporation does not indemnify a director or officer unless it is determined that the director or officer did not breach or fail to perform one of the duties discussed above. The Lunar Bylaws provide for indemnification and reimbursement or advancement of expenses to directors and officers to the same extent permitted by the Wisconsin corporate law.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling GE pursuant to the foregoing provisions, GE has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRANSACTIONS WITH INTERESTED DIRECTORS

    Generally, under the New York corporate law and Wisconsin corporate law, a contract or transaction between a corporation and one or more of its directors, or between a corporation and any other entity in which one or more of its directors are directors or officers, or have a financial interest, is not void or voidable solely because of such relationship or interest, if any of the following is true:

    - the material facts of the contract or transaction and the director's interest are disclosed or known to the board of directors or a committee of the board of directors and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors (even though less than a quorum), or, under the New York corporate law, if the votes of the disinterested directors are insufficient to constitute an act of the board, by unanimous vote of the disinterested directors;

    - the material facts of the transaction and the director's interest are disclosed or known to shareholders entitled to vote thereon, and such contract or transaction is approved in good faith by a vote of such shareholders; or

    - the contract or transaction is fair to the corporation as of the time it was approved by the board, a committee or the shareholders.

                       DESCRIPTION OF GE'S CAPITAL STOCK

    SET FORTH BELOW IS A DESCRIPTION OF THE GE COMMON STOCK. THE FOLLOWING STATEMENTS ARE BRIEF SUMMARIES OF, AND ARE SUBJECT TO THE DETAILED PROVISIONS OF, THE GE CHARTER, THE GE BYLAWS AND THE RELEVANT PROVISIONS OF THE NEW YORK CORPORATE LAW.

    GE currently is authorized to issue up to 13,200,000,000 shares of common stock, par value $.06 per share. GE is also authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share, in series. GE has not issued any of this preferred stock. If preferred stock is issued, GE's board of directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

    Dividends may be paid on the GE common stock out of funds legally available for dividends, when and if declared by GE's board of directors.

    Holders of the GE common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding up, subject, if preferred stock of GE is then outstanding, to any preferential rights of such preferred stock. Each share of GE common stock entitles the holder thereof to one vote at all meetings of share owners, and the votes are noncumulative. The GE common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder thereof to any preemptive rights.

                                 LEGAL MATTERS

    Robert E. Healing, Corporate Counsel of GE, will pass upon the validity of the GE common stock to be issued in connection with the merger. Mr. Healing beneficially owns or has rights to acquire an aggregate of less than 1% of GE's common stock. Gibson, Dunn & Crutcher LLP, counsel to GE, and Sidley & Austin, counsel to Lunar, will deliver opinions concerning the federal income tax consequences of the merger. Sidley & Austin represents GE, including GE Medical Systems, a division of GE, from time to time.

                                    EXPERTS

    The consolidated financial statements of Lunar as of and for the year ended June 30, 1999 incorporated by reference in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

    KPMG LLP, independent certified public accountants, audited Lunar's consolidated financial statements as of June 30, 1998, and for each of the two years in the two-year period ended June 30, 1998. This proxy statement/prospectus includes these financial statements and the auditor's report, relying on KPMG LLP's authority as experts in accounting and auditing.

    KPMG LLP, independent certified public accountants, audited GE's consolidated financial statements as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999. GE's Annual Report on Form 10-K includes these financial statements and the auditor's report. This proxy statement/prospectus incorporates the financial statements and report by reference, relying on KPMG LLP's authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Lunar and GE file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by GE or Lunar at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. GE's and Lunar's SEC filings are also available to the public from commercial document retrieval services. The website maintained by the SEC is "HTTP://WWW.SEC.GOV". You may also access the SEC filings of GE and Lunar through the websites maintained by GE and Lunar, which are "HTTP://WWW.GE.COM" and "HTTP://WWW.LUNARCORP.COM".

    GE has filed with the SEC a registration statement on Form S-4 to register the GE common stock to be issued pursuant to the merger agreement. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of GE in addition to being a proxy statement of Lunar for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement and the exhibits to the registration statement.

    The SEC allows GE to "incorporate by reference" information into this proxy statement/ prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that GE has previously filed with the SEC. These documents contain important information about GE and its finances.

GE COMMISSION FILINGS (FILE NO. 1-00035)       PERIOD
----------------------------------------       ------
Annual Report on Form 10-K                     Year ended December 31, 1999
Quarterly Reports on Form 10-Q                 Quarter ended March 31, 2000
Current Report on Form 8-K                     Dated April 27, 2000

    GE also hereby incorporates by reference all additional documents that GE files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the special meeting.

    The SEC allows Lunar to "incorporate by reference" certain information into this proxy statement/ prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the document set forth below that Lunar has previously filed with the SEC. This document contains important information about Lunar.

LUNAR COMMISSION FILINGS (FILE NO. 000-18643)  PERIOD
---------------------------------------------  ------
Annual Report on Form 10-K                     Year ended June 30, 1999
Quarterly Reports on Form 10-Q                 Quarters ended March 31, 2000,
                                                 December 31, 1999, and September 30, 1999
Current Report on Form 8-K                     Filed on June 7, 2000

    Lunar also hereby incorporates by references all additional documents that Lunar files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting.

    If you are a shareholder of Lunar or GE, Lunar or GE may have sent you some of the documents incorporated by reference, but you can obtain any of them through Lunar, GE or the SEC. Documents incorporated by reference are available from Lunar or GE without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

General Electric Company                       Lunar Corporation
Attention: GE Corporate Investor               Attention: Corporate Secretary
  Communications
3135 Easton Turnpike                           726 Heartland Trail
Fairfield, Connecticut 06431-0001              Madison, Wisconsin 53717-1915
(203) 373-2816                                 (608) 828 2663

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM GE, PLEASE DO SO BY AUGUST 1, 2000 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

    The board of directors of Lunar does not intend to bring any other matters, and does not know of any other matters to be brought, before the special meeting.

    THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF LUNAR OR GE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

    YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. NEITHER GE NOR LUNAR HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. ALL INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO LUNAR AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY LUNAR, AND ALL INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO GE AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY GE. NEITHER GE NOR LUNAR WARRANTS THE ACCURACY OF INFORMATION RELATING TO THE OTHER PARTY. THIS PROXY
STATEMENT/PROSPECTUS IS DATED             , 2000. YOU SHOULD NOT ASSUME THAT THE
INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OF GE COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              GE MEDICAL SYSTEMS,
                                 A DIVISION OF
                            GENERAL ELECTRIC COMPANY

                               TOPAZ MERGER CORP.

                                      AND

                               LUNAR CORPORATION

                            DATED AS OF JUNE 2, 2000

                               TABLE OF CONTENTS
                          AGREEMENT AND PLAN OF MERGER

                                                                PAGE
                                                              --------
ARTICLE I THE MERGER........................................     A-1

            Section 1.1   THE MERGER........................     A-1

            Section 1.2   EFFECTIVE TIME....................     A-1

            Section 1.3   EFFECTS OF THE MERGER.............     A-2

            Section 1.4   CHARTER AND BYLAWS; DIRECTORS AND
              OFFICERS......................................     A-2

            Section 1.5   CONVERSION OF SECURITIES..........     A-2

            Section 1.6   PARENT TO MAKE CERTIFICATES
              AVAILABLE.....................................     A-3

            Section 1.7   DIVIDENDS; TRANSFER TAXES;
              WITHHOLDING...................................     A-3

            Section 1.8   NO FRACTIONAL SECURITIES..........     A-4

            Section 1.9   RETURN OF EXCHANGE FUND...........     A-4

            Section 1.10  NO FURTHER OWNERSHIP RIGHTS IN
              COMPANY COMMON STOCK..........................     A-4

            Section 1.11  CLOSING OF COMPANY TRANSFER
              BOOKS.........................................     A-4

            Section 1.12  LOST CERTIFICATES.................     A-5

            Section 1.13  FURTHER ASSURANCES................     A-5

            Section 1.14  CLOSING...........................     A-5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF PARENT AND
  SUB.......................................................     A-5

            Section 2.1   ORGANIZATION, STANDING AND
              POWER.........................................     A-5

            Section 2.2   AUTHORITY.........................     A-5

            Section 2.3   CONSENTS AND APPROVALS; NO
              VIOLATION.....................................     A-6

            Section 2.4   PARENT COMMON STOCK TO BE ISSUED
              IN THE MERGER.................................     A-7

            Section 2.5   SEC DOCUMENTS AND OTHER REPORTS...     A-7

            Section 2.6   REGISTRATION STATEMENT AND PROXY
              STATEMENT.....................................     A-7

            Section 2.7   ABSENCE OF CERTAIN CHANGES OR
              EVENTS........................................     A-8

            Section 2.8   REORGANIZATION....................     A-8

            Section 2.9   OPERATIONS OF SUB.................     A-8

            Section 2.10  BROKERS...........................     A-8

            Section 2.11  OWNERSHIP OF COMPANY COMMON
              STOCK.........................................     A-8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...     A-8

            Section 3.1   ORGANIZATION, STANDING AND
              POWER.........................................     A-8

            Section 3.2   CAPITAL STRUCTURE.................     A-9

            Section 3.3   AUTHORITY.........................    A-10

                                                                PAGE
                                                              --------
            Section 3.4   CONSENTS AND APPROVALS; NO
              VIOLATION.....................................    A-10

            Section 3.5   SEC DOCUMENTS AND OTHER REPORTS...    A-11

            Section 3.6   REGISTRATION STATEMENT AND PROXY
              STATEMENT.....................................    A-11

            Section 3.7   ABSENCE OF CERTAIN CHANGES OR
              EVENTS........................................    A-12

            Section 3.8   PERMITS AND COMPLIANCE............    A-12

            Section 3.9   TAX MATTERS.......................    A-13

            Section 3.10  ACTIONS AND PROCEEDINGS...........    A-14

            Section 3.11  CERTAIN AGREEMENTS................    A-15

            Section 3.12  ERISA.............................    A-16

            Section 3.13  COMPLIANCE WITH WORKER SAFETY
              LAWS..........................................    A-17

            Section 3.14  LIABILITIES; PRODUCTS.............    A-18

            Section 3.15  LABOR MATTERS.....................    A-18

            Section 3.16  INTELLECTUAL PROPERTY.............    A-18

            Section 3.17  OPINION OF FINANCIAL ADVISOR......    A-19

            Section 3.18  STATE TAKEOVER STATUTES...........    A-19

            Section 3.19  REQUIRED VOTE OF COMPANY
              SHAREHOLDERS..................................    A-19

            Section 3.20  REORGANIZATION....................    A-20

            Section 3.21  ACCOUNTS RECEIVABLE...............    A-20

            Section 3.22  INVENTORIES.......................    A-20

            Section 3.23  ENVIRONMENTAL MATTERS.............    A-20

            Section 3.24  SUPPLIERS AND DISTRIBUTORS........    A-21

            Section 3.25  INSURANCE.........................    A-21

            Section 3.26  TRANSACTIONS WITH AFFILIATES......    A-22

            Section 3.27  TITLE TO AND SUFFICIENCY OF
              ASSETS........................................    A-22

            Section 3.28  BROKERS...........................    A-23

            Section 3.29  YEAR 2000.........................    A-23

            Section 3.30  NO CONSULTING ACTIVITIES SUBJECT
              TO HOSPITALPHYSICIAN GAINSHARING
              RESTRICTIONS..................................    A-23

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS........    A-24

            Section 4.1   CONDUCT OF BUSINESS BY THE COMPANY
              PENDING THE MERGER............................    A-24

            Section 4.2   NO SOLICITATION...................    A-25

            Section 4.3   THIRD PARTY STANDSTILL
              AGREEMENTS....................................    A-27

            Section 4.4   REORGANIZATION....................    A-27

ARTICLE V ADDITIONAL AGREEMENTS.............................    A-27

                                                                PAGE
                                                              --------
            Section 5.1   SHAREHOLDER MEETING...............    A-27

            Section 5.2   PREPARATION OF THE REGISTRATION
              STATEMENT AND THE PROXY STATEMENT.............    A-27

            Section 5.3   ACCESS TO INFORMATION.............    A-28

            Section 5.4   RULE 145 LETTERS..................    A-28

            Section 5.5   FEES AND EXPENSES.................    A-28

            Section 5.6   COMPANY STOCK OPTIONS.............    A-30

            Section 5.7   REASONABLE BEST EFFORTS...........    A-30

            Section 5.8   PUBLIC ANNOUNCEMENTS..............    A-31

            Section 5.9   STATE TAKEOVER LAWS...............    A-31

            Section 5.10  INDEMNIFICATION; DIRECTORS AND
              OFFICERS INSURANCE............................    A-31

            Section 5.11  NOTIFICATION OF CERTAIN MATTERS...    A-32

            Section 5.12  EMPLOYEE BENEFIT PLANS............    A-32

ARTICLE VI CONDITIONS PRECEDENT TO THE MERGER...............    A-33

            Section 6.1   CONDITIONS TO EACH PARTY'S
              OBLIGATION TO EFFECT THE MERGER...............    A-33

            Section 6.2   CONDITIONS TO OBLIGATION OF THE
              COMPANY TO EFFECT THE MERGER..................    A-33

            Section 6.3   CONDITIONS TO OBLIGATIONS OF
              PARENT AND SUB TO EFFECT THE MERGER...........    A-34

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...............    A-35

            Section 7.1   TERMINATION.......................    A-35

            Section 7.2   EFFECT OF TERMINATION.............    A-36

            Section 7.3   AMENDMENT.........................    A-37

            Section 7.4   WAIVER............................    A-37

ARTICLE VIII GENERAL PROVISIONS.............................    A-37

            Section 8.1   NONSURVIVAL OF REPRESENTATIONS AND
              WARRANTIES; NO OTHER REPRESENTATIONS AND
              WARRANTIES....................................    A-37

            Section 8.2   NOTICES...........................    A-37

            Section 8.3   INTERPRETATION....................    A-38

            Section 8.4   COUNTERPARTS......................    A-38

            Section 8.5   ENTIRE AGREEMENT; NO THIRDPARTY
              BENEFICIARIES.................................    A-38

            Section 8.6   GOVERNING LAW.....................    A-39

            Section 8.7   ASSIGNMENT........................    A-39

            Section 8.8   SEVERABILITY......................    A-39

            Section 8.9   ENFORCEMENT OF THIS AGREEMENT.....    A-39

            Section 8.10  PERFORMANCE BY SUB................    A-39

            Section 8.11  DEFINED TERMS.....................    A-39

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER, dated as of June 2, 2000 (this "AGREEMENT"), is among GE Medical Systems, a division of General Electric Company, a New York corporation ("PARENT"), Topaz Merger Corp., a Wisconsin corporation and a whollyowned subsidiary of Parent ("SUB"), and Lunar Corporation, a Wisconsin corporation (the "COMPANY") (Sub and the Company being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS").

                                   RECITALS:

    A. The respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub with and into the Company upon the terms and subject to the conditions of this Agreement (the "MERGER"), and the respective Boards of Directors of Parent, Sub and the Company have approved and adopted this Agreement;

    B. The respective Boards of Directors of Parent and the Company have determined that the Merger is in the best interest of their respective shareholders;

    C. In order to induce Parent and Sub to enter into this Agreement, concurrently herewith (i) Parent and the Company are entering into the Stock Option Agreement dated as of the date hereof (the "STOCK OPTION AGREEMENT") in the form of the attached EXHIBIT A and (ii) Parent and a shareholder of the Company are entering into the Shareholder Agreement dated as of the date hereof (the "SHAREHOLDER AGREEMENT") in the form of the attached EXHIBIT B; and

    D. For federal income tax purposes, it is intended by the parties hereto that the Merger shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

    NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the Wisconsin Business Corporation Law (the "WBCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.2). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Sub in accordance with the WBCL. Notwithstanding anything to the contrary herein, at the election of Parent, any direct whollyowned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

    SECTION 1.2 EFFECTIVE TIME. The Merger shall become effective when the articles of merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the WBCL, are received by the Wisconsin Department of Financial Institutions; PROVIDED, HOWEVER, that, upon mutual consent of the Constituent Corporations, the Articles of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Articles of Merger are received. When used in this Agreement, the term "EFFECTIVE TIME" shall mean the date and time at which the Articles of Merger are accepted for filing or such later time established by the Articles of Merger. The filing of the Articles of Merger shall be made on the date of the Closing (as defined in Section 1.14). At the option of Parent, the Surviving Corporation may choose to file a plan of merger ("PLAN OF MERGER") containing only the terms required by Section 180.1101(2) of the WBCL with the Articles of Merger in lieu of filing this Agreement with the Articles of Merger.

    SECTION 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in this Agreement and applicable provisions of the WBCL.

    SECTION 1.4 CHARTER AND BYLAWS; DIRECTORS AND OFFICERS. (a) The Articles of Incorporation of the Company in effect at the Effective Time will be amended in its entirety at the Effective Time to read as set forth in EXHIBIT C hereto and shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The Bylaws of Sub in effect at the Effective Time will be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        (b) The directors of the Sub at the Effective Time shall automatically, and without further action, be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 1.5 CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

        (a) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable (except to the extent otherwise provided in Section 180.0622(2)(b) of the WBCL) share of common stock of the Surviving Corporation.

        (b) All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by Parent or Sub shall automatically be canceled and retired and shall cease to exist and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

        (c) Subject to the provisions of Section 1.8 hereof, each share of Common Stock, par value $0.01 per share, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive the number of shares of common stock, par value $0.16 per share, of the Parent ("PARENT COMMON STOCK") determined by dividing $17.00 by the Average Parent Share Price (as defined below) and rounding the result to the nearest one thousandth of a share (the "MERGER CONSIDERATION"); provided, however, that if between the first day of the Valuation Period (as defined below) and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The "AVERAGE PARENT SHARE PRICE" means the average of the daily volumeweighted sales prices per share of Parent Common Stock on the New York Stock Exchange, Inc. for each of the 10 consecutive trading days ending on the trading day which is five calendar days prior to the Closing Date, or, if such ending date does not fall on a trading day, then the trading day immediately preceding the fifth calendar day prior to the Closing Date (the "VALUATION PERIOD"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the shares of Parent Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

    SECTION 1.6 PARENT TO MAKE CERTIFICATES AVAILABLE.

        (a) EXCHANGE OF CERTIFICATES. Parent shall authorize a bank, trust company, or such other person or persons as shall be reasonably acceptable to Parent and the Company, to act as Exchange Agent hereunder (the "EXCHANGE AGENT"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock converted in the Merger, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5(c) in exchange for outstanding shares of Company Common Stock and cash, as required to make payments in lieu of any fractional shares pursuant to
    Section 1.8 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Agent shall deliver the Parent Common Stock contemplated to be issued pursuant to Section 1.5(c) out of the Exchange Fund. Except as contemplated by Section 1.9, the Exchange Fund shall not be used for any other purpose.

        (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the "CERTIFICATES") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of a Certificate held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this
    Article I, cash in lieu of any fractional share in accordance with Section
    1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be canceled.

    SECTION 1.7 DIVIDENDS; TRANSFER TAXES; WITHHOLDING. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Parent Common Stock until such person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such person pursuant to
Section 1.8 until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock:
(i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

    SECTION 1.8 NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Average Parent Share Price by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Parent, and the Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

    SECTION 1.9 RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former shareholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former shareholders who have not theretofore complied with this
Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any such shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    SECTION 1.10 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Sections 1.7 and 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

    SECTION 1.11 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

    SECTION 1.12 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

    SECTION 1.13 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

    SECTION 1.14 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 101660193, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) (the "CLOSING DATE") or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                               OF PARENT AND SUB

    Parent and Sub represent and warrant to the Company as follows:

    SECTION 2.1 ORGANIZATION, STANDING AND POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement, "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used with respect to Parent, any change or effect that is or could reasonably be expected (as far as can reasonably be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, or the business prospects and condition of Parent and its Subsidiaries, taken as a whole.

    SECTION 2.2 AUTHORITY. On or prior to the date of this Agreement, the respective Boards of Directors of Parent and Sub have declared the Merger advisable and have approved and adopted this Agreement in accordance with the WBCL. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement, Parent has all requisite corporate power and authority to enter into the Stock Option Agreement and the Shareholder Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Sub, the execution and delivery of the Stock Option Agreement and the Shareholder Agreement by Parent and the consummation by Parent and Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including all Board action) on the part of Parent and Sub, subject to the filing of appropriate Articles of Merger as required by the WBCL. This Agreement has been duly executed and delivered by Parent and Sub, the Stock Option Agreement and the Shareholder Agreement have been duly executed and delivered by Parent, and (assuming the valid authorization, execution and delivery of this Agreement and the Stock Option Agreement by the Company, the valid authorization, execution and delivery of the Shareholder Agreement by the shareholder of the Company that is a party thereto and the validity and binding effect hereof and thereof on the Company and such shareholder) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms and the Stock Option Agreement and the Shareholder Agreement constitute the valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The filing of a registration statement on Form S4 with the Securities and Exchange Commission (the "SEC") by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT"), for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "REGISTRATION STATEMENT") has been duly authorized by Parent's Board of Directors.

    SECTION 2.3 CONSENTS AND APPROVALS; NO VIOLATION. Assuming that all consents, approvals, authorizations and other actions described in this Section
2.3 have been obtained and all filings and obligations described in this Section
2.3 have been made, the execution and delivery of this Agreement, the Stock Option Agreement and the Shareholder Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or the Bylaws of Parent, each as amended to date, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or under the Stock Option Agreement or the Shareholder Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "GOVERNMENTAL ENTITY") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Stock Option Agreement or the Shareholder Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholder Agreement, except for (i) in connection, or in compliance, with the provisions of the HartScottRodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), (ii) the filing of the Articles of

Merger with the Secretary of State of the State of Wisconsin and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, the Stock Option Agreement, or the Shareholder Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "STATE TAKEOVER APPROVALS"), (v) applicable requirements, if any, of state securities or "blue sky" laws ("BLUE SKY LAWS") and the New York Stock Exchange (the "NYSE"), (vi) as may be required under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or under the Stock Option Agreement or the Shareholder Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby.

    SECTION 2.4 PARENT COMMON STOCK TO BE ISSUED IN THE MERGER. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights created by statute, Parent's Certificate of Incorporation or Bylaws or any agreement to which Parent is a party or by which Parent is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky laws.

    SECTION 2.5 SEC DOCUMENTS AND OTHER REPORTS. Parent has filed all required documents with the SEC since January 1, 1995 (the "PARENT SEC DOCUMENTS"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal yearend audit adjustments and to any other adjustments described therein). Except as disclosed in the Parent SEC Documents or as required by generally accepted accounting principles, Parent has not, since March 31, 2000, made any change in the accounting practices or policies applied in the preparation of financial statements.

    SECTION 2.6 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied in writing by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the proxy statement/prospectus included therein (together with any amendments or supplements thereto, the "PROXY STATEMENT") relating to the Shareholder Meeting (as defined in Section 5.1) will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.

    SECTION 2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement, since March 31, 2000, there has been no event causing a Material Adverse Effect on Parent, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on Parent.

    SECTION 2.8 REORGANIZATION. To the actual knowledge of the Vice President and Senior Counsel, Taxes of Parent, (i) neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and (ii) there are no facts that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    SECTION 2.9 OPERATIONS OF SUB. Sub is a direct, whollyowned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    SECTION 2.10 BROKERS. No broker, investment banker or other person, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

    SECTION 2.11 OWNERSHIP OF COMPANY COMMON STOCK. Neither Parent nor any of its Affiliates is the beneficial owner (as defined in Rule 13d3 promulgated under the Exchange Act) of, nor has Parent or any of its Affiliates within the last three years been the beneficial owner of, Company Common Stock equal to or greater than ten percent (10%) of the aggregate outstanding Company Common Stock.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub as follows:

    SECTION 3.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin, has filed with the Wisconsin Department of Financial Institutions the most recent annual report required to be filed by it, has not filed articles of dissolution, has a perpetual period of existence and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" mean, when used with respect to the Company, any change or effect that is or could reasonably be expected (as far as can reasonably be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, or the business prospects and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

    SECTION 3.2 CAPITAL STRUCTURE. (a) As of the date hereof, the authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock. At the close of business on May 31, 2000, (i) 8,594,455 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable (except to the extent otherwise provided in Section 180.0622(2)(b) of the WBCL) and free of preemptive rights, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) 2,488,000 shares of Company Common Stock were reserved for future issuance pursuant to the Company's Amended and Restated Stock Option Plan, any other option grants or plans, or pursuant to any plans assumed by the Company in connection with any acquisition, business combination or similar transaction (collectively, the "COMPANY STOCK OPTION PLANS"). No shares of Company Common Stock are held by any Subsidiary of the Company.

    (b) Section 3.2 (b) of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which relates to this Agreement and is designated therein as the Company Letter (the "COMPANY LETTER"), contains a correct and complete list as of the date of this Agreement of each outstanding option to purchase shares of Company Common Stock issued under the Company Stock Option Plans (collectively, the "COMPANY STOCK OPTIONS"), including the holder, date of grant, term, acceleration of vesting or exercisability, if any, exercise price and number of shares of Company Common Stock subject thereto. Except as set forth on Section 3.2(b) of the Company Letter and except for the Company Stock Options, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement.

    (c) Except as set forth in Section 3.2 of the Company Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in the Company or any Subsidiary. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable (except to the extent otherwise provided in Section 180.0622(2)(b) of the WBCL) and, except as disclosed in the Company SEC Documents (defined below) filed prior to the date of this Agreement, each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Section 3.2(c) of the Company Letter contains a correct and complete list as of the date of this Agreement of each of the Company's Subsidiaries. Except as set forth on Section 3.2(c) of the Company Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is party to or bound by
(x) any agreement or commitment pursuant to which the Company or any Subsidiary of the Company is or could be required to register any securities under the Securities Act or (y) any debt agreements or instruments which grant any rights to vote (contingent or otherwise) on matters on which shareholders of the Company may vote.

    (d) Section 3.2(d) of the Company Letter contains a correct and complete list as of the date of this Agreement of each entity in which the Company owns an equity interest (other than a Subsidiary), including the number of outstanding shares of the stock of each such entity, the percentage interest represented by the Company's ownership in the entity, and the date of acquisition of the ownership interest in any such entity.

    SECTION 3.3 AUTHORITY. On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously declared the Merger advisable and fair to and in the best interest of the Company and its shareholders, approved and adopted this Agreement in accordance with the WBCL, resolved to recommend the adoption of this Agreement by the Company's shareholders and directed that this Agreement be submitted to the Company's shareholders for adoption. The Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement, to consummate the transactions contemplated by the Stock Option Agreement and, subject, in the case of the consummation of the Merger, to approval and adoption by the shareholders of the Company of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to (x) approval and adoption of this Agreement by the shareholders of the Company and
(y) the filing of the Articles of Merger as required by the WBCL. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the Stock Option Agreement by Parent and the validity and binding effect of the Agreement on Parent and Sub and the Stock Option Agreement on Parent) constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The filing of the Proxy Statement with the SEC and the issuance of up to 2,014,067 shares of Company Common Stock pursuant to the Stock Option Agreement have been duly authorized by the Company's Board of Directors.

    SECTION 3.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming that all consents, approvals, authorizations and other actions described in this Section
3.4 have been obtained and all filings and obligations described in this Section
3.4 have been made, and except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the articles of incorporation of the Company (as amended from time to time, the "COMPANY CHARTER") or the Bylaws of the Company, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of Articles of

Merger with the Secretary of State of the State of Wisconsin and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement or the Stock Option Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals,
(v) applicable requirements, if any, of Blue Sky Laws or the Nasdaq National Market, (vi) as may be required under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby.

    SECTION 3.5 SEC DOCUMENTS AND OTHER REPORTS. The Company has filed all required documents with the SEC since June 30, 1995 (the "COMPANY SEC DOCUMENTS"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, to the extent permitted by Form 10Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal yearend audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles, the Company has not, since June 30, 1999, made any change in the accounting practices or policies applied in the preparation of financial statements.

    SECTION 3.6 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by the Company in writing for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

    SECTION 3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Section 3.7 of the Company Letter or as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, since June 30, 1999
(i) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company,
(ii) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company, (iii) there has been no change in the capital stock of the Company except for the issuance of shares of the Company Common Stock pursuant to Company Stock Options and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock,
(iv) there has not been (A) any adoption of a new Company Plan (as hereinafter defined), (B) any amendment to a Company Plan materially increasing benefits thereunder, (C) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents, (D) any granting by the Company or any of its Subsidiaries to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents or (E) except as set forth in Section 3.7(iv) of the Company Letter, any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee, (v) there has not been any material changes in the amount or terms of the indebtedness of the Company and its Subsidiaries from that described in the Company's 1999 Annual Report on Form 10K, and (vi) there has been no event causing a Material Adverse Effect on the Company, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on the Company.

    SECTION 3.8 PERMITS AND COMPLIANCE. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "COMPANY PERMITS"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in violation of (A) its charter, bylaws or other organizational documents, (B) any applicable law, ordinance, administrative, or governmental rule or regulation, including any consumer protection, equal opportunity, patient confidentiality, health, health care industry regulation and thirdparty reimbursement laws including under any Federal Health Care Program (as defined in Section 1128B(f) of the U.S. Federal Social Security Act (together with all regulations promulgated thereunder, the "SSA")), (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or (D) any Company Permits, except, in the case of clauses (A), (B), (C) and (D) for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Without limiting the foregoing, the Company is in compliance, in all material respects, with all current applicable statutes, rules, regulations or orders administered or issued by the United States Food and Drug Administration (the "FDA") or comparable foreign Governmental Entity; the Company does not have Knowledge of any facts which furnish any reasonable basis for any warning letters from the FDA, Section 305 notices, or other similar communications from the FDA or comparable foreign entity; and since April 30, 1997, there have been no recalls, field notifications, alerts or seizures requested in writing, or to the Knowledge of the Company, either requested orally or threatened relating to the Company's products, except as set forth in Section
3.8 of the Company Letter. The Company's products, where required, are being marketed under valid 510(k) or PreMarket Approval Applications. To the Knowledge of the Company, there is no false information or significant omission in any product application or productrelated submission to the FDA or comparable foreign Governmental Entity. The Company has obtained all necessary regulatory approvals from any foreign regulatory agencies related to the products distributed and sold by the Company. Neither the Company nor any Subsidiary, nor the officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. ss.1001.1001) of the Company or any Subsidiary: (i) have engaged in any activities which are prohibited under, or are cause for civil penalties or mandatory or permissive exclusion from, any Federal Health Care Program under Sections 1128, 1128A, 1128B, or 1877 of SSA or related state or local statutes, including knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease or order, of any item or service for which payment may be made in whole or in part under any such program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of SSA;
(iii) have been excluded from participation under any Federal Health Care Program; or (iv) have been convicted (as defined in 42 C.F.R. ss. 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1),
(b)(2), or (b)(3) of SSA. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there are no contracts or agreements of the Company or its Subsidiaries having terms or conditions which would have a Material Adverse Effect on the Company or having covenants not to compete that materially impair the ability of the Company to conduct its business as currently conducted or would reasonably be expected to materially impair Parent's ability to conduct its businesses. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement or the Stock Option Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. "KNOWLEDGE OF THE COMPANY" means the actual knowledge of the directors and executive officers of the Company.

    SECTION 3.9 TAX MATTERS. Except as otherwise set forth in Section 3.9 of the Company Letter, (i) the Company and each of its Subsidiaries have timely filed (taking account of extensions to file that have been properly obtained) all material Tax Returns (as hereinafter defined) required to have been filed by it, and such Tax Returns are correct and complete in all material respects; (ii) the Company and each of its Subsidiaries have timely paid (taking account of extensions to pay that have been properly obtained) all Taxes (as hereinafter defined) required to be paid by it that are material (either individually or in the aggregate) and that have been due and will timely pay (taking account of such extensions) all Taxes required to be paid by it that are material (either individually or in the aggregate) and that will be due on or prior to the Effective Time (other than Taxes that are being timely and properly contested in good faith), or where payment is not yet due or is being contested in good faith, has established in accordance with United States generally accepted accounting principles an adequate reserve, which such reserve is adequate notwithstanding the items set forth in the Company Letter, for the payment of such Taxes; (iii) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes;
(v) no federal, state, local, or foreign audits or administrative proceedings, of which the Company or its Subsidiaries has written notice, or to the Knowledge of the Company, oral notice, are pending with regard to any material Taxes or material Tax Returns of the Company or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding from the Internal Revenue Service ("IRS") or any other taxing authority; (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries are currently pending, other than issues that, if resolved against the Company or its Subsidiaries, would not result in the imposition of Taxes that are material (either individually or in the aggregate); (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full; (viii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any transaction that would constitute a "tax shelter" within the meaning of Section 6111 or 6662 of the Code and that has not been disclosed on an applicable Tax Return; (ix) neither the Company nor any of its Subsidiaries has submitted a request for a ruling to the IRS or a State tax authority; (x) neither the Company nor any of its subsidiaries has made or rescinded any express or deemed material election relating to Taxes for any period the statute of limitations with respect to which has not expired; (xi) neither the Company nor any of its Subsidiaries has changed any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns; (xii) neither Company nor any of its Subsidiaries has been a member of an affiliated group of corporations (within the meaning of Section 1504(a)) filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined, or unitary income tax return under comparable provisions of state, local, or foreign tax law) for any taxable period, other than a group the common parent of which is Company;
(xiii) neither Company nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to material Taxes of such other person (including pursuant to Treasury Regulations Section 1.15026 or comparable provision of state, local or foreign tax law) including any liability for Taxes of any predecessor entity; and (xiv) to the Knowledge of the Company, there are no facts that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code (xv) Company has furnished to Parent true and complete copies of all Tax Returns for all periods, the statute of limitations for the assessment of Tax with respect to which has not expired, (xvi) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its Subsidiaries, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; and (xvii) the Company has not made any payments, and is not party to an agreement that could require it to make any payments (including any deemed payment of compensation upon exercise of any option), that would not be fully deductible by reason of Section 162(m) of the Code.. For purposes of this
Agreement: (i) "TAXES" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, valueadded, transfer, excise, capital, or net worth tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest thereon or penalty imposed with respect thereto by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined, or any other basis, and shall include any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement, or otherwise), and (ii) "TAX RETURN" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

    SECTION 3.10 ACTIONS AND PROCEEDINGS. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or shareholders of the Company or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Company Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement. Except as set forth in Section 3.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or shareholders, as such, or any of the Company's or the Subsidiaries' properties, assets or business or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or shareholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement and the Stock Option Agreement.

    SECTION 3.11 CERTAIN AGREEMENTS.  (a) Except as set forth in Section
3.11(a) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan relating to the compensation of employees of the Company or its Subsidiaries, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) (collectively the "COMPENSATION AGREEMENTS"), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Stock Option Agreement. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement or the Stock Option Agreement except as provided in Section 5.6. Section 3.11(a) of the Company Letter sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company or its Subsidiaries from each officer, director or employee of the Company and its Subsidiaries.

    (b) Set forth in Section 3.11(b) of the Company Letter is a list of all contracts that are material to the business of the Company and its Subsidiaries taken as a whole (whether oral or written), including all distribution contracts, solesource supply contracts, national accounts contracts, any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any material lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject (collectively, "SIGNIFICANT CONTRACTS"). Prior to the date hereof, the Company has provided true and complete copies of all such contracts to Parent.

    (c) Except as set forth on Section 3.11(c) of the Company Letter, each Significant Contract is a legal, valid and binding agreement of the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries (or to the Knowledge of the Company, any other party thereto) is in default under any Significant Contract, and none of such Significant Contracts has been canceled by the other party thereto; each Significant Contract is in full force and effect and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by the Company or any Subsidiary party thereto which would entitle the other party to such Significant Contract to terminate the same or declare a default or event of default thereunder; the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement; in each instance, except where it would not have a Material Adverse Effect on the Company.

    SECTION 3.12 ERISA (a) Each Company Plan is listed in Section 3.12(a) of the Company Letter. With respect to each Company Plan that is maintained in the United States for the benefit of employees who are not primarily nonresident aliens (a "U.S. PLAN"), the Company has made available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) each such U.S. Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such U.S. Plan, (iv) a written summary of each unwritten U.S. Plan, (v) the most recent summary plan description or other written explanation of each U.S. Plan provided to participants, (vi) the three most recent actuarial reports or valuations relating to a U.S. Plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (vii) the most recent determination letter and request therefor, if any, issued by the IRS with respect to any U.S. Plan intended to be qualified under section 401(a) of the Code, (viii) any request for a determination currently pending before the IRS, (ix) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding controversy and (x) all forms and certificate samples used to comply with Sections 4980, 9801 and 9802 of the Code. Except as would not have a Material Adverse Effect on the Company, each U.S. Plan complies in all respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations. Except as set forth in Section 3.12(a) of the Company Letter, no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any U.S. Plan for which the 30day notice requirement has not been waived. Neither the Company nor any of its Subsidiaries or ERISA Affiliates (as hereinafter defined) has withdrawn from any Company Multiemployer Plan (as hereinafter defined) and would not incur any withdrawal liability if it withdrew from all such Company Multiemployer Plans on the date of this Agreement. No action has been taken, or is currently being considered, to terminate or withdraw from any U.S. Plan subject to Title IV of ERISA and, to the Knowledge of the Company, there is no reason to believe the Pension Benefit Guaranty Corporation would initiate the termination of any such Plan. No U.S. Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

    (b) Except as listed in Section 3.12(b) of the Company Letter, with respect to the U.S. Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Subsidiary or ERISA Affiliate or U.S. Plan fiduciary could be subject to any liability under the terms of such U.S. Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on the Company. All U.S. Plans that are intended to be qualified under Section
401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and to the Knowledge of the Company, there is no reason why any such U.S. Plan is not so qualified in operation. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. No event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances that would result in a material increase in the contributions required to be made to any Company Multiemployer Plan by the Company or any Subsidiary or ERISA Affiliate. Except as disclosed in Section 3.12(b) of the Company Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability or obligation under any welfare U.S. Plan to provide benefits after termination of employment to any employee or dependent other than as required by
Section 4980B of the Code.

    (c) As used herein, (i) "COMPANY PLAN" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its Subsidiaries or ERISA Affiliates or as to which the Company or any of its Subsidiaries or ERISA Affiliates has contributed or otherwise may have any liability, (ii) "COMPANY MULTIEMPLOYER PLAN" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its Subsidiaries or ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability that is maintained in the United States for the benefit of employees who are not primarily nonresident aliens, and (iii) "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

    (d) Section 3.12(d) of the Company Letter contains a list of all (i) severance and employment agreements with employees of the Company and each Subsidiary and ERISA Affiliate, (ii) severance programs and policies of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees containing change of control or similar provisions.

    (e) Except as set forth in Section 3.12(e) of the Company Letter, with respect to each Company Plan not subject to United States law (a "COMPANY FOREIGN BENEFIT PLAN"), except as would not have a Material Adverse Effect on the Company, (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the Company's consolidated financial statements for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan in accordance with generally accepted country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations; and (ii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

    SECTION 3.13 COMPLIANCE WITH WORKER SAFETY LAWS. The properties, assets and operations of the Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "WORKER SAFETY LAWS"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans (other than those taken by subsequent owners of such properties, assets or operations) of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on the Company.

    SECTION 3.14 LIABILITIES; PRODUCTS. (a) Except as fully reflected or reserved against in the financial statements included in the Company's 1999 Annual Report on Form 10K, or disclosed in the footnotes thereto and as disclosed in Section 3.14(a) of the Company Letter, the Company and its Subsidiaries had no liabilities (including Tax liabilities) at the date of such financial statements, absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, and had no liabilities (including Tax liabilities) that were not incurred in the ordinary course of business. As of the date hereof, the Company had less than $250,000 indebtedness for borrowed money.

    (b) Except as set forth in Section 3.14(b) of the Company Letter, since
June 30, 1999, neither the Company nor any Subsidiary has received a written, or to the Knowledge of the Company, oral claim for or based upon breach of product or service warranty or guaranty or similar claim (other than warranty or guaranty claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services; and, to the Knowledge of the Company, there is no basis for any such claim which, if asserted, would likely have a Material Adverse Effect on the Company.

    (c) The Company has provided in Section 3.14(c) of the Company Letter a schedule of products in development and planned introductions. The Company reasonably expects the goals set forth therein to be achieved in all material respects, except for such deviations as would not have a Material Adverse Effect on the Company. The product and service engineering, development, manufacturing and quality control processes which have been and are being followed by the Company are reasonably designed to produce products and services which (i) are consistent with the claims made about them in the Company's sales brochures and other statements made about them by or on behalf of the Company, (ii) otherwise meet the reasonable expectations of customers, (iii) comply with applicable regulatory requirements and (iv) avoid claims of the type described in Section 3.14(b).

    SECTION 3.15 LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "COMPANY BUSINESS PERSONNEL"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by any person pursuant to the National Labor Relations Act or any comparable state agency or foreign law pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

    SECTION 3.16 INTELLECTUAL PROPERTY. "COMPANY INTELLECTUAL PROPERTY" means all United States and foreign trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, author's rights, designs, utility models, inventor rights, software, copyrights, copyright registrations and renewals thereof, servicemarks, servicemark registrations and renewals thereof, servicemark rights, trade secrets, applications for trademark and servicemark registrations, knowhow, data, confidential information and other proprietary rights, and any data and information of any nature or form used or held for use in connection with the businesses of the Company and/or its Subsidiaries as currently conducted or as currently contemplated by the Company, together with all applications currently pending or in process for any of the foregoing. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, the Company and its

Subsidiaries own, or possess adequate licenses or other valid rights to use (including the right to sublicense to customers, suppliers or others as needed), all of the material Company Intellectual Property that is necessary for the conduct or contemplated conduct of the Company's or Subsidiaries' businesses.
Section 3.16 of the Company Letter lists each material license or other agreement pursuant to which the Company or any Subsidiary has the right to use Company Intellectual Property utilized in connection with any product of, or service provided by, the Company and its Subsidiaries, the cancellation or expiration of which would have a Material Adverse Effect on the Company (the "COMPANY LICENSES"). Except as set forth in Section 3.16 of the Company Letter, there are no pending, and between the date hereof and the Effective Time, there shall not be any pending, or to the Knowledge of the Company, threatened interferences, reexaminations, oppositions or cancellation proceedings involving any patents or patent rights, trademarks or trademark rights, or applications therefor, of the Company or any Subsidiary, except such as may be commenced by Parent or any Subsidiary of Parent and except such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no breach or violation by the Company or by any Subsidiary under, and, to the Knowledge of the Company, there is no breach or violation by any other party to, any Company License that is reasonably likely to give rise to any termination or any loss of rights thereunder. To the Knowledge of the Company, there has been no unauthorized disclosure or use of confidential information, trade secret rights, processes and formulas, research and development results and other knowhow of the Company or any Subsidiary, the value of which to the Company and its Subsidiaries is dependent upon the maintenance of the confidentiality thereof. The conduct of the business of the Company and the Subsidiaries as currently conducted or contemplated in connection with the introduction of planned new products and services does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark, service mark right, copyright, trade secret or any other intellectual property rights of any third party. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or in Section 3.16 of the Company Letter, to the Knowledge of the Company there are no infringements of, or conflicts with, any Company Intellectual Property. Except as set forth in
Section 3.16 of the Company Letter, neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information or Company Intellectual Property on terms or in a manner which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

    SECTION 3.17 OPINION OF FINANCIAL ADVISOR. The Company will have received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") dated the date hereof to the effect that, as of the date hereof, the Merger Consideration is fair to the Company's shareholders from a financial point of view, a copy of which opinion has been delivered to Parent.

    SECTION 3.18 STATE TAKEOVER STATUTES. The Board of Directors of the Company has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to render the provisions of Section 180.1140 through Section 180.1144 of the WBCL inapplicable to the Merger, this Agreement, the Stock Option Agreement, the Shareholder Agreement, and the transactions contemplated hereby and thereby. To the Knowledge of the Company, no other state takeover statute or similar charter or bylaw provisions are applicable to the Merger, this Agreement, the Stock Option Agreement, and the Shareholder Agreement and the transactions contemplated hereby and thereby.

    SECTION 3.19 REQUIRED VOTE OF COMPANY SHAREHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to adopt this Agreement. No other vote of the security holders of the Company is required by law, the Company Charter or the Bylaws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby and in the Stock Option Agreement.

    SECTION 3.20 REORGANIZATION. To the Knowledge of the Company, neither it nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

    SECTION 3.21 ACCOUNTS RECEIVABLE. All of the accounts and notes receivable of the Company and its Subsidiaries set forth on the books and records of the Company (net of the applicable reserves, which such reserves are adequate notwithstanding the items set forth in the Company Letter, reflected on the books and records of the Company and in the financial statements included in the Company SEC Documents) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) except as set forth on Section 3.21(ii) of the Company Letter, constitute valid claims, and (iii) except as set forth on Section 3.21(iii) of the Company Letter, are good and collectible at the aggregate recorded amounts thereof (net of such reserves, which such reserves are adequate notwithstanding the items set forth in the Company Letter,) without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience.

    SECTION 3.22 INVENTORIES. Except as set forth in Section 3.22 of the Company Letter, all inventories of the Company and its Subsidiaries consist of items of merchantable quality and quantity usable or saleable in the ordinary course of business, are saleable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by the Company or the applicable Subsidiary therefor, conform to the specifications established therefor, and have been manufactured in accordance with applicable regulatory requirements, except to the extent that the failure of such inventories so to consist, be saleable, conform, or be manufactured would not have a Material Adverse Effect on the Company. Except as set forth in Section
3.22 of the Company Letter, the quantities of all inventories, materials, and supplies of the Company and each Subsidiary (net of the obsolescence reserves, which such reserves are adequate notwithstanding the items set forth in the Company Letter, therefor shown in the financial statements included in the Company SEC Documents and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slowmoving, defective, or excessive, except to the extent that the failure of such inventories to be in such conditions would not have a Material Adverse Effect on the Company.

    SECTION 3.23 ENVIRONMENTAL MATTERS. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "HAZARDOUS SUBSTANCES" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) "ENVIRONMENTAL LAW" means any law, past, present or future (up until the Effective Time) and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

    (b) The Company and the Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case for the notices set forth in Section 3.21 of the Company Letter or where such non-compliance or obligation would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (c) Except as set forth in Section 3.23 of the Company Letter, neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of its Subsidiaries' properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, result in a Material Adverse Effect on the Company, (ii) any Knowledge of either the presence of or of any reason to know of any Hazardous Substances on, under, emanating from, or at any of the Company's or any of its Subsidiaries' properties or any other property but arising from the Company's or any of its Subsidiaries' current or former properties or operations, other than in a manner that would not result in a Material Adverse Effect on the Company, or (iii) any Knowledge of any reason to know, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws,
(B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or
(E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, except in each case for the notices or matters set forth in Section 3.23 of the Company Letter.

    (d) Except as set forth in Section 3.23 of the Company Letter, no Environmental Law imposes any obligation upon the Company or any of its Subsidiaries arising out of or as a condition to any transfer or transaction contemplated by this Agreement, including any requirement to modify or to transfer any Environmental Permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

    (e) Except as set forth in Schedule 3.23 (e) of the Company Letter, there are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries.

    SECTION 3.24 SUPPLIERS AND DISTRIBUTORS. (a) Neither the Company nor any Subsidiary has received any written notice, or to the Knowledge of the Company, oral notice, or has any reason to believe that any significant supplier, including without limitation any sole source supplier, will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and its Subsidiaries, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise, or other goods are readily available from other sources on comparable terms and conditions.

    (b) Neither the Company nor any Subsidiary has received any written notice, or to the Knowledge of the Company, oral notice, or has any reason to believe that any distributors, sales representatives, sales agents, or other third party sellers, will not sell or market the products or services of the Company or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in the current sales and distribution contracts of the Company and its Subsidiaries.

    SECTION 3.25 INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and the Subsidiaries and their respective properties and assets, and are in character and amount similar to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and each Subsidiary have made any and all payments required to maintain such policies in full force and effect. Neither the Company nor any Subsidiary has received notice of default under any such policy, and has not received written notice or, to the Knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

    SECTION 3.26 TRANSACTIONS WITH AFFILIATES. (a) For purposes of this Section 3.26, the term "AFFILIATED PERSON" means (i) any holder of 2% or more of the Company Common Stock, (ii) any director, officer or senior executive of the Company or any Subsidiary, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by, or is under common control with, any of the Company or any Subsidiary or (iv) any member of the immediate family or any of such persons.

    (b) Except as set forth in Section 3.26 of the Company Letter or in the Company SEC Reports filed with the SEC prior to the date hereof, since
March 31, 2000, the Company and its Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any Subsidiary), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

    (c) Except as set forth in the Company SEC Reports filed with the SEC prior to the date hereof, (i) the contracts of the Company and its Subsidiaries do not include any material obligation or commitment between the Company or any Subsidiary and any Affiliated Person, (ii) the assets of the Company or any Subsidiary do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary and (iii) the liabilities of the Company and its Subsidiaries do not include any payable or other obligation or commitment from the Company or any Subsidiary to any Affiliated Person.

    (d) To the Knowledge of the Company and except as set forth in the Company SEC Reports filed with the SEC prior to the date hereof, no Affiliated Person of any of the Company or any Subsidiary is a party to any contract with any customer or supplier of the Company or any Subsidiary that affects in any material manner the business, financial condition or results of operation of the Company or any Subsidiary.

    SECTION 3.27 TITLE TO AND SUFFICIENCY OF ASSETS. (a) As of the date hereof, the Company and its Subsidiaries own, and as of the Effective Time the Company and its Subsidiaries will own, good and marketable title to all of their assets constituting personal property which is material to their business (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, "LIENS"), except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, or
Section 3.27 of the Company Letter. Such assets, together with all assets held by the Company and its Subsidiaries under leases, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the businesses of the Company as presently conducted.

    (b) As of the date hereof, the Company and its Subsidiaries will own, good and marketable title to all of their Real Estate (as defined below) which is material to such persons (excluding, for purposes of this sentence, Real Estate leases) free and clear of any and all Liens, except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof or in Section 3.27 of the

Company Letter or such other Liens on Real Estate which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Real Estate assets (including, for the purpose of this sentence, Real Estate leases) held by the Company and its Subsidiaries, are adequate for the operation of the businesses of the Company as presently conducted. The leases to all Real Estate occupied by the Company and the Subsidiaries which are material to the operation of the businesses of the Company are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or any Subsidiary or, to the Knowledge of the Company, any other person who is a party signatory thereto, other than such defaults or events of default which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. For purposes of this Agreement, "REAL ESTATE" means, with respect to the Company or any Subsidiary, as applicable, all of the fee, if any, or leasehold ownership right, title and interest of such person, in and to all real estate and improvement owned or leased by any such person and which is used by any such person in connection with the operation of its business.

    SECTION 3.28 BROKERS. No broker, investment banker or other person, other than DLJ, the fees and expenses of each of which will be paid by the Company (as reflected in an agreement between DLJ, and the Company, a copy of each of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement and by the Stock Option Agreement based upon arrangements made by or on behalf of the Company.

    SECTION 3.29 YEAR 2000. Except as set forth in Section 3.29 of the Company Letter, the current and previously sold products of the Company and its Subsidiaries and software, operations, systems and processes (including, to the Knowledge of the Company, software, operations, systems and processes obtained from third parties) used in the conduct of the business of the Company and its Subsidiaries, are Year 2000 Compliant and the Company has delivered to Parent true and correct copies of any consultant or other third-party reports prepared on behalf of the Company with respect to such compliance. For purposes of this Agreement, "YEAR 2000 COMPLIANT" means the ability to process (including calculate, compare, sequence, display or store), transmit or receive data or data/time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, and leap year calculations without error or malfunction in all material respects. Except as set forth in Section 3.29 of the Company Letter, neither the Company nor any of its Subsidiaries have any obligations under any warranty agreements, agreements, or otherwise to remedy any information technology defect relating to a failure to be Year 2000 Compliant, except where any such warranty agreements, agreements or obligations to remedy would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    SECTION 3.30 NO CONSULTING ACTIVITIES SUBJECT TO HOSPITAL-PHYSICIAN GAINSHARING RESTRICTIONS. Neither the Company nor its Subsidiaries have ever provided any clinical consulting services, including advice, suggestions or recommendations concerning physician partnership strategies and models, which would have been subject to the requirements of 42 U.S.C. sec.
1320a-7a(b)(1) and (2).

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    SECTION 4.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as expressly permitted by clauses (i) through (xvii) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

        (i) (A) other than dividends paid by wholly-owned Subsidiaries, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, (B) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
    (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms and (B) the issuance of shares of Company Common Stock pursuant to the Stock Option Agreement;

        (iii) amend the Company Charter or by-laws;

        (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

        (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than sales of inventory that are in the ordinary course of business consistent with past practice;

        (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practices and (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

        (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

        (viii) except as provided in Section 4.1(viii) of the Company Letter, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan, employment, or any consulting agreement;

        (ix) except as provided in Section 4.1(ix) of the Company Letter, increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

        (x) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

        (xi) make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

        (xii) prepare or file any Tax Return inconsistent with its past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

        (xiii) make or rescind any express or deemed election relating to Taxes or change any of its methods of reporting income or deductions for Tax purposes;

        (xiv) commence any litigation or proceeding with respect to any material Tax liability or settle or compromise any material Tax liability without Parent's consent (which consent should not be unreasonably withheld) or commence any other litigation or proceedings or settle or compromise any other material claims or litigation;

        (xv) except as provided in Section 4.1(xv) of the Company Letter, enter into, renew, terminate or amend any agreement or contract material to the Company and its Subsidiaries, taken as a whole, including any Significant Contract; or purchase any real property or make or agree to make any new capital expenditure or expenditures which in the aggregate are in excess of $5 million;

        (xvi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice; or

        (xvii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    SECTION 4.2 NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as hereafter defined), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or
(iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that nothing contained in this
Section 4.2(a) shall prohibit the Company or its directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (ii) referring a third party to this Section 4.2(a) or making a copy of this Section 4.2(a) available to any third party; and PROVIDED, FURTHER, that prior to the Shareholder Meeting, if the Board of Directors of the Company reasonably determines the Takeover Proposal constitutes a Superior Proposal (as defined below), then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel (who may be the Company's regularly engaged independent counsel), the Company may, in response to an unsolicited request, furnish non-public information, and afford access to the properties, books, records, officers, employees and representatives of the Company, participate in discussions or negotiations regarding the Superior Proposal and, provided that the Company has complied with the provisos to its rights to terminate this Agreement pursuant to Section 7.1(g) hereof, enter into an agreement with respect to or approve or recommend to its shareholders a Superior Proposal (and, to the extent permitted by Section
5.1 hereof, withdraw, modify or change its recommendation of this Agreement) . Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of the Company or any of its Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.2(a) by the Company. Nothing in this Section 4.2(a) shall limit the Company's obligations set forth in Sections 4.2(b) and 5.1 hereof. For purposes of this Agreement, "TAKEOVER PROPOSAL" means any proposal for a merger, tender offer or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Stock Option Agreement, and "SUPERIOR PROPOSAL" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment (after consultation with its financial advisor) to be more favorable to the Company's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested members of the Board of Directors of the Company, as expressed in a resolution adopted at a duly constituted meeting of such directors, is reasonably capable of being obtained by such third party.

    (b) The Company shall advise Parent orally and in writing within 24 hours of its receipt of any Takeover Proposal or any inquiry with respect to or which could lead to any expression of interest regarding a potential Takeover Proposal that is received by or communicated to any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, such notice to include (i) the material terms of such Takeover Proposal or inquiry (including a copy of any written proposal), and (ii) the identity of the person making any such Takeover Proposal or inquiry. If the Company intends to participate in discussions or negotiations with and/or furnish any Person with any information with respect to any inquiry or Takeover Proposal in accordance with Section 4.2(a), the Company shall advise Parent orally and in writing of such intention not less than 48 hours in advance of providing such information. The Company will keep Parent fully informed of the status and details of any such Takeover Proposal or inquiry.

    SECTION 4.3 THIRD PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

    SECTION 4.4 REORGANIZATION. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall take or fail to take any action with the actual knowledge of those taking or failing to take such action (or those directing such action or failure to take action) that such action or failure will cause the Merger to not qualify as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    SECTION 5.1 SHAREHOLDER MEETING. The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of shareholders (the "SHAREHOLDER MEETING") for the purpose of considering the approval and adoption of this Agreement and at such meeting call for a vote and cause proxies to be voted in respect of the approval and adoption of this Agreement. The Company will, through its Board of Directors, recommend to its shareholders the adoption and approval of this Agreement and shall not withdraw, modify or change such recommendation; provided, however, that the Board of Directors of the Company may withdraw, modify or change such recommendation if it (i) has not breached Section 4.2 and (ii) enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors resolves to do so, provided that the Company has complied with the provisos to its right to terminate this Agreement in Section 7.1(g) of this Agreement. Notwithstanding the Company's rights regarding a Superior Proposal in the preceding sentence, the Company agrees that its obligations pursuant to the first sentence of this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of a Takeover Proposal or Superior Proposal.

    SECTION 5.2 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT. (a) The Company and Parent shall promptly prepare and file with the SEC the Proxy Statement and Parent shall prepare and promptly file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its shareholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of the Substitute Shares (as defined in Section 5.6), and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

    (b) Parent and the Company promptly will notify each other of the receipt of comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information, and promptly will supply each other with copies of all correspondence between the parties and the SEC with respect thereto. If, at any time prior to the Shareholder Meeting, any event should occur relating to or affecting the Company, Parent or Sub, or to their respective Subsidiaries, officers or directors, which event should be described in an amendment or supplement to the Registration Statement or the Proxy Statement, the parties promptly will inform each other and cooperate in preparing, filing and having declared effective or clearing with the SEC and, if required by applicable state securities laws, distributing to the Company's shareholders such amendment or supplement.

    SECTION 5.3 ACCESS TO INFORMATION. Subject to currently existing contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to the Parent and its Subsidiaries and each of their accountants, counsel, financial advisors and other representatives of Parent reasonable access, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to (i) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) consistent with its legal obligations, furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request,
(iii) promptly make available to Parent all personnel of the Company and its Subsidiaries knowledgeable about matters relevant to such inspections as reasonably requested by Parent and (iv) provide reasonable access to the Company's facilities and operations to enable Parent to conduct a health and safety review of the business, including the right to take samples. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement, dated May 24, 2000 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT") and Parent and Company hereby agree that Paragraphs 7, 8 and 9 of the Confidentiality Agreement shall be terminated and of no further effect.

    SECTION 5.4 RULE 145 LETTERS. On the date hereof, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying all persons who, at the time of the Shareholder Meeting, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "RULE 145 AFFILIATES"). The Company shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Parent within 30 days of the date hereof a written agreement in substantially the form of EXHIBIT D hereto, executed by each of such persons identified in the foregoing list.

    SECTION 5.5 FEES AND EXPENSES. (a) Except as provided in this Section 5.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and all filing fees (including filing fees under the Securities Act, the Exchange Act and the HSR Act) shall be divided equally between Parent and the Company.

    (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (A) by the Company pursuant to Section 7.1(d)(i) after receipt of a Superior Proposal, (B) by Parent pursuant to Section 7.1(b),
(c) or (f), (C) by Parent or the Company pursuant to Section 7.1(e) (after receipt of a Superior Proposal or after the occurrence of any of the events described in clause (i), (ii) or (iii) of Section 7.1(f)) or (g), then, in each case, the Company shall (without prejudice to any other rights of Parent against the Company) reimburse Parent upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any Affiliate (as hereinafter defined) of Parent in connection with this Agreement, the Stock Option Agreement and the transactions contemplated herein or therein, including all fees and expenses of counsel, investment banking firms, accountants and consultants (collectively, "PARENT FEES") up to a maximum of $2,000,000. As used herein, "AFFILIATE" shall have the meaning set forth in Rule 405 under the Securities Act.

    (c) Notwithstanding any provision in this Agreement to the contrary:

        (i) if this Agreement is terminated:

           (A) by the Company pursuant to Section 7.1(d)(i) after receipt of a Superior Proposal, or

           (B) by Parent pursuant to Section 7.1(b) or (f), or

           (C) by Parent pursuant to Section 7.1(c) or by Parent or the Company pursuant to Section 7.1(e) in either case after receipt of a Superior Proposal or after the occurrence of any of the events described in clause
       (i), (ii) or (iii) of Section 7.1(f),

    and, in the case of (A), (B) or (C), prior to, concurrently with or within twelve months after such a termination a Third Party Acquisition Event (as defined below) occurs, then the Company shall (in addition to any obligation under Section 5.5(b) and without prejudice to any other rights of Parent against the Company) pay to Parent the Termination Fee (as defined below) in cash, such payment to be made promptly, but in no event later than the second business day following, the later to occur of such termination and such Third Party Acquisition Event; or

        (ii) if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(g), then the Company shall (in addition to any obligation under Section 5.5(b) and without prejudice to any other rights of Parent against the Company) pay to Parent the Termination Fee in cash, such payment to be made by the Company concurrently with such termination if the termination is by the Company, or no later than the second business day following such termination if the termination is by Parent.

    "TERMINATION FEE" means $4,000,000, provided, however, that (i) such amount shall be reduced to an amount not less than zero by subtracting from $4,000,000 the amount realized or realizable (based on the facts as they exist on the date such fee shall become due) by Parent under the Stock Option Agreement which is in excess of $2,500,000, and (ii) the total of the Termination Fee and the net amount actually realized by Parent under the Stock Option Agreement, after netting out the aggregate Exercise Price (as defined therein) paid by Parent, shall not exceed $6,500,000; provided further that if such Fee shall be so reduced by the net amount so realizable by Parent and thereafter the Stock Option Agreement shall terminate without receipt by Parent of such amount, then an additional payment shall be made to Parent in the amount by which the Termination Fee was reduced hereunder promptly following such termination.

    A "THIRD PARTY ACQUISITION EVENT" means any of the following events:
(A) any person (other than Parent or its Affiliates) acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) any group (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates) is formed which, at the time of formation, beneficially owns 20% or more of the outstanding shares of Company Common Stock; (C) the Company enters into, or announces that it proposes to enter into, an agreement, including an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the SEC) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by this Agreement); (D) any person (other than Parent or its Affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such person, results or would result in such person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (E) there is a public announcement with respect to a plan or intention by the Company to effect any of the foregoing transactions. For purposes of this Section 5.5(c), the terms "group" and "beneficial owner" shall be defined by reference to Section
13(d) of the Exchange Act.

    (d) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (i) by the Company pursuant to Section 7.1(b) or (c), then Parent shall (without prejudice to any other rights of the Company against Parent) reimburse the Company upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of the Company or any Affiliate of the Company in connection with this Agreement, the Stock Option Agreement and the transactions contemplated herein or therein, including all fees and expenses of counsel, investment banking firms, accountants and consultants (collectively, "COMPANY FEES"), PROVIDED, HOWEVER, that (A) in no event shall the amount paid pursuant to this Section 5.5(d) in reimbursement of the Company Fees exceed $2,000,000.

    SECTION 5.6 COMPANY STOCK OPTIONS. (a) At the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time shall become and represent a right to receive the number of shares of Parent Common Stock (each a "SUBSTITUTE SHARE"), in an amount equal to:

    A x {[ B--(C + T)] / B} x D

    A = number of shares of Company Common Stock subject or related to such Company Stock Option

    B = $17.00

    C = exercise or purchase price per share of Company Common Stock subject or related to such Company Stock Option

    T = all applicable federal, state and local taxes required to be withheld by the Parent per share of Company Common Stock subject or related to such Company Stock Option

    D = the Merger Consideration

Parent shall pay cash to holders of Substitute Shares in lieu of issuing fractional shares of Parent Common Stock.

    (b) The Company shall take all action necessary in implementing the provisions of this Section 5.6, including, for avoidance of doubt, amendment of the Company Stock Option Plans pursuant to a resolution of the Board of Directors in form and substance satisfactory to Parent, and to ensure that, after giving effect to the foregoing, no Company Stock Option shall be exercisable for Company Common Stock or Parent Common Stock following the Effective Time.

    (c) Parent shall use its reasonable best efforts to list on the NYSE, upon official notice of issuance, any shares of Parent Common Stock to be issued in connection with the Merger or in connection with Substitute Shares which have not been previously listed.

    SECTION 5.7 REASONABLE BEST EFFORTS. (a) Upon the terms and subject to the conditions set forth in this Agreement, including without limitation Section 4.2 hereof, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid or vigorously defend an action or proceeding by, any Governmental Entity (including those in connection with the

HSR Act and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Stock Option Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

    (b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

    (c) Prior to and following the Effective Time, each party shall use all reasonable best efforts to refrain from taking any action or failing to take any action, which action or failure to act would cause, or would be reasonably likely to cause, the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

    (d) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its Subsidiaries or that otherwise would have a Material Adverse Effect on Parent.

    (e) The Company will use its reasonable efforts to cause the persons listed in Section 5.7(e) of the Company Letter to execute and deliver retention, employment or consulting agreements in form and substance reasonably satisfactory to the Parent.

    SECTION 5.8 PUBLIC ANNOUNCEMENTS. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

    SECTION 5.9 STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or in the Stock Option Agreement, Parent and the Company and their respective Boards of Directors shall use their best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

    SECTION 5.10 INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to the WBCL, the Company's articles of incorporation and the Company's By-laws for acts or omissions occurring at or prior to the Effective Time (including indemnifying and holding harmless such persons for acts or omissions occurring at or prior to the Effective Time in respect of the Merger and the transactions contemplated thereby) to the same extent and in the manner as such persons are indemnified as of the date of this Agreement by the Company pursuant to the WBCL, the Company's articles of incorporation and the Company's By-laws.

    (b) Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than three years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O INSURANCE") that is substantially similar to the Company's existing policy at the Effective Time or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that neither the Parent nor the Surviving Corporation shall be required to pay an annual premium for the D&O Insurance in excess of one hundred fifty percent (150%) of the amount of the last annual premiums paid prior to the date hereof (which premiums the Company represents and warrants to be not more than $155,000 per annum), but in such case shall purchase as much coverage as possible for such amount.

    (c) Parent hereby agrees that, effective at the Effective Time, Parent will guarantee the obligations of the Surviving Corporation under Section
5.10(a) and (b).

    (d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the indemnified parties and their respective heirs and legal representatives.

    SECTION 5.11 NOTIFICATION OF CERTAIN MATTERS. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause
(x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 5.12 EMPLOYEE BENEFIT PLANS. For the first year following the Closing Date while employed by the Surviving Corporation, employees of the Surviving Corporation will receive base wages and salaries at rates no less favorable to such employees than the rates of wages and salaries paid by the Company or its Subsidiaries to such employees on the date of this Agreement. For a period of one year immediately following the Effective Time, Parent shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements which provide benefits which have a value which is substantially comparable, in the aggregate, to the benefits provided by the U.S. Plans (not taking into account the value of any benefits under any such plans which are equity based). For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of the Surviving Corporation, employees of the Company and its Subsidiaries as of the Effective Time shall receive service credit for service with the Company and its Subsidiaries to the same extent such credit was granted under the Company Plans, subject to offsets for previously accrued benefits and no duplication of benefits.

                                   ARTICLE VI
                       CONDITIONS PRECEDENT TO THE MERGER

    SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

    (a) SHAREHOLDER APPROVAL. This Agreement shall have been duly approved by the requisite vote of shareholders of the Company in accordance with applicable law, the Company Charter and the Company's By-laws.

    (b) STOCK EXCHANGE LISTINGS. The Parent Common Stock issuable in the Merger and upon exercise of Substitute Shares and not previously listed shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (c) HSR AND OTHER APPROVALS/CONSENTS OR WAIVERS. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of, directly or indirectly, restraining, prohibiting or restricting the Merger or any of the transactions contemplated hereby or would have, individually or in the aggregate, a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

    (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations (including State Takeover Approvals) shall have been received.

    (e) NO ORDER. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of, directly or indirectly, restraining, prohibiting or restricting the Merger or any of the transactions contemplated hereby; provided, however, that the provisions of this Section 6.1(e) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.7 shall have been the cause of, or shall have resulted in, the enforcement or entering into of any such law, rule, regulation, executive order, decree, injunction or other order.

    SECTION 6.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:

    (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. (i) Each of Parent and Sub shall have performed in all material respects each of its agreements and covenants contained in this Agreement required to be performed on or prior to the Effective Time, (ii) each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall have been true and correct when made, and shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and (iii) each of the representations and warranties that is not so qualified shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Effective

Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received certificates signed on behalf of each of Parent and Sub by one of its officers to such effect.

    (b) TAX OPINION. The Company shall have received an opinion of Sidley & Austin, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Effective Time, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time substantially to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub, and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

    (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to Parent. The Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

    (d) COMPANY STOCK OPTION PLANS. Parent shall have taken all action required to be taken by it to implement the provisions of Section 5.6.

    SECTION 6.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:

    (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. (i) The Company shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Effective Time, (ii) each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall have been true and correct when made, and shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and (iii) each of the representations and warranties that is not so qualified shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer to such effect.

    (b) TAX OPINION. Parent shall have received an opinion of Gibson, Dunn & Crutcher LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Effective Time, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time substantially to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub, and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

    (c) CONSENTS. (i) The Company shall have obtained the consent or approval of each person or Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except as to which the failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent or upon the consummation of the transactions contemplated in this Agreement or the Stock Option Agreement or the Shareholder Agreement.

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
    (ii) In obtaining any approval or consent required to consummate any of the transactions contemplated herein, in the Stock Option Agreement or the Shareholder Agreement, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement which, in the reasonable opinion of Parent, individually or in aggregate would have a Material Adverse Effect on the Company or Parent.

    (d) AFFILIATE AGREEMENTS. Parent shall have received the written agreements from Rule 145 Affiliates of the Company described in Section 5.4.

    (e) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

    (f) COMPANY STOCK OPTION PLANS. The Company shall have taken all action required to be taken by it to implement the provisions of Section 5.6.

    (g) DIRECTOR AND OFFICER RESIGNATIONS. All of the Directors of the Company and its Subsidiaries and any officers thereof designated by Parent, shall have tendered their resignation in form and substance satisfactory to Parent.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

        (a) by mutual written consent of Parent and the Company;

        (b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply;

        (c) by Parent if (x) there has been a breach of a representation or warranty of the Company that gives rise to a failure of the fulfillment of a condition of the Parent's and Sub's obligations to effect the Merger pursuant to Section 6.3(a)(ii) or by Company if (y) there has been a breach of a representation or warranty of the Parent or Sub that gives rise to a failure of the fulfillment of a condition of the Company's obligations to effect the Merger pursuant to Section 6.2(a)(ii), in each case which breach has not been cured within five business days following receipt by the breaching party of written notice of the breach;

        (d) by either Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on the later of March 31, 2001 or the date 75 days after the waiting period applicable to the consummation of the Merger under the HSR Act has expired or been terminated; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.7) permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

        (e) by either Parent or the Company if the shareholders of the Company do not approve this Agreement at the Shareholder Meeting or at any adjournment or postponement thereof;

        (f) by Parent if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have qualified, changed, modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and its shareholders, or shall have resolved to do so, (ii) the Board of Directors of the Company, shall have recommended to the shareholders of the Company any Takeover Proposal or shall have resolved to do so or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced by a third party that is not an Affiliate of Parent, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

        (g) by Parent or the Company if the Company enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of the Company resolves to do so; PROVIDED, HOWEVER, that the Company may not terminate this Agreement pursuant to this Section 7.1(g) unless (i) the Company has delivered to Parent a written notice of the Company's intent to enter into such an agreement to effect the Superior Proposal, (ii) 48 hours have elapsed following delivery to Parent of such written notice by the Company and (iii) during such 48-hour period the Company has fully cooperated with Parent, including informing Parent of the terms and conditions of the Takeover Proposal and the identity of the person making the Takeover Proposal, with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; PROVIDED, FURTHER, that the Company may not terminate this Agreement pursuant to this Section 7.1(g) unless at the end of such 48 hour period the Board of Directors of the Company continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal when compared to the Merger (taking into account any such modification as may be proposed by Parent) and concurrently with such termination the Company pays to Parent the amounts specified under Sections 5.5(a), (b) and (c);

        (h) by Company if the waiting period applicable to the consummation of the Merger under the HSR Act has not expired or been terminated on or prior to March 31, 2001; or

        (i) by Parent if the waiting period applicable to the consummation of the Merger under the HSR Act has not expired or been terminated on or prior to March 31, 2001.

    The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

    SECTION 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.3 and the entirety of Section 5.5, which shall survive the termination); PROVIDED, HOWEVER, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

    SECTION 7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, in the case of Sub or the Company, or a Senior Vice President of Parent, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by law or the rules of the Nasdaq National Market requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    SECTION 7.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    SECTION 8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; NO OTHER REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, Parent or Sub makes any other representations and warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party's representatives of any documentation or other information with respect to any one or more of the foregoing.

    SECTION 8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)  if to Parent or Sub, to:
       Topaz Merger Corp.
       c/o GE Medical Systems
       P.O. Box 414, W-410
       Milwaukee, WI 53201
       Attn: General Counsel
       Fax: 414-544-3575
       with copies to:

GE Medical Systems
3000 North Grandview Blvd.
       Waukesha, WI 53188
       Attn: General Counsel
       and:
       General Electric Company
       3135 Easton Turnpike
       Fairfield, CT 06431-0001
       Attn: Vice President and Senior Counsel--Transactions and
       Gibson, Dunn & Crutcher, LLP
       200 Park Avenue
       New York, New York 10166-0193
       Attention: Steve Shoemate
       Facsimile No.: 212-351-4035

    (b)  if to the Company, to:
       Lunar Corporation
       726 Heartland Trail
       Madison, WI 53717
       Attn: General Counsel
       Fax: 608-826-7106
       with a copy to:
       Sidley & Austin
       Banc One Plaza
       10 South Dearborn Street
       Chicago, IL 60603
       Attn: Steven Sutherland
       Fax: 312-853-7036

    SECTION 8.3 INTERPRETATION. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." (b) "SUBSIDIARY" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or Company, as the case may be (either alone or through or together with any other Subsidiary), owns or controls, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

    SECTION 8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, except for the Stock Option Agreement and as provided in the last sentence of
Section 5.3, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.10, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    SECTION 8.6 GOVERNING LAW. Except to the extent that the laws of the State of Wisconsin are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    SECTION 8.7 ASSIGNMENT. Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors or assigns.

    SECTION 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

    SECTION 8.9 ENFORCEMENT OF THIS AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding and waives any objection based on FORUM NON CONVENIENS or any other objection to venue thereof.

    SECTION 8.10 PERFORMANCE BY SUB. Parent hereby agrees to cause Sub to comply with its obligations hereunder and to cause Sub to consummate the Merger as contemplated herein and whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking of Parent to cause Sub to take such action.

    SECTION 8.11 DEFINED TERMS. Each of the following terms is defined in the
Section identified below:

Affiliate...................................................        Section 5.5(b)
Affiliated Person...........................................          Section 3.26
Agreement...................................................              Preamble
Agreement of Merger.........................................           Section 1.2
Average Parent Share Price..................................        Section 1.5(c)

Blue Sky Laws...............................................           Section 2.3

Certificates................................................        Section 1.6(b)
Closing.....................................................          Section 1.14
Closing Date................................................          Section 1.14
Company.....................................................              Preamble
Company Business Personnel..................................          Section 3.15
Company Charter.............................................           Section 3.4

Company Common Stock........................................        Section 1.5(c)
Company Foreign Benefit Plan................................       Section 3.12(d)
Company Intellectual Property...............................          Section 3.16
Company Letter..............................................        Section 3.2(b)
Company Licenses............................................          Section 3.16
Company Multiemployer Plan..................................       Section 3.12(c)
Company Permits.............................................           Section 3.8
Company Plan................................................       Section 3.12(c)
Company SEC Documents.......................................           Section 3.5
Company Stock Option Plans..................................        Section 3.2(a)
Company Stock Options.......................................        Section 3.2(b)
Compensation Agreements.....................................       Section 3.11(a)
Confidentiality Agreement...................................           Section 5.3
Constituent Corporations....................................              Preamble

D&O Insurance...............................................       Section 5.10(b)
DLJ.........................................................          Section 3.17

Effective Time..............................................           Section 1.2
Environmental Law...........................................   Section 3.23(a)(ii)
Environmental Permit........................................  Section 3.23(a)(iii)
ERISA.......................................................       Section 3.12(a)
ERISA Affiliate.............................................       Section 3.12(c)
Exchange Act................................................           Section 2.3
Exchange Agent..............................................        Section 1.6(a)
Exchange Fund...............................................        Section 1.6(a)

FDA.........................................................           Section 3.8

Governmental Entity.........................................           Section 2.3

Hazardous Substances........................................    Section 3.23(a)(i)
HSR Act.....................................................           Section 2.3

IRS.........................................................           Section 3.9

Knowledge of the Company....................................           Section 3.8

Liens.......................................................          Section 3.27

Material Adverse Change.....................................      Section 2.1, 3.1
Material Adverse Effect.....................................      Section 2.1, 3.1
Merger......................................................              Recitals
Merger Consideration........................................        Section 1.5(c)

NYSE........................................................           Section 2.3

Parent......................................................              Preamble
Parent Common Stock.........................................        Section 1.5(c)
Parent Fees.................................................        Section 5.5(b)
Parent SEC Documents........................................           Section 2.5
Plan of Merger..............................................           Section 1.2
Proxy Statement.............................................           Section 2.6

Real Estate.................................................       Section 3.27(b)
Registration Statement......................................           Section 2.2
reorganization..............................................              Recitals

Rule 145 Affiliates.........................................           Section 5.4

SEC.........................................................           Section 2.2
Securities Act..............................................           Section 2.2
Shareholder Meeting.........................................           Section 5.1
Significant Contracts.......................................       Section 3.11(b)
SSA.........................................................           Section 3.8
State Takeover Approvals....................................           Section 2.3
Stock Option Agreement......................................              Recitals
Stockholder Agreement.......................................              Recitals
Sub.........................................................              Preamble
Substitute Share............................................        Section 5.6(a)
Superior Proposal...........................................        Section 4.2(a)
Surviving Corporation.......................................           Section 1.1

Takeover Proposal...........................................        Section 4.2(a)
Tax Return..................................................           Section 3.9
Taxes.......................................................           Section 3.9

U.S. Plan...................................................       Section 3.12(a)

Valuation Period............................................        Section 1.5(c)

WBCL........................................................           Section 1.1
Worker Safety Laws..........................................          Section 3.13

Year 2000 Compliant.........................................          Section 3.29

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                        GENERAL ELECTRIC COMPANY,
                                        A NEW YORK CORPORATION

                                        By: /s/ J. Keith Morgan
                                          --------------------------------------

                                        Name: J. Keith Morgan
                                        Title: Vice President and General
                                               Counsel GE Medical Systems

                                        TOPAZ MERGER CORP.,
                                        A WISCONSIN CORPORATION

                                        By: /s/ J. Keith Morgan
                                          --------------------------------------

                                        Name: J. Keith Morgan
                                        Title: President

                                        LUNAR CORPORATION,
                                        A WISCONSIN CORPORATION

                                        By: /s/ Richard B. Mazess
                                          --------------------------------------

                                        Name: Richard B. Mazess
                                        Title: President

                                                                         ANNEX B

                                      June 2, 2000

Board of Directors
Lunar Corporation
726 Heartland Trail
Madison, Wisconsin 53717

Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to the stockholders of Lunar Corporation (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of June 2, 2000 (the "Agreement"), among General Electric Company ("GE"), Topaz Merger Corp., a wholly owned subsidiary of GE, and the Company, pursuant to which Topaz Merger Corp. will be merged (the "Merger") with and into the Company.

    Pursuant to the Agreement, each share of common stock, par value $.01 per share ("Company Common Stock"), of the Company will be converted into the right to receive the number of shares of common stock, $0.16 par value per share ("GE Common Stock"), of GE determined by dividing $17.00 by the average share price (represented by the average daily volume-weighted sales prices per share of GE common stock on the New York Stock Exchange) for GE during the ten day trading period ending on the day which is five days prior to the closing of the Merger.

    In arriving at our opinion, we have reviewed the draft dated May 23, 2000 of the Agreement and the exhibits thereto, which we assume will not differ materially from the final Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with management were certain financial projections of the Company for the period beginning April 1, 2000 and ending June 30, 2005 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Company Common Stock and GE Common Stock, reviewed prices in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We also have reviewed financial and other information that was publicly available to us regarding GE. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company, such as to the tax free status of the transaction including that the Merger will be free of Federal tax to the Company.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect the conclusion reached in this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which GE Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for GE in the past and has received usual and customary compensation for such services.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/ Carlos R. DelCristo
                                             -----------------------------------

                                          Carlos R. DelCristo

                                          Vice President

                                                                         ANNEX C

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of June 2, 2000 (the "AGREEMENT"), between GE Medical Systems, a division of General Electric Company, a New York corporation ("PARENT"), and Lunar Corporation, a Wisconsin corporation (the "COMPANY").

                              W I T N E S S E T H:

    WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, Topaz Merger Corp., a newly formed Wisconsin corporation and a direct wholly owned subsidiary of Parent ("SUB"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides for the merger of Sub with and into the Company (the "MERGER");

    WHEREAS, as a condition to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company grant to Parent an option to purchase up to 19.9% shares of Company Common Stock, upon the terms and subject to the conditions hereof; and

    WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Company has agreed to grant Parent the requested option.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

    1. THE OPTION; EXERCISE; ADJUSTMENTS. The Company hereby grants to Parent an irrevocable option (the "OPTION") to purchase from time to time up to 2,014,067 Common Shares, $0.01 par value per share, of the Company (the "COMPANY COMMON STOCK"), upon the terms and subject to the conditions set forth herein (the "OPTIONED SHARES"). Subject to the conditions set forth in Section 2, the Option may be exercised by Parent in whole or from time to time in part, at any time following the occurrence of a Triggering Event (as defined below) and prior to the termination of the Option in accordance with Section 19. In the event Parent wishes to exercise the Option, Parent shall send a written notice to the Company (the "STOCK EXERCISE NOTICE") specifying the total number of Optioned Shares it wishes to purchase and a date (not later than 20 business days and not earlier than two business days from the date such notice is given) for the closing of such purchase (the "CLOSING DATE"). Parent may revoke an exercise of the Option at any time prior to the Closing Date by written notice to the Company. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Optioned Shares subject to the Option and the Exercise Price (as hereinafter defined) per Optioned Share shall be appropriately adjusted. In the event that any additional shares of Company Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Agreement), the number of Optioned Shares subject to the Option shall be adjusted so that, after such issuance, it equals (but does not exceed) 19.9% of the voting power of shares of capital stock of the Company then issued and outstanding, after reduction, to the extent necessary to comply with the exception to the shareholder approval requirements of the Nasdaq National Market ("NASDAQ"), for any shares issued pursuant to the Option.

    2.  CONDITIONS TO EXERCISE OF OPTION AND DELIVERY OF OPTIONED
SHARES. (a) Parent's right to exercise the Option is subject to the following conditions:

    (i) Neither Parent nor Sub shall have breached any of its material obligations under the Merger Agreement;

    (ii) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States invalidating the grant or prohibiting the exercise of the Option or the delivery of the Optioned Shares shall be in effect;

    (iii) All applicable waiting periods under the HSR Act (as defined below) shall have expired or been terminated; and

    (iv) One or more of the following events (a "TRIGGERING EVENT") shall have occurred on or after the date hereof: (A) any person, corporation, partnership, limited liability company or other entity or group (such person, corporation, partnership, limited liability company or other entity or group, other than Parent or an affiliate of Parent, being referred to hereinafter, singularly or collectively, as a "PERSON"), acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) any group is formed which beneficially owns 20% or more of the outstanding shares of Company Common Stock; (C) any Person shall have commenced a tender or exchange offer for 20% or more of the then outstanding shares of Company Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (D) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the Securities and Exchange Commission (the "SEC")) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement);
(E) any Person is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or
(F) there is a public announcement with respect to a plan or intention by the Company, other than Parent or its affiliates, to effect any of the foregoing transactions. For purposes of this subparagraph (iv), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder.

    (b) Parent's obligation to purchase the Optioned Shares following the exercise of the Option, and the Company's obligation to deliver the Optioned Shares, are subject to the conditions that:

    (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Optioned Shares shall be in effect;

    (ii) The purchase of the Optioned Shares will not violate Rule 10b-13 promulgated under the Exchange Act; and

    (iii) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), shall have expired or been terminated.

    3. EXERCISE PRICE FOR OPTIONED SHARES. At any Closing Date, the Company will deliver to Parent a certificate or certificates representing the Optioned Shares in the denominations designated by Parent in its Stock Exercise Notice and Parent will purchase the Optioned Shares from the Company at a price per Optioned Share equal to $17.00 (the "EXERCISE PRICE"), payable in cash. Payment made by Parent to the

    Company pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by the Company or a check payable in immediately available funds. After payment of the Exercise Price for the Optioned Shares covered by the Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Optioned Shares specified in the Stock Exercise Notice as of the date such Stock Exercise Notice is given to the Company.

    4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent that (a) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and this Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and the validity and binding effect of this Agreement on Parent) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (b) the Company has taken all necessary corporate action to authorize and reserve the Optioned Shares for issuance upon exercise of the Option, and the Optioned Shares, when issued and delivered by the Company to Parent upon exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable (except to the extent otherwise provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL")) and free of preemptive rights; (c) except as otherwise required by the HSR Act and, except for filings required under the blue sky laws of any states and routine filings and subject to Section 7, the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not require the consent, approval or authorization of, or filing with, any person or public authority and will not (i) violate or conflict with any provision of the articles of incorporation or the Bylaws of the Company, or
(ii) result in the acceleration or termination of, or constitute a default under, any indenture, license, approval, agreement, understanding or other instrument, or (iii) violate or conflict with any statute, rule, regulation, judgment, order or other restriction binding upon or applicable to the Company or any of its subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) of this sentence, any such violations, defaults, rights, losses, liens, security interest, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company; (d) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (e) the Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 180.1140 through Section 180.1144 of the WBCL will not apply with respect to or as a result of the transactions contemplated hereby.

    5. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company that (a) the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent; and (b) Parent is acquiring the Option and, if and when it exercises the Option, will be acquiring the Optioned Shares issuable upon the exercise thereof, for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and will not sell or otherwise dispose of the Optioned Shares except pursuant to an effective registration statement under the Securities Act or a valid exemption from registration under the Securities Act.

    6. THE CLOSING. Any closing hereunder shall take place on the Closing Date specified by Parent in its Stock Exercise Notice pursuant to Section 1 at 10:00 A.M., local time, or the first business day thereafter on which all of the conditions in Section 2 are met, at the principal executive office of the Company, or at such other time and place as the parties hereto may agree.

    7. FILINGS RELATED TO OPTIONED SHARES. The Company will make such filings with the SEC as are required by the Exchange Act, and will use its best efforts to effect all necessary filings by the Company under the HSR Act and to have the Optioned Shares approved for quotation on NASDAQ.

    8. REGISTRATION RIGHTS. (a) If the Company effects any registration or registrations of shares of Company Common Stock under the Securities Act for its own account or for any other shareholder of the Company at any time after the exercise of the Option (other than a registration on Form S-4, Form S-8 or any successor forms), it will allow Parent to participate in such registration or registrations with respect to any or all of the Optioned Shares acquired upon the exercise of the Option; PROVIDED, HOWEVER, that any request of Parent pursuant to this Section 8(a) shall be with respect to at least 20% of the Optioned Shares and PROVIDED, FURTHER, that if the managing underwriters in such offering advise the Company that, in their written opinion, the number of Optioned Shares requested by Parent to be included in such registration exceeds the number of shares of Company Common Stock which can be sold in such offering, the Company may exclude from such registration all or a portion, as may be appropriate, of the Optioned Shares requested for inclusion by Parent.

    (b) At any time after the exercise of the Option, upon the request of Parent, the Company will promptly file and use its reasonable best efforts to cause to be declared effective a registration statement under the Securities Act (and applicable Blue Sky statutes) with respect to any or all of the Optioned Shares acquired upon the exercise of the Option; PROVIDED, HOWEVER, that any request of Parent pursuant to this Section 8(b) shall be with respect to at least 20% of the Optioned Shares and PROVIDED, FURTHER, that the Company shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the effectiveness of each such registration statement, for a period not to exceed 90 days in the aggregate, if the commencement of such offering would, in the reasonable good faith judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or otherwise materially interfere with or materially adversely affect any pending or proposed offering of securities of the Company. In connection with any such registration requested by Parent, the costs of such registration (other than fees of Parent's counsel and underwriting fees and commissions) shall be borne by the Company, and the Company and Parent each shall provide the other and any underwriters with customary indemnification and contribution agreements.

    9. OPTIONAL PUT; OPTIONAL REPURCHASE. (a) Prior to the termination of the Option in accordance with Section 19, if a Put Event has occurred, Parent shall have the right, upon three business days' prior written notice to the Company, to require the Company to purchase the Option from Parent (the "PUT RIGHT") at a cash purchase price (the "PUT PRICE") equal to the product determined by multiplying (A) the number of Optioned Shares as to which the Option has not yet been exercised by (B) the Spread (as defined below). As used herein, "PUT EVENT" means the occurrence on or after the date hereof of any of the following:
(i) any Person (other than Parent or its affiliates) acquires or becomes the beneficial owner of 50% or more of the outstanding shares of Company Common Stock or (ii) the Company consummates a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the SEC) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement). As used herein, the term "SPREAD" shall mean the excess, if any, of (i) the greater of (x) the highest price (in cash or fair market value of securities or other property) per share of Company Common Stock paid or to be paid within 12 months preceding the date of exercise of the Put Right for any shares of Company Common Stock beneficially owned by any Person who shall have acquired or become the beneficial owner of 20% or more of the outstanding shares of Company Common Stock after the date hereof or (y) the average of the daily volume-weighted sales prices quoted on NASDAQ of the Company Common Stock during the five trading days immediately preceding the written notice of exercise of the Put Right over (ii) the Exercise Price.

    (b) At any time after the termination of the Option granted hereunder pursuant to Section 19 and for a period of 90 days thereafter, the Company shall have the right, upon three business days' prior written notice, to repurchase from Parent (the "REPURCHASE RIGHT"), all (but not less than all) of the Optioned Shares acquired by the Parent hereby and with respect to which the Parent then has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) at a price per share equal to the greater of (i) the average of the daily volume-weighted sales price quoted on NASDAQ of the Company Common Stock during the five trading days immediately preceding the written notice of exercise of the Repurchase Right and (ii) the Exercise Price, plus interest at a rate per annum equal to the costs of funds to Parent at the time of exercise of the Repurchase Right, subject to paragraph (c) below.

    (c) Parent shall deliver to the Company all "Excess Compensation" realized upon the sale of any Optioned Shares or the exercise of the Put Right. "Excess Compensation" shall mean the amount, if any, by which the sum of (i) the aggregate gross proceeds received upon the sale of any Optioned Shares or the exercise of the Put Right, and (ii) any Termination Fee paid by the Company under Section 5.6 of the Merger Agreement, exceeds the sum of (x) $6,500,000,
(y) the aggregate Exercise Price paid, and (z) any underwriters discount or selling commission incurred by Parent in connection with the acquisition and disposition of the Optioned Shares.

    10. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise provided in Section 8 or as specified in the Merger Agreement.

    11. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which they are entitled at law or in equity.

    12. NOTICE. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

    (a) if to Parent or Sub, to:

        Topaz Merger Corp.
      c/o GE Medical Systems
      P.O. Box 414, W-410
      Milwaukee, WI 53201
      Attn: General Counsel
      Fax: 414-544-3575

        with copies to:

        GE Medical Systems
      3000 North Grandview Blvd.
      Waukesha, WI 53188
      Attn: General Counsel
       and:

       General Electric Company
      3135 Easton Turnpike
      Fairfield, CT 06431-0001
      Attn: Vice President and Senior Counsel--Transactions

       and

       Gibson, Dunn & Crutcher, LLP
      200 Park Avenue
      New York, New York 10166-0193
      Attention: Steve Shoemate
      Facsimile No.: 212-351-4035

       (b) if to the Company, to:

       Lunar Corporation
      726 Heartland Trail
      Madison, WI 53717
      Attn: General Counsel
      Fax: 608-826-7106

       with a copy to:

       Sidley & Austin
      Banc One Plaza
      10 South Deerborn Street
      Chicago, IL 60603 Attn: Steven Sutherland
      Fax: 312-853-7036

    13. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than Parent or the Company, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

    14. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

    15. ASSIGNMENT. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party hereto, except that Parent may, without a written consent, assign its rights and delegate its obligations hereunder in whole or in part to one or more of its direct or indirect wholly owned subsidiaries.

    16. HEADINGS. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

    17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

    18. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York. Each party hereto waives any right to a trial by jury in connection with any action, suit or proceeding and waives any objection based on FORUM NON CONVENIENS or any other objection to venue thereof.

    19. TERMINATION. This Agreement and the Option shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; PROVIDED, HOWEVER, the Option shall not terminate until 12 months after a termination pursuant to clause (ii) immediately above if (A) the Merger Agreement is terminated by Parent pursuant to Section 7.1(b), (c) or (f) thereof, (B) the Merger Agreement is terminated by Parent or the Company pursuant to Section 7.1(e) or (g) thereof or (C) the Merger Agreement is terminated by the Company pursuant to Section 7.1(d)(i) thereof after receipt of a Superior Proposal; PROVIDED, FURTHER, that this Agreement shall not terminate with respect to the Repurchase Right set forth in
Section 9(b) until 90 days after the termination of the Option pursuant to the foregoing proviso. Notwithstanding the foregoing, the provisions of Section 8 shall survive the termination of this Agreement for the period until the date that the Parent is permitted to sell shares of Company Common Stock without any restrictions (including volume and manner of sale) under Rule 144 as promulgated by the SEC under the Securities Act of 1933.

    20. CAPITALIZED TERMS. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

    21. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

    IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                                       GENERAL ELECTRIC COMPANY,
                                                       a New York corporation

                                                       By:  /s/ J. KEITH MORGAN
                                                            -----------------------------------------
                                                            Name: J. Keith Morgan
                                                            TITLE: VICE PRESIDENT AND GENERAL COUNSEL
                                                                GE MEDICAL SYSTEMS

                                                       LUNAR CORPORATION
                                                       a Wisconsin corporation

                                                       By:  /s/ RICHARD B. MAZESS
                                                            -----------------------------------------
                                                            Name: Richard B. Mazess
                                                            TITLE: PRESIDENT

                                                                         ANNEX D

                             SHAREHOLDER AGREEMENT

    SHAREHOLDER AGREEMENT, dated as of June 2, 2000 (this "Agreement"), by the undersigned shareholders (collectively, the "SHAREHOLDERS") of Lunar Corporation, a Wisconsin corporation (the "COMPANY"), for the benefit of GE Medical Systems, a division of General Electric Company, a New York corporation ("PARENT").

                                    RECITALS

    A. Parent, Topaz Merger Corp., a Wisconsin corporation and a direct wholly owned subsidiary of Parent ("SUB"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company ("COMPANY COMMON STOCK"), not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, par value $0.16 per share, of Parent ("PARENT COMMON STOCK");

    B. As of the date hereof, each Shareholder owns that number of shares of Company Common Stock appearing opposite his name on SCHEDULE A (such shares of Company Common Stock together with any other shares of capital stock of the Company acquired by such Shareholder, individually, after the date hereof during the term of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "SUBJECT SHARES"); and

    C. As a condition to its willingness to enter into the Merger Agreement, Parent has required that the Shareholders agree, and in order to induce Parent to enter into the Merger Agreement the Shareholders have agreed, to enter into this Agreement.

    NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows, the obligations of the shareholders hereunder to be several and not joint or joint and several (except as otherwise set forth in Section 3 hereof):

    1. COVENANTS OF SHAREHOLDERS. Until the termination of this Agreement in accordance with Section 8, the Shareholders agree as follows:

        (a) The Shareholders shall attend the Shareholder Meeting, in person or by proxy, and at the Shareholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Shareholders shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

        (b) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Shareholders' vote, consent or other approval is sought, the Shareholders shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Subsidiary or any Takeover Proposal or (ii) any amendment of the Company's Restated Certificate of Incorporation, or By-laws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Shareholders further agrees not to commit or agree to take any action inconsistent with the foregoing.

        (c) The Shareholders agree not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "TRANSFER"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agree not to commit or agree to take any of the foregoing actions; provided, however, that the Shareholder may (A) Transfer up to 2% of the Subject Shares by gift to charitable organizations and up to 2% of the Subject Shares by gift to members of the "immediate family" (as defined in Rule 16a-1(e) of the Exchange Act) of the Shareholder; and (B) pledge as collateral up to 2% of the Subject Shares in connection with the exercise of Company Stock Options held by the Shareholder pursuant to the Company Stock Option Plans; provided, that in each case any transferee or pledgee of such Subject Shares agrees in writing to be bound by the terms of this Agreement to the same degree as the Shareholders as transferors.

        (d) The Shareholders shall not, nor shall the Shareholders authorize any investment banker, attorney or other advisor or representative of the Shareholders to, directly or indirectly (i) solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal, except in their capacity as representatives or agents of the Company, as permitted by the terms and conditions of the Merger Agreement.

        (e) The Shareholders shall use the Shareholders' reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, except in their capacity as representatives or agents of the Company, as permitted by the terms and conditions of the Merger Agreement.

        (f) The Shareholders agree to promptly notify Parent in writing of the nature and amount of any acquisition by such Shareholder of any voting securities of the Company acquired by such Shareholder hereinafter.

        (g) The Shareholders shall not knowingly take or fail to take any action which would cause the Merger to not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        (h) The Shareholder hereby revokes any and all prior proxies or powers of attorney in respect of any of Subject Shares.

    2. REPRESENTATIONS AND WARRANTIES. Each Shareholder represents and warrants with respect to himself to Parent as follows:

        (a) Except for the Shareholder that is indicated as a record as well as a beneficial owner of certain shares as indicated on Schedule A hereto, the record owner of the Subject Shares is a member firm of the New York Stock Exchange which holds such shares in street name for the convenience of such Shareholder. The Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Shareholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

        (b) This Agreement has been duly executed and delivered by the Shareholder. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms. The execution and delivery of this Agreement by the Shareholder does not and will not conflict with any agreement, order or other instrument binding upon the Shareholder, nor require any regulatory filing or approval, other than pursuant to the HSR Act (as defined below).

    3. BREACH; LIQUIDATED DAMAGES. In the event of a breach by one or more Shareholders, and in lieu of any other monetary damages for breach of this Agreement, the Shareholders, jointly and severally, shall (i) pay to the Parent as liquidated damages the Fixed Damages Payment and (ii) upon the occurrence of a Triggering Event, in addition to the occurrence of such breach, the Shareholders shall pay the Parent the Variable Damages Payment. In connection with the calculation of the amount of any Variable Damages Payment, in the event of any change in the number of issued and outstanding shares of Subject Shares by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Subject Shares subject to the calculation of the Variable Damages Payment and the Exercise Price per Subject Share shall be appropriately adjusted. The capitalized terms used in this Section 3 and not otherwise defined have the meaning set forth in Section 4 below.

    4.  DEFINITIONS.

        (a) A "Triggering Event" shall mean one or more of the following events shall have occurred on or after the date hereof: (A) any person, corporation, partnership, limited liability company or other entity or group (such person, corporation, partnership, limited liability company or other entity or group, other than Parent or an affiliate of Parent, being referred to hereinafter, singularly or collectively, as a "Person"), acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) any group is formed which beneficially owns 20% or more of the outstanding shares of Company Common Stock; (C) any Person shall have commenced a tender or exchange offer for 20% or more of the then outstanding shares of Company Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company, and any Shareholder shall have tendered Subject Shares in response to such offer or breached Section 1(b) in relation to any such public proposal; (D) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the Securities and Exchange Commission (the "SEC")) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement); (E) any Person is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (F) there is a public announcement with respect to a plan or intention by the Company, other than Parent or its affiliates, to effect any of the foregoing transactions. For purposes of this subparagraph (iii), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder.

        (b) The "Fixed Damages Payment" is defined as $2,000,000.

        (c) The "Variable Damages Payment" is an amount (not less than zero) equal to the product of the excess of the Market Price over the Exercise Price multiplied by the number of Subject Shares minus the sum of (A) the aggregate amount of the actual taxes (including the tax benefit of the amounts paid to Parent), if any, payable by the Shareholders with respect to the sale, if any, of the Subject Shares in connection with the Triggering Event and (B) $2,000,000.

        (d) The "Market Price" is the highest price at which any Person is offering to purchase a share of Common Stock of the Company (or, for all purposes in this definition, equivalents thereof) or being offered the opportunity to purchase Common Stock of the Company in connection with a Triggering Event.

        (e) The "Exercise Price" shall mean a price per Subject Share equal to $17.00.

    5. PAYMENT OF LIQUIDATED DAMAGES. Payment made by Shareholders to Parent of liquidated damages pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by Parent or a check payable in immediately available funds.

    6. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company that the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent.

    7. THE CLOSING. Any closing hereunder shall take place on the Closing Date specified by Parent in its Stock Exercise Notice pursuant to Section 1 at 10:00 A.M., local time, or the first business day thereafter on which all of the conditions in Section 2 are met, at the principal executive office of the Company, or at such other time and place as the parties hereto may agree.

    8. TERMINATION. The obligations of the Shareholders hereunder shall terminate upon the earlier to occur of (i) 9 months after the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time; PROVIDED, HOWEVER, that if the Merger Agreement is terminated by the Company pursuant to Section 7.1(b), (c) or (d) thereof (other than a termination pursuant to Section 7.1(d)(i) following receipt of a Superior Proposal) or if the Merger Agreement is terminated pursuant to Section 7.1(a) thereof, then such obligations shall terminate upon the termination of the Merger Agreement. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

    9. FURTHER ASSURANCES. The Shareholders will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

    10. SUCCESSORS, ASSIGNS AND TRANSFEREES BOUND. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Shareholder, such as an executor or heir) shall be bound by the terms hereof, and the Shareholders shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

    11. AFFILIATE LETTER. The Shareholders agree to execute and deliver on a timely basis, when and if requested by Parent, a written agreement in substantially the form of Exhibit D to the Merger Agreement.

    12. REMEDIES. The Shareholders acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Shareholders agree that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

    13. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

    14. AMENDMENT. This Agreement may be amended only by means of a written instrument executed and delivered by both the Shareholders and Parent.

    15. JURISDICTION. Each party hereby irrevocably submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on FORUM NON CONVENIENS or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

    16. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    17. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise provided in Section 8 or as specified in the Merger Agreement. Notwithstanding the foregoing, the Company shall pay fees and disbursements, in an amount not to exceed $10,000, of Piper Marbury Rudnick & Wolfe as counsel to the Shareholders for this transaction.

    18. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Furthermore the parties agree that the liquidated damages provided for herein are in the nature of compensation for damages, and not a penalty, and are reasonable in relation to the damages and losses that Parent is likely to incur as a result of the circumstances under which they are payable.

    19. NOTICE. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

    (a) if to Parent, to:

       GE Medical Systems
       P.O. Box 414, W-410
       Milwaukee, WI 53201
       Attn: General Counsel
       Fax: 414-544-3575
    with copies to:

       GE Medical Systems
       3000 North Grandview Boulevard
       Waukesha, WI 53188
       Attn: General Counsel

    and:

       General Electric Company
       3135 Easton Turnpike
       Fairfield, CT 06431-0001
       Attn: Vice President and Senior Counsel--Transactions
       Fax: 203-373-3008

    and:

       Gibson Dunn & Crutcher LLP
       200 Park Avenue
       New York, New York 10166-0193
       Attention: Steven Shoemate
       Facsimile No.: 212-351-4035

    (b) if to the Shareholder to:

       Richard Mazess
       3534 Blackhawk Drive
       Madison, WI 53705

    with a copy to:

       Piper Marbury Rudnick & Wolfe
       203 North LaSalle Street
       Chicago, IL 60601
       Attn: Mitchell L. Hollins
       Fax: 312-236-7516

    20. CAPITALIZED TERMS. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

    21. COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    22.  NO LIMITATION ON ACTIONS OF THE SHAREHOLDERS AS
DIRECTOR. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Shareholders to take or in any way limit any action that the Shareholders may take to discharge the Shareholders' fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

    23. WAIVER OF APPRAISAL RIGHTS. Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.

    24. STOP TRANSFER. The Shareholders shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement.

    IN WITNESS WHEREOF, the Shareholders and Parent have caused this Agreement to be duly executed and delivered on the day first above written.

SHAREHOLDERS

/s/ RICHARD B. MAZESS
---------------------------------------------
Richard B. Mazess

/s/ MARILYN MAZESS
---------------------------------------------
Marilyn Mazess

/s/ RICHARD B. MAZESS
---------------------------------------------
Richard B. Mazess, as custodian
    for XXXXXXXX under the
    Uniform Gifts to Minors Act

/s/ RICHARD B. MAZESS
---------------------------------------------
Richard B. Mazess, as custodian
    for XXXXXXXX under the
    Uniform Gifts to Minors Act

GENERAL ELECTRIC COMPANY,
a New York corporation

By:   /s/ J. KEITH MORGAN
      ----------------------------------------
      Name: J. Keith Morgan
      Title:  Vice President and General Counsel
             GE Medical Systems

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 721 of the New York Business Corporation Law ("NYBCL") provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its stockholders or directors or by agreement, PROVIDED that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

    Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

    Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

    Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

    Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

    Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of
Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

    Section 6 of the Restated Certificate of Incorporation, as amended, of GE provides in part as follows:

        A person who is or was a director of the corporation shall have no personal liability to the corporation or its stockholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

       Article XI of the bylaws, as amended, of GE provides, in part, as follows:

        The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein, PROVIDED, HOWEVER, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that
    (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph.

        GE has purchased liability insurance for its officers and directors as permitted by Section 727 of the NYBCL.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following is a list of Exhibits included as part of this Registration Statement. General Electric agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request. Items marked with an asterisk are filed herewith.

         2.1            Agreement and Plan of Merger dated as of June 2, 2000 among
                        General Electric Company, Topaz Merger Corp. and Lunar
                        Corporation (included as Annex A to the Proxy Statement/
                        Prospectus).
         4.1            The Certificate of Incorporation, as amended, and Bylaws, as amended, of General Electric Company are incorporated by
                        reference to Exhibit (3) of General Electric Company's
                        Current Report on Form 8-K dated April 28, 1997.
         4.2            The instruments defining the rights of holders of long-term debt securities of General Electric Company and its
                        subsidiaries are omitted pursuant to item 601(b)(4)(iii)(A)
                        of Regulation S-K. General Electric Company hereby agrees to furnish copies of these instrument to the SEC upon request.

         5.1*           Opinion of Robert E. Healing, Corporate Counsel for General
                        Electric Company, as to the legality of the securities being registered.
         8.1*           Opinion of Gibson, Dunn & Crutcher LLP as to the United
                        States federal income tax consequences of the Merger.
         8.2*           Opinion of Sidley & Austin as to the United States federal income tax consequences of the Merger.
        23.1*           Consent of Arthur Andersen LLP.
        23.2*           Consent of KPMG LLP.
        23.3*           Consent of KPMG LLP.
        23.4*           Consent of Robert E. Healing (included in Exhibit 5.1 to
                        this Registration Statement).
        23.5*           Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
                        8.1 to this Registration Statement).
        23.6*           Consent of Sidley & Austin (included in Exhibit 8.2 to this
                        Registration Statement).
        23.7+           Consent of Donaldson, Lufkin & Jenrette Securities
                        Corporation.
        24.1*           Powers of Attorney.
        99.1            Stock Option Agreement dated as of June 2, 2000 between GE and Lunar (included as Annex C to the Proxy
                        Statement/Prospectus).
        99.2            Shareholder Agreement dated as of June 2, 2000 among GE,
                        Richard B. Mazess, his spouse and entities controlled by
                        them (included as Annex D to the Proxy
                        Statement/Prospectus).
        99.3*           Form of proxy card to be mailed to shareholders of Lunar.

    (b) Not applicable.

    (c) The opinion of Donaldson, Lufkin & Jenrette Securities Corporation is included as Annex B to the Proxy Statement/Prospectus.

------------------------

*   Filed herewith

+   To be filed by amendment

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the Proxy Statement/Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of Connecticut, on June 23, 2000.

                                                       GENERAL ELECTRIC COMPANY

                                                       By:             /s/ PHILIP D. AMEEN
                                                            -----------------------------------------
                                                                         Philip D. Ameen
                                                                  VICE PRESIDENT AND COMPTROLLER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
                                                       Chairman of the Board, Chief
     -------------------------------------------         Executive Officer and Director  June 23, 2000
                 John F. Welch, Jr.*                     (Principal Executive Officer)

                                                       Senior Vice President Finance,
                                                         Chief Financial Officer and
     -------------------------------------------         Director (Principal Financial   June 23, 2000
                  Keith S. Sherin*                       Officer)

                                                       Vice President and Comptroller
     -------------------------------------------         (Principal Accounting Officer)  June 23, 2000
                  Philip D. Ameen*

                                                       Director
     -------------------------------------------                                         June 23, 2000
                 James I. Cash, Jr.*

                                                       Director
     -------------------------------------------                                         June 23, 2000
                 Silas S. Cathcart*

                                                       Director
     -------------------------------------------                                         June 23, 2000
                Dennis D. Dammerman*

                                                       Director
     -------------------------------------------                                         June 23, 2000
                     Ann Fudge*

                                                       Director
     -------------------------------------------                                         June 23, 2000
                Claudio X. Gonzalez*

                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
                                                       Director
     -------------------------------------------                                         June 23, 2000
                    Andrea Jung*

                                                       Director
     -------------------------------------------                                         June 23, 2000
                 Kenneth G. Langone*

                                                       Director
     -------------------------------------------                                         June 23, 2000
                  Scott G. Mcnealy*

                                                       Director
     -------------------------------------------                                         June 23, 2000
                 Frank H. T. Rhodes*

                                                       Director
     -------------------------------------------                                         June 23, 2000
               Douglas A. Warner, III*

*By:                /s/ PHILIP D. AMEEN, III
             --------------------------------------
                         Philip D. Ameen
                       AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

EXHIBIT
-------
          2.1           Agreement and Plan of Merger dated as of June 2, 2000 among
                        General Electric Company, Topaz Merger Corp. and Lunar
                        Corporation (included as Annex A to the Proxy Statement/
                        Prospectus).
          4.1           The Certificate of Incorporation, as amended, and Bylaws, as amended, of General Electric Company are incorporated by
                        reference to Exhibit (3) of General Electric Company's
                        Current Report on Form 8-K dated April 28, 1997.
          4.2           The instruments defining the rights of holders of long-term debt securities of General Electric Company and its
                        subsidiaries are omitted pursuant to item 601(b)(4)(iii)(A)
                        of Regulation S-K. General Electric Company hereby agrees to furnish copies of these instrument to the SEC upon request.
         *5.1           Opinion of Robert E. Healing, Corporate Counsel for General
                        Electric Company, as to the legality of the securities being registered.
         *8.1           Opinion of Gibson, Dunn & Crutcher LLP as to the United
                        States federal income tax consequences of the Merger.
         *8.2           Opinion of Sidley & Austin as to the United States federal income tax consequences of the Merger.
        *23.1           Consent of Arthur Andersen LLP.
        *23.2           Consent of KPMG LLP.
        *23.3           Consent of KPMG LLP.
        *23.4           Consent of Robert E. Healing (included in Exhibit 5.1 to
                        this Registration Statement).
        *23.5           Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
                        8.1 to this Registration Statement).
        *23.6           Consent of Sidley & Austin (included in Exhibit 8.2 to this
                        Registration Statement).
        +23.7           Consent of Donaldson, Lufkin & Jenrette Securities
                        Corporation.
        *24.1           Powers of Attorney.
         99.1           Stock Option Agreement dated as of June 2, 2000 between GE and Lunar (included as Annex C to the Proxy
                        Statement/Prospectus).
         99.2           Shareholder Agreement dated as of June 2, 2000 among GE,
                        Richard B. Mazess, his spouse and entities controlled by
                        them (included as Annex D to the Proxy
                        Statement/Prospectus).
        *99.3           Form of proxy card to be mailed to shareholders of Lunar.

------------------------

*   Filed herewith

+   To be filed by amendment